                                                                  EXHIBIT 99.I-1

PowerGen plc
Report

                                          ANNUAL REPORT 1999

                               [GRAPHIC OMITTED]

                                                                         [LOGO]
                                                                        POWERGEN
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PowerGen's vision is to create one of the world's leading independent electricity and gas businesses. We seek to grow by generating, distributing and supplying power both in the UK and throughout the world.

As a low cost, innovative and environmentally responsible operator, PowerGen delivers value and quality to its customers, shareholders, employees, partners and communities in which it operates throughout the world.

Our values

Working Together, Working Better

We work together

o     for mutual benefit

o     with integrity, honesty and trust

o     showing respect and consideration for others

We work better by

o     not compromising on safety

o     constantly seeking innovation and improvement

o     taking account of the future in what we do today

o     delivering what we promise

Financial highlights

                                                     Nine months
                                                ended December 1998
                                 96/6       96/7        97/8        1998      99

Turnover                         2,933     2,898       2,932       2,344   3,746
((pound)millions)

Pre-exceptional profit             538       566         579         292     512
before tax ((pound)millions)

Pre-exceptional earnings          54.1      63.0        68.1        38.8    73.4
per ordinary share (pence)(1)

Dividends per ordinary            21.0      25.2        29.0        24.1    34.8
share (pence)

(1) Earnings per ordinary share are based on profits before exceptional items and goodwill amortisation.

o     Profits up 11%, earnings per share up 17% and dividends up 8%(4)

o     UK business successfully re-focused, with significant cost savings

o     Strong organic customer growth

o     Overseas operating profits doubled(4)

                                                    Year ended   Year ended   Year ended   Nine months ended      Year ended
                                                    March 1996   March 1997   March 1998      3 January 1999  2 January 2000
----------------------------------------------------------------------------------------------------------------------------
Group turnover                            (pound)m       2,933        2,898        2,932               2,344           3,746
----------------------------------------------------------------------------------------------------------------------------
Pre-exceptional profit before tax(3)      (pound)m         538          566          579                 292             512
----------------------------------------------------------------------------------------------------------------------------
Profit/(Loss) before tax(1),(3)           (pound)m         659          568          210                (245)            762
----------------------------------------------------------------------------------------------------------------------------
Earnings per ordinary share(2),(3)           pence        54.1         63.0         68,1                38.8            73.4
----------------------------------------------------------------------------------------------------------------------------
Dividends per ordinary share                 pence        21.0         25.2         29.0                24.1            34.8
----------------------------------------------------------------------------------------------------------------------------
Dividend cover per share(2),(3)              times         2.6          2.5          2.3                 1.6             2.1
----------------------------------------------------------------------------------------------------------------------------
Net assets(3)                             (pound)m       2,358        2,022        1,656               1,345           1,984
----------------------------------------------------------------------------------------------------------------------------
Net debt                                  (pound)m         334          655          481               2,408           2,024
----------------------------------------------------------------------------------------------------------------------------
Shares in issue (year-end)                millions       728.3        637.4        644.5               649.1           649.7
----------------------------------------------------------------------------------------------------------------------------
Staff numbers (year-end)                                 3,413        3,551        3,453               8,118           7,678
----------------------------------------------------------------------------------------------------------------------------

Notes

1 In the year to 2 January 2000, profit before tax includes exceptional credits (net) of (pound)250 million. In the nine months to 3 January 1999, profit before tax includes exceptional costs of (pound)537 million. In the years to March 1998, March 1997 and March 1996, profit before tax includes exceptional costs of (pound)369 million, exceptional credits of (pound)2 million and exceptional credits of (pound)121 million respectively.

2 Earnings per share (eps) and dividend cover figures quoted above are based on profits before exceptional items and goodwill amortisation. After charging or crediting exceptional items and goodwill amortisation, the figures are: year to 2 January 2000 eps 109.Op, nine months to 3 January 1999, eps (24.1)p, year ended March 1998, eps (19.5)p, year ended March 1997, eps 63.3p and year ended March 1996, eps 68.8p.

3 Profit before tax, earnings per share and net assets for the three years ended March 1998 were restated following the adoption of Financial Reporting Standard 12 from 30 March 1998.

4     On an annualised basis.

2 POWERGEN PLC ANNUAL REPORT 1999


The Group

--------------------------------------------------------------------------------
                                  UK Operations
--------------------------------------------------------------------------------

o     Production

      We produce enough electricity to supply the homes of over eight million people from our coal, gas, oil and renewable power stations

o     Energy Trading

      We are active traders of electricity and gas, both in the UK and in European markets

o     Retail

      We sell electricity and gas to domestic, industrial and commercial customers and are developing other related products. We currently supply
      2.6 million customer accounts

o     PowerGen CHP

      We are a market leader in providing energy-intensive customers with highly efficient combined heat and power plant to meet their electricity and steam needs

o     Distribution

      Through over 67,000km of overhead lines and underground cables, we distribute electricity to 2.3 million homes and businesses across the East Midlands.

--------------------------------------------------------------------------------
                             PowerGen International
--------------------------------------------------------------------------------

We are a growing international power business, with substantial interests in nine projects in operation or under construction across Europe, India and Asia Pacific.

o     Europe

      In Germany, we have stakes in power generation and mining assets. In Portugal, we operate the country's first gas-fired power station. We are the largest British investor in Hungary, where we are building a new gas-fired plant and operate a co-generation plant

o     India

      We are one of the largest foreign investors in the Indian private power market through the gas and naphtha-fired plant that we operate in the state of Gujarat

o     Asia Pacific

      PowerGen has major stakes in new plants under construction in Indonesia and South Korea. We also operate a power station and mining operation near Melbourne, Australia.
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                                               POWERGEN PLC ANNUAL REPORT 1999 3


Chairman's statement

PowerGen has delivered strong operational and financial performance in 1999. As the energy market evolves, PowerGen has proved its ability to be quick to adapt to new challenges and new working environments. During the year the UK business, in particular, outperformed expectations. The re-organisation of the divisions refocused the business to make the whole greater than the sum of parts. We have a strong and growing retail division, a flexible plant portfolio and the trading and risk management skills to optimise value and limit risk in a declining price environment. These, together with a solid performance in distribution, provide earnings diversity in the UK market.

      Group turnover for 1999 was (pound)3,746 million, up (pound)511 million on last year, largely due to the inclusion of only five months' sales from the East Midlands Electricity (EME) business in the prior year. Profit before tax, exceptional items and goodwill amortisation increased 11 per cent to (pound)580 million compared with the same period in 1998. Earnings per share, on a similar basis, improved 17 per cent to 73.4p. After (pound)68 million of goodwill amortisation, profit before tax and exceptional items was (pound)512 million.

      Three exceptional items result in a net credit of (pound)250 million. These are a profit on the 4,000 megawatt (MW) plant sale of (pound)543 million set off by (pound)197 million for gas contract re-negotiations and (pound)96 million for restructuring costs.

      There was a net tax charge of (pound)50 million, after a tax credit of (pound)49 million arising on the exceptional items. Excluding this amount, the effective tax rate on pre-exceptional profits before goodwill amortisation was
17.1 per cent.

      The Board has announced a second interim dividend for the year of 24.0p, making the total dividend 34.8p per share which represents a year-on-year increase of 8.1 per cent. This dividend will be paid on or before 10 May 2000 to shareholders on the record on 17 March 2000.

      competition is continuing to increase in the UK production business with wholesale prices starting to move lower as anticipated. During the year the sale of our 2,000MW power stations at Fiddler's Ferry and Ferrybridge C was completed. Excluding this plant, good availability from our portfolio ensured our overall market share was flat with last year at 14.3 per cent.

      PowerGen CHP has continued to grow, with the successful integration of Yorkshire CoGen which was acquired at the end of 1998. Development agreements for 25OMWe plant at ICI and 50MWe plant at Cargill have been signed, as was a 15 year contract with Michelin for a 56MWe project in January 2000. By 2003, our CHP assets will be generating the equivalent of 2.3 per cent of the England and Wales generation market.

      In February PowerGen, along with four other generators, declined to accept the proposed Licence Condition from the Office of Gas and Electricity Markets (Ofgem) to counter market abuse. A reference to the Competition Commission is anticipated. PowerGen believes that such a reference will clarify the need for and the operation of such a Condition. Although this reference could take six months or more, it will not impact on our strategy going forward.

      In our distribution business, the distribution price review was published in December and was in line with our expectations. It will reduce our operating profit by some (pound)50 million per annum prior to cost savings. This business has undergone extensive rationalisation and restructuring, resulting in immediate cost savings of around (pound)30 million per annum (including (pound)10 million EME Group overhead costs). These savings rise to (pound)75 million per annum over the following two years. Our plans will see this business exceed existing efficiency frontiers early next year enabling us to generate returns at least 4 per cent above those currently allowed by Ofgem.

      In retail, domestic sales have exceeded our targets for new customers for 1999. With 2.6 million customer accounts we are well on track to achieve our target of five million by the end of 2002. Our recent internet-based retail telecommunications joint venture with Affinity Internet Holdings plc will allow us to market telecommunications and energy packages to both our own and our partner's customers. In the industrial and commercial sector of the market we remain a market leader and plan to increase our market share in sales of both electricity and gas.

      Our international business has also made progress despite some problems in Australia and Indonesia. During the year we achieved commercial operation of Tapada in Portugal, and purchased a 49.9 per cent stake in LG Energy in Korea. In India we have increased our stake in the recently renamed GPEC (Gujarat PowerGen Energy Corporation) project by 46.3 per cent to 74.1 per cent. By 2001 the business will have investments in over 6,000MW of operating international projects.

      On 28 February 2000 we announced our acquisition of LG&E Energy Corp. (LG&E) for $3.2 billion. Our strategic rationale for acquiring LG&E is based on what we have always said about potential expansion into the US: that we want to buy the right company, in the right market, with the right management, and with the right deal. LG&E gives us the integrated characteristics of our UK business with a sound management team in the expanding and strategically important mid western market in the US. We anticipate completing the deal in about a year's time once regulatory consents have been received.

      This transaction is expected to increase shareholder value, as returns are forecast to be above PowerGens cost of capital. Earnings are forecast to be significantly enhanced in the first year on a pre-amortisation basis and to be at least neutral on a post-amortisation basis. The real importance of this transaction is that it provides an excellent platform for future growth both organically and through follow-on mergers or acquisitions.

      PowerGen's strategy recognises the need to replace declining earnings in the core UK generation business as competition increases. We are now seeing the benefits of a vertically integrated UK business with the best known national electricity brand name and are confident that PowerGen will remain a key player in the UK market. With our acquisition of LG&E we will secure better quality earnings from the Group to underpin future shareholder value, and to help us to achieve our vision of becoming one of the world's leading independent electricity and gas companies.

      PowerGen has come a long way from our origins as a power generating company. The tremendous change we have brought about is in large part down to the energy, commitment and ideas of our people around the world. I would like to take this opportunity to thank them for another year of excellent work.

/s/ E A Wallis
E A Wallis
Chairman
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4 POWERGEN PLC ANNUAL REPORT 1999


Operating review

PowerGens aim is to create one of the world's leading independent electricity and gas businesses.

      In the UK, it is an integrated electricity and gas business built on:

o     electricity production, including combined heat and power and renewables

o     energy trading

o     electricity distribution and gas transportation

o retailing electricity and gas to domestic, industrial and commercial customers.

      Internationally, it is a growing developer and operator of power plants in Europe, India and Asia Pacific. After the year-end, it also announced an agreement under which it proposes to enter the US energy market through the acquisition of LG&E Energy Corp., a vertically-integrated energy group based in Louisville, Kentucky.

UK Operations

Production The total electricity demand in the England and Wales market increased slightly to 295TWh (292.6TWh 1998) over the year. PowerGen's generation output fell by 7.1TWh to 47.0TWh, with market share falling from 18.5 per cent to 15.9 per cent. This reduction resulted from the divestment of two 2,000MW coal-fired power stations -- Fiddler's Ferry and Ferrybridge C -- to Edison Mission Energy in July. If these two plants are excluded, PowerGens market share remained unchanged at 14.3 per cent in both 1998 and 1999.

      PowerGen's gas and coal-fired plant performed well and with good availability, remaining within the band that the Group has identified as representing world's best practice. This helped the Group to compete in the market in terms of both volume and value and achieve its targets for the year. Its high plant availability also meant that it benefited from the high levels of capacity payments that were available in the summer as a result of competitors' low availability and plant overhaul programmes.

      PowerGens total plant capacity fell by 3,100MW during the year to 10,160MW. This was a result of the divestment of Fiddler's Ferry and Ferrybridge C and the commissioning of Cottam Development Centre, PowerGen's joint venture with Siemens to develop, test and commercially operate the next generation of gas-fired power plant technology. Commissioning of the 390MW combined cycle unit was completed in September, and it is now generating in accordance with its full commercial operating plan.

      After the period end, PowerGen and four other generators opted to go to the Competition Commission rather than agree to the Regulator's wording for the proposed 'market abuse' licence condition. This decision was a response to the lack of clarity in the wording and the lack of a formal and binding appeal mechanism. The reference to the Competition Commission could take between six months and a year, but will not affect PowerGen's forward strategy.

      Looking ahead, PowerGen will continue to compete vigorously as competition in the England and Wales coal-fired market increases following the sale of plant by PowerGen and National Power to Edison Mission Energy and AES respectively. The forthcoming sale by National Power of Eggborough to British Energy will increase the number of competitors in this market to six, and potentially seven if its sale of Blyth to NRG Energy goes ahead.

Combined Heat and Power (CHP) PowerGen's CHP activities contributed another solid performance, with Yorkshire CoGen, which was acquired in December 1998, now fully integrated into the existing business.

      The operational CHP schemes continued to perform well, and the construction and commissioning of a 56MWe plant for Hays was successfully completed.

      Construction of its largest CHP project, a 130DMWe scheme for Brunner Mond, is making good progress, with the plant on track for commercial operation in summer 2000. Construction of a 56MWe project for Hickson and Welch at Castleford also began during the year, and is scheduled for completion in summer 2001.

      Two other substantial projects were secured during the period: an exclusive development agreement with ICI for a 25OMWe plant at Runcom, Cheshire, and a 5DMWe plant for Cargill PLC at the port of Liverpool, Both plants are expected to come on stream in 2002.

      After the year-end, PowerGen also signed a contract with Michelin for a 56MWe plant at its Stoke-on-Trent site. The plant will be operational by the end of 2001.

      These developments increase PowerGen's committed investment in CHP to (pound)600 million in 896MWe and 1,300MWth of plant, confirming PowerGen's position as one of the market leaders in CHP in the UK. By 2003, its assets will be generating the equivalent of 2.3 per cent of the England and Wales generation market.

Renewables PowerGen Renewables Ltd, a joint venture with Abbot Group, has 11 operational wind farms with a total capacity of 55MW. Two further wind farms with a total capacity of 20MW are under construction and the business is continuing to look to expand its activities in the UK and Ireland both on and offshore. After the year-end, it announced its participation in the UK's first offshore wind farm at Blyth, off the Northumberland coast.

Distribution In 1999, PowerGen, under the brand name East Midlands Electricity
(EME), distributed 26.7TWh of electricity over 67,00O km of overhead lines and underground cables.

      In 1998/99 -- the period monitored by Ofgem -- it delivered a strong operational performance. Network reliability increased to 99.9 per cent and the number of interruptions experienced by customers reduced by 17 per cent. A customer satisfaction survey carried out in May 1999 found that domestic satisfaction levels remained high and unchanged at 93 per cent. Satisfaction among business customers fell slightly to 82 per cent, although those who were extremely satisfied rose from 15 per cent to 28 per cent.

      PowerGen made good progress during the year in its drive to achieve world's best practice in distribution. To assist the necessary change in business practices, the distribution activities operated as two distinct business streams for the majority of the period, Networks and Distribution Services comprised the regulated core asset management activity responsible for the operation of the network. Distribution Services consisted of the service activities of construction, metering and contracting.

      This exercise helped to identify metering and contracting as non-core activities that could be run more cost-effectively and flexibly by service providers outside the Group. After the year-end, PowerGen announced the sale of EME Contracting to ABB, including a three-year agreement under which it will provide service support to EME. The sale of the metering activities has a target completion date of fourth quarter 2000, following the outcome of the regulatory consultation on metering separation due to take place in the first half of 2000.

      The remaining businesses of Networks and Construction

                                               POWERGEN PLC ANNUAL REPORT 1999 5


integrated into a single business group at the end of 1999. This is adopting a centralised structure through which it will reduce costs and improve its ability to meet customer needs. A new central facility near East Midlands Airport is nearing completion and will be supported by four field operating centres.

      A proportion of the employees who are leaving the core distribution operation as part of the rationalisation process, 260 are moving to external service providers who will provide support for the network.

      In December, PowerGen accepted Ofgem's final proposals for price controls on its distribution activities from 2000 to 2005. Under the proposals, PowerGen is required to deliver a real reduction in distribution charges in 2000 of 23 per cent followed by four years with charges capped at RPI-3. While these targets are challenging, the planned restructuring of the business will enable PowerGen to meet them within its current business plan.

Retail -- industrial and commercial The industrial and commercial operation continued to build upon its market leading position in electricity sales and established PowerGen as one of the leading suppliers in the gas market. On an annualised basis, at the end of 1999, it supplied 19TWh of electricity to 28,000 sites and 19TWh of gas to 23,000 sites.

      PowerGen also entered the Northern Ireland industrial and commercial market during the year, It secured 13 per cent of the auctioned capacity available for supply and now serves a number of customers in the non-franchise market. There are plans to increase customer numbers and volumes as the market de-regulates further.

      Product innovation has been a key criterion for success in 1999. The former energy services activities of EME and Kinetica were brought together to create PowerGen Energy Solutions. This new service links energy supply with tailored energy services products to provide a complete 'solution' to each customer's energy needs.

      There is also a growing potential to sell a variety of additional products to the industrial and commercial customer base. Despite the relatively recent introduction of multi-fuel deals, PowerGen already sells electricity and gas to 13 per cent of its industrial and commercial customer portfolio and plans to increase this to 25 per cent by 2003. A cross-functional product development group is now actively exploring opportunities for the sale of further products, and is seeking to exploit the recent technological advances in electronic communication, particularly the internet.

      Government legislation and customer sensitivity towards environmental issues are likely to reinforce the demand for green' products. PowerGen is well positioned to respond both by providing energy efficiency advice through PowerGen Energy Solutions and through its purchase of a significant proportion of the available electricity generated from renewable sources for re-sale under a green tariff.

      PowerGen continued to place a high emphasis on enhancing its customer service standards, which consistently gain a top quartile ranking within the industry.

      PowerGen has challenging five-year expansion targets in the industrial and commercial retail market and aims to increase electricity volumes by 20 per cent and to double the volume of gas sales.

Retail-mass markets The retail business of EME was rebranded under the PowerGen name in July. The competitive advantage of a strong national brand, together with a commitment to excellence in marketing, sales, service and innovative product development, enabled PowerGen to achieve its year-end target of 2.6 million customer accounts.

      Growth in the domestic customer base was particularly rapid in the last quarter of the year. PowerGen gained 100,000 new gas customers -- approximately 30 per cent of all those switching over the period. It also achieved a net growth of 40,000 electricity accounts.

      The business focused on offering highly competitive prices. Ofgem's final proposals on supply price controls in December required real term reductions in the standard domestic and Economy 7 tariffs in the East Midlands area of 6.9 per cent and 2.8 per cent respectively. PowerGen responded immediately with an announcement of price reductions that were both greater than required by Ofgem and implemented earlier than required. Gas prices were also significantly reduced.

      A range of new products was launched during the year, in particular targeted at maximising the potential of the internet. PowerGen became the first UK energy supplier to allow domestic customers to sign up for electricity and gas via the internet in July. PowerGen became an Internet Service Provider in October 1999.

      A range of affinity relationships and marketing initiatives were launched during the period. These include a partnership with Age Concern on an energy package tailored to the needs of the over 60s, and a marketing campaign demonstrating the competitiveness of PowerGen's dual fuel deals.

      The industry has received an increase in electricity customer complaints, due particularly to increased sales activity and ensuing registration issues. PowerGen's performance is believed to be better than that of comparable suppliers achieving similar levels of new customers and the business is placing considerable efforts on constantly improving the service it offers.

      Looking ahead, PowerGen has set itself the target of exploiting the strong PowerGen brand to achieve five million customers by the end of 2002 through organic growth. Customer numbers are continuing to grow in line with this target, with the losses of electricity customers within the East Midlands area exceeded by the substantial growth of the domestic gas business and electricity gains outside the area. Significantly, former customers who left for another supplier are now beginning to return.

Energy Trading PowerGen brought together its skills in trading electricity and gas into a new business activity, Energy Trading, during 1999. The role of the new team is to manage PowerGen's routes to market in the UK to achieve a robust contract portfolio 'hedge' against its generation output, and to prepare the Group for a more dynamic business environment in the run-up to the New Electricity Trading Arrangements (NETA). The Energy Trading group is active in seven different energy markets for electricity, gas and oil in the UK and Europe, gaining valuable experience and developing best practice systems and procedures to enable it to stay ahead of developments in the market.

      Within Energy Trading, a team has been working to build the trading and operating systems that NETA requires. This will both ensure that PowerGen's operations continue to run successfully in this new environment and give it a competitive edge through industry-leading standards of decision support, reporting systems and information. The project is on schedule, enabling PowerGen's energy traders to be fully prepared for the opening of the new market.

6 POWERGEN PLC ANNUAL REPORT 1999


Operating review continued

Gas PowerGen continued to manage its gas portfolio to maintain flexible and cost-effective supplies.

      It successfully completed another phase of renegotiations on its Liverpool Bay contract, paying (pound)197 million in return for contract modifications that deliver price reductions and increased flexibility in the gas offtake.

PowerGen International

PowerGen International aims to establish integrated businesses in a small number of target countries in the three zones of Europe, India and Asia Pacific. Its focus is on growth through acquisitions.

      The business currently has stakes in 8,400MW of contracted generation projects in eight countries. Of this, 4,200MW is operational, 2,100MW is under construction or commissioning, and the remainder is under development. PowerGen's equity share in operational and construction projects is equivalent to 3,100MW.

      The business was established as a wholly-owned subsidiary, PowerGen International Ltd, in 1999, in order to provide the business focus and flexibility to implement its growth strategy.

Europe Full commercial operation was achieved for all three units at the 990MW gas-fired plant at Tapada do Outeiro in Portugal in August 1999. PowerGen has a
49.9 per cent stake in the project, as well as the operations and maintenance contract. The plant now supplies up to 20 per cent of Portugal's electricity needs.

      In Germany, the 900MW coal-fired Schkopau plant performed well during the year. At the MIBRAG power generation and mining complex, the new Schleenhain mine was successfully opened. PowerGen has a 22 per cent stake in Schkopau, and a 33 per cent stake in MIBRAG.

      Construction of PowerGen's 389MW gas-fired Csepel II plant in Hungary continued on schedule, with commercial operation expected by the end of 2000.

India PowerGen increased its stake in the renamed GPEC (Gujarat PowerGen Energy Corporation) project from 28 per cent to 74 per cent. The plant, a 655MW gas and naphtha-fired plant at Paguthan, has now completed its first full year of commercial operation.

Asia Pacific In February, PowerGen acquired a 49.9 per cent stake in the 528MW LG Energy gas-fired plant in South Korea. Construction of the plant is going well, with the plant on target to commission in open cycle mode in the third quarter of 2000, followed by combined cycle operation by mid-2001.

      In Indonesia, PowerGen has a 35 per cent stake in the 1,220MW coal-fired Paiton II project. The first unit is due to complete commissioning in the first quarter of 2000, followed by the second in the middle of the year PowerGen is confident that economic recovery and rising electricity demand in Indonesia will prove the commercial rationale for the Paiton plant in the medium-term. Meanwhile preparations are in hand to begin commercial discussions with the state electricity company PLN to address their short-term difficulties in meeting their contractual obligations as a result of the financial crisis in Indonesia.

      The 1,450MW power station and mining operation at Yallourn, Australia, delivered a good technical performance, with high levels of availability, safety and environmental performance. However, continuing low pool prices, together with some restructuring costs, resulted in a loss to PowerGen in 1999. Negotiations for changes to working agreements aimed at enabling Yallourn to operate more competitively in the market resulted in industrial action which began in January 2000. PowerGen is working with all parties to achieve a satisfactory resolution of the dispute and enable it to enhance Yallourn's future.

Development activity PowerGen has continued to secure its positions in development projects such as those at Bina in India and Map Ta Phut in Thailand which has been delayed until 2003. Further projects are being pursued in core countries where there is potential to add shareholder value.

Property

PowerGen Property continued to focus on the estate management of the Group's property portfolio and the disposal of surplus assets. Following the sale of the majority of PowerGen's remaining surplus UK sites, it shifted emphasis to the property aspects of the re-organisation of the electricity distribution activity. Sites were acquired for the new headquarters office and four field operating centres in the East Midlands region.

Research and development

PowerGen's research and development activities, conducted at its Power Technology Centre (PTC), focus on improving the performance of its generation and non-generation assets to give technical advantage in a competitive market place.

      During the period, PowerGen invested (pound)5 million in research and development activities. In the UK, this included research into improving the combustion processes in coal-fired plant to increase efficiency and reduce emissions, and the development of monitoring techniques for providing early warning of faults on gas turbines. A system for advising our industrial and commercial customers of the quality of their power supplies was also established.

      PowerGen's international activities benefited from the development of models of overseas transmission grids and an improved understanding of the impact of burning a broad range of coals from India, China and South East Asia.

      Power Technology also makes its expertise available to external clients. During the year, it carried out consultancy work in the UK, USA, Malaysia, South Africa, India and the rest of Europe.

Environmental regulation and performance

      The environment remains a major business issue for PowerGen.

The Group continues to work proactively with regulators, governments and international organisations and to maintain an effective environmental research programme.

      In the light of the acquisition of EME, the environmental policy statements of both PowerGen and EME have been reviewed and a new combined statement implemented. This, together with the Group's environmental objectives and targets, is published separately in the 1999 Environmental Performance Report. The majority of the Group's targets have been achieved or are in progress, and a small number are no longer appropriate following the integration of EME.

      PowerGen was awarded corporate certification under the international standard for environmental management, ISO 14001, for its electricity production, gas operations, and associated services in January 1999. All power stations and connected facilities in the UK and the majority of the Group's international

                                               POWERGEN PLC ANNUAL REPORT 1999 7


sites are now individually certified. The distribution business is on a programme aimed at securing full certification by 2001.

      The Group's emissions of sulphur dioxide and oxides of nitrogen from its UK power stations in 1999 remained well below the targets set by the Environment Agency. Emissions of carbon dioxide also remained well below internal targets. PowerGen was not subject to any environmental prosecutions from the Environment Agency during the period, and so retaining its record of zero prosecutions for an environmental offence.

      The Environment Agency issued new authorisations for PowerGen's power plant after the end of the period. While challenging and more prescriptive than previous authorisations, these are in line with the levels discussed during the consultation process and give PowerGen some certainty for the next few years.

      The new authorisations take into account both the UK's commitments under the UNECE Convention on Long Range Transboundary Air Pollution and local air quality objectives set by the UK's revised National Air Quality Strategy.

      Means for achieving UK greenhouse gas targets are under discussion, particularly in relation to the international trading of emissions. PowerGen has assisted UNCTAD and the UK Government's own task force in this area. Extending this work PowerGen gave strong support to a joint ACBE/CBI Emissions Trading Group on developing a pilot emissions trading scheme for the UK during 1999. The Group's report was welcomed by the Government and PowerGen will continue to work constructively in this area.

      Companies are increasingly being benchmarked for environmental management and performance. PowerGen has improved its position in the Business in the Environment (BiE) Environmental Index from 86 per cent to 94 per cent.

Health and safety

To ensure the health and well-being of all those at work at PowerGen sites, PowerGen is committed to continually improving its health and safety management systems, reducing both the number of accidents and the extent of occupational health risks. World-class standards are consistently set and achieved across the Group, with employees and contractors all made aware of their personal role in delivering these targets. Particular care is taken in new areas of activity as the business develops, and new safety and occupational health standards were established in retail and distribution during 1999.

      PowerGen continues to be concerned for the welfare of all employees. Should individuals need support during difficult circumstances, help is available through line managers or professional occupational health advisers. In addition, a new employee assistance programme was launched during 1999, providing employees with a consistent source of support independent of the work environment.

Employees

During the period employee numbers decreased from 8,118 to 7,678. This reflects the divestment of Fiddler's Ferry and Ferrybridge C power stations, the restructuring of the EME distribution business, the growth of the CHP business, and an increase in the retail business to resource the planned growth of the customer base. A comprehensive programme including extensive training for managers was introduced to support employees through the integration of EME.

      An employee opinion survey had a response rate of 67 per cent, which is good for an organisation in the middle of significant change. The results were encouraging, but have highlighted a number of priorities for action.

      The Group continues to build up the levels of competence and knowledge in the organisation. A new purpose-built training centre was opened in December 1999, offering first-class facilities for the provision of technical and managerial training. Regular career development centres both provide a detailed analysis of individuals' strengths and areas for development and feed into the Group's planning process for succession to key senior positions.

      The Group's graduate development programme attracts highly talented young people from diverse backgrounds, who are recruited into disciplines including commercial fields, engineering, research and development, and information technology. A review of the programme was undertaken in 1999 to ensure that the Group continues to attract the best individuals and make the most of new potential through a fully comprehensive development framework.

Community

PowerGen's programme of community involvement is focused on support for education, projects to meet the needs of its local communities, and environmental action projects.

      During 1999, the Group focused particularly on measures to help tackle the problem of fuel poverty. Working with the charity National Energy Action, it supported the Warm Homes project under which in-depth energy efficiency advice was made available to individual householders in fuel poverty in Leicester.

      An electric blanket testing campaign was run jointly with Age Concern in areas surrounding PowerGen sites, under which 4,000 blankets were given a safety check.

      By the end of 1999, 250 public lighting schemes had been funded through Lighting 2000, the Group's millennium project. The (pound)500,000 three-year project has helped to improve safety and security across the East Midlands by providing lighting in public areas such as walkways and alleyways.

      PowerGen launched the third year of its Weather Reports project to support numeracy, science and technology and other key aspects of the national curriculum. Over 150 schools around the Group's UK sites are now involved in the project.

      1999 saw the launch of the PowerGen Environment Fund, run on the Group's behalf by the Royal Society for Nature Conservation (RSNC). This supports local environmental projects that also benefit individual communities.

      In addition, PowerGen's operating sites in the UK and overseas were involved in many locally-driven initiatives providing support for their local communities.

8 POWERGEN PLC ANNUAL REPORT 1999


Financial review

Group financial results

This is the first set of annual accounts following the Group's change of year-end to December last year. The previous accounts were for a nine month period. In order to aid comparison of the current year's performance with that of the previous period, the figures and commentary set out below include a comparison of the 12 months to 2 January 2000 with the 12 months to 3 January 1999. The figures for that period are extracted from the Group's unaudited management accounts.

      In summary, profit before tax, exceptional items and goodwill amortisation was (pound)580 million, which compares to (pound)523 million for the same calendar year in 1998. Earnings per share on the same basis was 73.4p, compared with 62.5p for the 12 months to 3 January 1999. After charging goodwill amortisation of (pound)68 million, profit before tax and exceptional items was (pound)512 million, compared with(pound)495 million for the previous year.

Turnover

Turnover from operations has increased when compared with the same 12 months to 3 January 1999, however this is largely due to the impact of two acquisitions. Within UK Operations, prior year figures include only five months sales from PowerGen Energy (formerly East Midlands Electricity), which was acquired in July 1998, whereas this year's figures include a full year's trading from that company. This is evident in the increase in the sales of distribution and retail set out in the table below. Within International Operations, the acquisition of GPEC in July 1999 has led to the inclusion of (pound)74 million of turnover since that date.

      Elsewhere within UK Operations, electricity wholesales (which represent sales through the Pool) were lower as PowerGen's market share fell from 18.5 per cent to 15.9 per cent in the year to 2 January 2000, compared with the year to 3 January 1999 and its output fell from 55.1TWh to 47.0TWh over the same period. PowerGen's fall in both output and market share primarily reflects the impact of the sale of Fiddler's Ferry and Ferrybridge C power stations to Edison Mission Energy in July 1999. Excluding these two stations, PowerGen's market share in both the year ended 2 January 2000 and the year ended 3 January 1999 would have been similar, at 14.3 per cent.

      Overall market demand in England and Wales was up slightly from 292.6TWh to 295.OTWh on an annual basis. Average prices were generally similar to the previous year, as demand weighted pool purchase price fell slightly from (pound)26.66/MWh to (pound)26.49/MWh.

      Turnover is analysed at Figure 1 below:

Figure 1

                                                   Turnover
                               ------------------------------------------------
                                    Year         Year  Nine Months         Year
                                   ended        ended        ended        ended
                               2 January    3 January    3 January     29 March
                                    2000         1999         1999         1998
                                (pound)m     (pound)m     (pound)m     (pound)m
----------------------------   ---------    ---------    ---------     --------
UK Operations
Electricity and gas --
wholesale and trading              1,685        1,756        1,155        1,979
Electricity -- distribution          376          157          157           --
Electricity and gas -- retail      1,751        1,248        1,001          797
Cogeneration and renewables           95           73           54           68
Other energy and hydrocarbon
sales                                 --          110           89           76
Internal charges from
distribution to retail              (245)        (119)        (119)          --
----------------------------   ---------    ---------    ---------     --------
                                   3,682        3,225        2,337        2,920
International Operations              84           10            7           12
--------------------------------------------------------------------------------
                                   3,746        3,235        2,344        2,932
-------------------------------------------------------------------------------

Other energy and hydrocarbon sales represent turnover from the Group's upstream oil and gas business that was sold in November 1998.

Operating Costs

Details of Group operating costs are set out in note 2 to the accounts. In order to aid analysis, figures for the year ended 3 January 1999 are highlighted at Figure 2 below:

Figure 2

                                          Pre-exceptional operating costs
                               ------------------------------------------------
                                    Year         Year  Nine Months         Year
                                   ended        ended        ended        ended
                               2 January    3 January    3 January     29 March
                                    2000         1999         1999*        1998
                                (pound)m     (pound)m     (pound)m     (pound)m
----------------------------   ---------    ---------    ---------     --------
Fuel costs                           643          782          567          888
Pool purchases and other
costs of sales                     1,722        1,243          940          965
Staff costs                          235          173          139          128
Depreciation                         263          206          157          214
Goodwill amortisation                 68           28           28           --
Other operating charges --
excluding operating
exceptionals                         366          347          231          276
----------------------------   ---------    ---------    ---------     --------
                                   3,297        2,779        2,062        2,471
----------------------------   ---------    ---------    ---------     --------

* Includes five months costs from PowerGen Energy, acquired in July 1998. Figures for the year ended 2 January 2000 include 12 months costs.

Following the disposal of the two coal-fired stations at Fiddler's Ferry and Ferrybridge C, output is now split evenly between coal-fired and gas-fired generation. Overall, fuel costs have fallen during the year, however this reflects both a reduction in output and a fall in the price of gas. As a result of the re-negotiation of the Group's gas purchase contract with the Liverpool Bay Owners both in 1998 and 1999, gas costs were reduced by around (pound)60 million compared with the previous year. As a result, average fuel costs per unit of generation in the core business fell to 1.21p/kWh compared with 1.34p/kWh in the year to 3 January 1999.

      Pool purchases and other costs of sales continue to include the cost of electricity purchased to meet customer sales obligations ('pool purchases'), charges from the National Grid

                                               POWERGEN PLC ANNUAL REPORT 1999 9


Group and Regional Electricity Companies for the use of their transmission and distribution systems, and costs of the gas trading and retail businesses. These costs increased due to the inclusion of a full year's costs from PowerGen Energy.

      Staff costs rose to (pound)235 million for the year to 2 January 2000, compared to (pound)173 million for the year to 3 January 1999, reflecting the inclusion for a full year of around 4,500 staff acquired with the PowerGen Energy business in July 1998. Staff numbers at 2 January 2000 totalled 7,678 of whom 6,829 were in UK Operations and 849 in International Operations.

      The Group's depreciation charge for the year has increased compared with the previous 12 months. This reflects additional depreciation charged on the write-down of two generating units, one at Kingsnorth and one at Grain, totalling (pound)45 million, following an impairment review of the asset value of the UK Operations generation portfolio.

      Goodwill arising on the acquisition of PowerGen Energy is being amortised over its useful economic life of 20 years. The charge against profits for the year was (pound)67 million, compared to (pound)28 million in 1998, which represented a charge for the five months following the acquisition in July. Goodwill figures this year also include (pound)1 million in respect of GPEC, which became a subsidiary company during July 1999, giving a total charge for the year of (pound)68 million.

      Other operating charges include the costs of running both the UK and international businesses, together with the supporting corporate infrastructure. Major UK business costs include maintenance and overhaul costs at power stations, business rates and insurance. There has been a small increase in these costs year-on-year overall, as the full impact of the inclusion of costs from the PowerGen Energy acquisition has been offset by cost savings elsewhere in UK Operations and the disposal of Fiddler's Ferry and Ferrybridge C power stations. Within the international business, development costs are significant, including support of a regional office network.

Operating income

Other operating income totals (pound)191 million this year compared with (pound)137 million in the year to 3 January 1999. The 1999 figure includes (pound)60 million of deferred income relating to services under warranty arrangements entered into with Edison Mission Energy as part of the disposal of Fiddler's Ferry and Ferrybridge C power stations in July 1999. These warranty arrangements are further discussed in the `Exceptional Items' note to the accounts.

      Other operating income also includes (pound)84 million of income from the asset disposal arrangement entered into with Eastern Group plc during 1996. In the year to 3 January 1999 this operating lease income totalled (pound)96 million. The income is linked to total generation by Eastern, and the arrangement will end in March 2000.

Exceptional items

The Group's results include three exceptional items; an exceptional profit of (pound)543 million on the disposal of Fiddler's Ferry and Ferrybridge C power stations, an exceptional operating charge of (pound)197 million relating to gas contracts and an exceptional operating cost of (pound)96 million relating to the restructuring of the UK business. This leads to a net exceptional credit of (pound)250 million in these accounts.

      The profit arising on the power station disposals, together with other arrangements entered into with the purchaser, Edison Mission Energy, are described in note 3 to the accounts 'Exceptional Items'.

      The exceptional operating cost relating to gas contracts of (pound)197 million represents a follow-on arrangement to that signed during 1998 with the Liverpool Bay owners, BHP Petroleum, LASMO and Monument Oil and Gas, to re-negotiate existing long-term gas contract supply arrangements to Connah's Quay power station. This will reduce fuel costs by over (pound)40 million per annum in future years.

      Following the acquisition of PowerGen Energy in July 1998, UK Operations has undertaken a significant programme of restructuring and rationalisation, and, in particular embarked on a fundamental re-shaping of its distribution business. This has led to an exceptional operating cost of (pound)96 million in these accounts, of which (pound)37 million has been spent during the year and (pound)59 million relates to payments accrued under PowerGen's voluntary severance scheme where staff, primarily within distribution, have agreed to leave the Group during 2000.

Operating profits

Operating profits excluding exceptional items and goodwill amortisation totalled (pound)791 million for the year compared with (pound)673 million in the same period to 3 January 1999. The majority of profits continue to arise within UK Operations, including a significant increase in distribution as a result of the inclusion of a full year's results from PowerGen Energy. Results from International Operations totalled (pound)79 million, compared with (pound)31 million in the year to 3 January 1999. This year's figure reflects improved performance from our German assets together with a significant contribution from GPEC in India which commissioned towards the end of 1998.

      A more detailed analysis of operating profits is set out below, at Figure
3:

Figure 3

                                                  Operating profits
                               ------------------------------------------------
                                    Year         Year  Nine Months         Year
                                   ended        ended        ended        ended
                               2 January    3 January    3 January     29 March
                                    2000         1999         1999         1998
                                (pound)m     (pound)m     (pound)m     (pound)m
----------------------------   ---------    ---------    ---------     --------
UK Operations
Electricty and gas --
wholesale and trading                448          450          264          513
Electricty -- distribution           154           70           70           --
Electricity and gas -- retail          3           17           17           --
Cogeneration and renewables           14            9            6            7
Other energy and hyorocarbon
sales                                 --           17            9           22
Lease and other income               146          138          100          115
----------------------------   ---------    ---------    ---------     --------
                                     765          701          466          657
International Operations              79           31           27           27
Corporate costs                      (53)         (59)         (39)         (50)
                               ---------    ---------    ---------     --------
Operating profit before
exceptional items and
goodwill amortisation                791          673          454          634
----------------------------   ---------    ---------    ---------     --------

Interest costs

Interest costs total (pound)211 million for the year, an increase of (pound)61 million over the previous 12 months' figure of (pound)150 million. This reflects a full year's interest costs of funding higher levels of Group debt following the purchase of PowerGen Energy during July 1998, including funding the long-term debt obligations acquired at that time.

10 POWERGEN PLC ANNUAL REPORT 1999


Financial review continued

Inflation

In the view of the Company, inflation has had only a minimal impact on the Group's results from operations and financial position during the period under review.

Treasury Management

As the PowerGen Group has developed in recent years, treasury management has become more complex and diversified. In particular, the increase in size and spread of PowerGen's overseas investments, including some in emerging markets, and the significant amount of debt in the Group's balance sheet has increased the importance of treasury management.

      PowerGen has a centralised treasury department that is responsible for all funding requirements, cash management, and the management of financial risks including interest rate and currency exposure. PowerGen's treasury activities are carried out in accordance with Board approved treasury policies, and all treasury operations comply with detailed treasury procedures which are approved at Board level. All treasury interfaces with banks and other third parties are governed by dealing mandates, facility letters and other agreements. Within treasury there is a segregation of front, middle and back office activities.

      PowerGen does not enter into speculative treasury arrangements in that all transactions in financial instruments are matched to an underlying business requirement, such as planned purchases or forecast debt requirement. All treasury operations and planned activities are reported and discussed at a monthly treasury committee that is chaired by the Group Finance Director Treasury activities are audited several times each year.

      Treasury works in close liaison with the various businesses within the Group, when considering hedging requirements on behalf of their activities. A group-wide cash forecasting and currency exposure reporting process exists which ensures regular reporting into treasury of future positions, both short and medium term.

      PowerGen takes steps to limit its credit exposure to banks and other counter-parties. Exposure limits are set following credit analysis, and aggregate exposures are monitored on a group-wide basis.

      As part of its operating activities PowerGen actively trades in the gas market to manage the price and volume risks associated with its gas business. The Group's portfolio is strictly monitored and controlled through delegated authorities and procedures, including transaction limits and credit risk management.

      There has been no change since the year-end to the major financial risks faced by PowerGen, or to its approach to the management of these risks, other than the proposed acquisition of LG&E Energy Corp. as described in note 34 to the accounts, for which a new US$4 billion loan facility has been put in place. The year-end position as described above is representative of the Group's current position in terms of its objectives, policies and strategies.

Foreign exchange risk management

The majority of PowerGen's income and expenditure is settled in pounds sterling. However, the Group has significant exposures to foreign currencies including US dollars, Euros and Australian dollars.

      PowerGen has Board approved policies dealing with transaction exposures (typically trading cash flows which impact the profit and loss account) and translation exposures (the value of liabilities and assets in the balance sheet). PowerGen's policy is to hedge all contractually committed transaction exposures, as soon as the commitment arises. PowerGen also covers a proportion of forecast foreign currency cash flows, and will also hedge more uncertain cash flows if this is appropriate, using flexible financial instruments that do not commit the Group.

      PowerGen's policy towards translation exposures is to hedge these exposures where practicable, with the intention of protecting the sterling net asset value. These hedges are normally achieved through a combination of borrowing in local currency, forward currency contracts or foreign currency swaps.

      Where the foreign currency exposure is hedged, the value of the exposure is translated to pounds sterling at the exchange rate achieved in the associated hedging contracts. Details of the Group's foreign exchange contracts and swaps are set out in note 32 to the accounts.

Interest rate risk management

The PowerGen Group has a significant portfolio of debt, and is exposed to movement in interest rates. This exposure is principally to sterling interest rates, although a limited exposure to interest rates of other currencies exists including US dollars and Euros.

      PowerGen will manage these interest rate movements primarily through the use of a combination of fixed and floating rate borrowings and interest rate swaps.

      PowerGen's Board approved policy towards interest rate risk is to maintain a target of 50 per cent fixed rate debt and 50 per cent floating rate debt, excluding overseas debt. This can be varied within a band of 66:34 either way to allow for fluctuations in working capital and changing interest rate expectations. Application of this target band allows the Group's exposure to interest rates to be managed whilst maintaining operational flexibility.

Group funding

PowerGen's Board approved policy towards funding is to ensure that the Group is not constrained by lack of funds at anytime, and not unreasonably or imprudently bound by restrictive covenants, or liquidity risks. Within this objective, the Group seeks to manage its cost of borrowing to minimise interest charges, while maintaining a stable, long-term funding base.

      To achieve this, the Group has a combination of committed bank term facilities, long-term capital market funding, and short-term uncommitted capital market and bank facilities.

      In June 1998, PowerGen negotiated a (pound)2.4 billion committed bank term loan and a revolving credit facility. Following the sale of Fiddler's Ferry and Ferrybridge C power stations in July 1999 the cash proceeds were used to repay a significant part of this debt, with the result that PowerGen now has a (pound)300 million term loan, and a (pound)1,000 million revolving credit facility. At 2 January 2000, PowerGen had other short-term committed bank facilities totalling (pound)88 million.

      At the beginning of the year, PowerGen had (pound)2,413 million of long-term debt funding. During the year, two further long-term bonds were issued. In April 1999, PowerGen issued a 6.25 per cent Sterling bond that matures in 2024. This bond had a face value of (pound)250 million. Then, in July 1999, PowerGen issued a 5 per cent Euro Eurobond with a maturity of 2009. This bond had a face value of (Euro)50O million, which was swapped to sterling proceeds of (pound)326 million. At 2 January 2000, the PowerGen Group had total borrowings of (pound)2,670 million (3 January 1999 (pound)2,501 million) including (pound)2,572 million of long-term loans and

                                              POWERGEN PLC ANNUAL REPORT 1999 11


(pound)98 million of short-term loans and overdrafts.

      The bank term loan referred to above, and the 2016 sterling bond issued by PowerGen Energy plc contain financial covenants. In addition, the bank loans and all the bonds contain other conditions with which PowerGen must comply. None of these covenants or conditions is considered onerous, but to ensure compliance, a group-wide covenant monitoring and forecasting process exists. This is co-ordinated by treasury.

      PowerGen's short-term funding is normally provided by a combination of Euro commercial paper issues, and borrowing under uncommitted bank lines. At 2 January 2000, no amounts were outstanding under the commercial paper programme or the uncommitted bank lines.

      At 2 January 2000 the Group had (pound)646 million of cash and short-term investments (3 January 1999 (pound)93 million). PowerGen's policy is to place any surplus funds on short-term deposit with approved banks and financial institutions. Strict limits governing the maximum exposure to these banks and financial institutions are applied. The majority of this cash was invested with AAA rated money funds.

      The Group's net borrowing position at 2 January 2000 therefore was (pound)2,024 million, compared to (pound)2,408 million at 3 January 1999. The overall interest rate for the year, when compared to average net borrowings, was
6.9 per cent, compared with 7.5 per cent in the previous year. Gearing (net debt as a percentage of net assets plus net debt) was 50.5 per cent at the end of the year, compared with 64.2 per cent at 3 January 1999.

Cash flow from operations

The consolidated cash flow statement on page 26 is prepared in accordance with FRS1 (revised). Net cash flow can be summarised below, at Figure 4:

Figure 4

                                                 Year         Year         Year
                                                ended        ended        ended
                                            2 January    3 January     29 March
                                                 2000         1999         1998
                                             (pound)m     (pound)m     (pound)m
----------------------------------------    ---------    ---------     --------
From operations                                   692          856          583
Gas contract re-negotiation
payments                                         (719)          --           --
----------------------------------------    ---------    ---------     --------
Operating cash flow                               (27)         856          583
Interest                                         (154)        (101)         (32)
Tax                                                26          (19)         (30)
Windfall tax                                       --         (152)        (101)
Dividends                                        (162)        (224)        (151)
----------------------------------------    ---------    ---------     --------
Free cash flow                                   (317)         360          269
Capital expenditure and investment               (387)        (307)        (224)
Acquisition expenditure                          (434)      (2,035)          --
Sale of investments                               203          235           89
Station disposal proceeds                       1,282           --           --
Other                                              33           75           31
----------------------------------------    ---------    ---------     --------
Trading cash flow                                 380       (1,672)         165
Issue of shares                                     4            7            9
----------------------------------------    ---------    ---------     --------
Net cash flow                                     384       (1,665)         174
----------------------------------------    ---------    ---------     --------

Cash flow from operations of (pound)692 million was (pound)164 million lower than in the previous year. This reflects movements in working capital, together with payments for exceptional restructuring costs in 1999.

      Interest payments have increased, primarily as a result of a full year's costs in respect of the five long-term bonds acquired on the purchase of PowerGen Energy. During the year ended 2 January 2000, PowerGen has received several refunds of tax paid in previous years, following the agreement of prior year tax liabilities with the Inland Revenue.

      The pattern of dividend payments during the year ended 2 January 2000 is similar to that in the year ended 29 March 1998. Figures for the year ended 3 January 1999 are distorted by the inclusion of two interim dividend payments during the period, as a consequence of the Groups change of year-end to December during that year.

      Capital expenditure and investment during the year includes (pound)285 million within the UK business and (pound)102 million on overseas projects. A full analysis of expenditure is set out at Figure 5. Acquisition expenditure in the year ended 2 January 2000 represents the purchase of a further 46.3 per cent stake in GPEC in India (described in note 14 to the accounts) for (pound)166 million, together with the assumption of (pound)173 million of debt in respect of this project. It also includes the payment of (pound)95 million for the Cogeneration business of Yorkshire Electricity, acquired at the end of 1998. Acquisition expenditure in the year ended 3 January 1999 refers to the purchase of PowerGen Energy.

      Sale of investments includes the realisation of (pound)150 million of investments in the Group's captive insurance company. In the previous year, the figure reflects the sale of the Group's oil and gas subsidiary, PowerGen North Sea.

Figure 5

                                                 Year         Year         Year
                                                ended        ended        ended
                                            2 January    3 January     29 March
                                                 2000         1999         1998
                                             (pound)m     (pound)m     (pound)m
----------------------------------------    ---------    ---------     --------
UK
Generation                                         82           77           85
Cottam Development Centre                          45            4           --
Distribution                                       72           34           --
PowerGen CHP and Renewables                        53           49           16
PowerGen Property                                   6           20           25
PowerGen North Sea                                 --           10            5
Others                                             39           35           51
Loan repayments                                   (12)          --           --
----------------------------------------    ---------    ---------     --------
                                                  285          229          182

International
Tapada do Outeiro                                  10            5            9
GPEC                                               --            7           22
Paiton II                                           8           34           21
Csepel II                                          82           31            5
LG Korea                                           28           --           --
Bina                                               --            6           --
Loan repayments                                   (26)          (5)         (15)
----------------------------------------    ---------    ---------     --------
                                                  102           78           42
----------------------------------------    ---------    ---------     --------
                                                  387          307          224
----------------------------------------    ---------    ---------     --------

In addition to the amounts shown above, at 2 January 2000 the Group had commitments of (pound)198 million for capital expenditure and investment, of which (pound)18 million relates to expenditure to be incurred after one year. (pound)103 million of these total commitments relate to international projects.

12 POWERGEN PLC ANNUAL REPORT 1999


Financial review continued

Taxation

The tax charge, excluding exceptional items, amounts to (pound)99 million for the year compared with (pound)119 million for the same 12 months to 3 January 1999. The effective rate, before exceptional items and goodwill, is 17.1 per cent compared with 22.8 per cent in the year to 3 January 1999.

      An exceptional tax credit of (pound)89 million arises on the exceptional operating charge relating to the gas re-negotiation contracts and restructuring costs described above. This is partly offset by a tax charge of (pound)40 million on the profit on power station disposals, leading to a net exceptional tax credit for the year of (pound)49 million.

Dividends

The second interim dividend to be paid on 10 May 2000 for the year is 24.0p, giving a total dividend payment of 34.8p for the 12 months. This represents an eight per cent increase on the annualised figure in respect of 1998.

US GAAP Information

A reconcilliation between the Group's results in accordance with UK GAAP and those results in accordance with US GAAP are set out on pages 43 and 44 of the accounts.

                                              POWERGEN PLC ANNUAL REPORT 1999 13

Board of Directors
as at 2 January 2000

Chairman and Chief Executive

Edmund Wallis (6O) He was appointed on 22 October 1998, having been chief executive of PowerGen UK plc since March 1990 and Chairman since July 1996. He is a non-executive director of Mercury European Privatisation Trust plc and a non-executive director of London Transport. He was formerly non-executive chairman of LucasVarity plc.

Directors

Paul Myners* (51) Deputy chairman (non-executive). He is the senior independent director, and was appointed on 31 May 1999. He has been an executive director of National Westminster Bank plc since August 1997 having previously been chairman of Gartmore Investment Management plc since 1985. He has also been a non-executive director of Orange plc since February 1996 and is a member of the Financial Reporting Council. He was formerly a non-executive director of PowerGen UK plc between 1990 and 1996. He chairs the Remuneration and Nomination Committees and is a member of the Audit Committee.

Nick Baldwin (47) Executive director, UK Operations. He was appointed on 22 October 1998, having been a director of PowerGen UK plc since February 1998 and managing director, UK Electricity Production since 1996. He joined the CEGB, the predecessor of PowerGen, in 1980 and his previous appointments with PowerGen include director of Generation, director of Strategy and Head of Strategic Planning. He is a non-executive director of Electricity Association Limited and a director and Trustee of Midlands Excellence.

Sir Frederick Crawford* (68) (non-executive). He was appointed on 22 October 1998, having been a non-executive director of PowerGen UK plc since June 1990. He is chairman of the Criminal Cases Review Commission and a Fellow of the Royal Academy of Engineering. He has held appointments as Professor of Electrical Engineering at Stanford University and Vice-Chancellor of Aston University for 16 years. He was formerly a non-executive director of Legal and General Group plc and Rexam plc.

Sydney Gillibrand* (65) (non-executive). He was appointed on 31 May 1999. He is chairman of AMEC plc and a non-executive director of ICL, Messier-Dowty and TAG Aviation (UK). He was previously vice-chairman of British Aerospace plc. He is chairman of the Audit Committee and member of the Nomination and Remuneration Committees.

Anthony Habgood* (53) (non-executive). He was appointed on 22 October 1998, having been a non-executive director of PowerGen UK plc since November 1993. He is Chairman of Bunzl Plc., having joined that company in 1991. He was previously chief executive of Tootal Group plc. He is a non-executive director of Schroder Ventures International Investment Trust plc and of National Westminster Bank Plc.

Peter Hickson (54) Group finance director (executive). He was appointed a director on 19 June 1998, having been Group finance director of PowerGen UK plc since July 1996. Prior to that, he had been Group finance director at MAI plc since 1991 and had previously held various senior positions at Tarmac Building Products Ltd and United Scientific Holdings PLC. He is a non-executive director of Lex Service plc.

Dr David K-P Li* (60) (non-executive). He was appointed a director on 22 October 1998, having been a non-executive director of PowerGen UK plc since January 1998. He is chairman and chief executive of The Bank of East Asia Limited, having been a director since 1997, deputy chairman of Hong Kong Telecommunications Limited and holds directorships of numerous companies in the Far East and elsewhere including The Hong Kong and China Gas Company Limited.

Roberto Quarta* (50) (non-executive). He was appointed a director on 22 October 1998, having been a non-executive director of PowerGen UK plc since July 1996. He is chief executive of BBA Group plc, having joined the board in 1993, and has also been a director of BTR plc.

Company Secretary

David Jackson (46) company secretary.
*Independent non-executive director.

All non-executive directors are members of the Audit, Nominations and Remuneration Committees.

As part of a Group reorganisation effective from 9 December 1998, a new holding company, PowerGen plc, was put in place. The previous quoted company named PowerGen plc changed its name to PowerGen UK plc.

14 POWERGEN PLC ANNUAL REPORT 1999


Directors' Report

The directors present their report and the audited accounts of PowerGen plc for the year ended 2 January 2000.

Activities

The Company is the holding company of a Group whose principal activities are the generation, supply and distribution of electricity and the marketing and trading of electricity and gas. The Chairman's Statement and the Operating and Financial Review, which form part of this report, describe the development of the business during the year and the outlook for the future. They also contain information about the Group's research and development activities and events which have taken place since 2 January 2000.

      The Company recognises that there is an increasing requirement to report on broader social and ethical issues. In coming years, a formal report on these matters will be prepared. The Company is already reporting to shareholders on a number of the issues which comprise this agenda.

      In particular, the Company is committed to ensuring that the environmental implications of its business in all of the countries in which it operates are properly identified, assessed and managed. The Company publishes Environmental Performance Reports on its activities. Copies of the 1999 Report will be available from the Company Secretary.

      A Health and Safety Report is also published regularly, and the Company reports on community and other matters in the Annual Report and the Annual Review which is sent to all shareholders.

Profit and Dividends

Profit before taxation for the year ended 2 January 2000 was (pound)512 million before exceptional items (an increase of (pound)220 million on the figure for the nine month reporting period to 3 January 1999). Including exceptional items, there was a profit before tax on the same basis of (pound)762 million (nine months to 3 January 1999: loss of (pound)245 million).

      The directors have announced a second interim dividend of 24p net per ordinary share, payable on or before 10 May 2000 to shareholders on the register at 17 March 2000. Added to the interim dividend paid on 29 October 1999, this makes a total dividend for the year of 34.8p net per ordinary share, compared with a total dividend paid for the nine month period to 3 January 1999 of 24.1p net per ordinary share.The directors are not recommending a final dividend.

      After providing for taxation ((pound)50 million) and a minority interest ((pound)4 million), and after payment of the dividend ((pound)226 million), the retained profit for the period amounted to (pound)482 million.

Substantial Shareholdings

As at 1 March 2000, the Company had been notified of the following interests in three per cent or more of the issued ordinary share capital of the Company:

o     The Bank of New York (6.249 per cent) underlying the ADRs

o     Franklin Resources, Inc (5.0653 per cent)

o     Brandes Investment Partners L.P. (4.7 per cent); and

o the Prudential Corporation Group of companies and the segregated funds which they manage for clients (3.99 per cent).

      The Company is not aware of any other interest in the issued ordinary share capital of the Company of three per cent or more.

Fixed Assets

DTZ Debenham Tie Leung, property consultants, have updated the valuation of the Group's properties, other than those owned by PowerGen Energy plc, formerly East Midlands Electricity plc, on the basis of site values for the operational power station land and open market values for other, non-specialist, properties. Bruton Knowles, property consultants, have prepared a valuation of the properties owned by PowerGen Energy plc and its wholly-owned subsidiaries, other than the operational sub station sites which are included in the value of Distribution assets. Both valuations are as at 31 December 1999. Based on those valuations, the current value of properties held at 2 January 2000 is (pound)118 million, approximately (pound)4 million less than their net book value at the date of these accounts. The directors consider that there has been no significant reduction in value since the date of the valuations.

      The Group's properties are subject to property clawback arrangements entered into at the time of the first public offers of shares in the generation and Regional Electricity Companies which entitle HM Government to a proportion of any gains (above certain thresholds) accruing to the Group on certain property disposals made up to 31 March 2000.

Directors

For clarity of presentation, information required in accordance with the provisions of the Companies Act regarding the remuneration, share options and beneficial interests of the directors and the interests of the directors and their families in the share capital of the Company is included in full in the Report on Directors' Remuneration and Related Matters starting on page 18, as are details of the service contracts, if any, of all the directors.

Employees

The Company provides an environment in which communication is open and constructive. There are well-established arrangements for communication and consultation with employees and their representatives at local and Group level covering a wide range of business and employment issues. The views of staff are both sought and taken into account, an Employee Opinion Survey being one way in which they are regularly measured.

      PowerGen is committed to offering equal opportunities to both current and prospective employees. The Company continues to review, develop and communicate best practices and procedures to ensure that all staff are treated fairly in all aspects of employment. It also strives for a diverse environment that is supportive of all staff. Individual differences which do not relate to job performance such as gender, marital status, sexual orientation, race, colour, ethnic origin, nationality, religion, age or disability are respected.

      Training and development of staff remains a key priority in achieving PowerGen's growth strategy and ensuring that all staff perform at the highest level. During 1999 a new company training centre near Nottingham was opened. PowerGen seeks to ensure also that staff meet their individual aspirations and are developed to meet the future business requirements of the Group.

      PowerGen believes in ensuring that disabled people can compete fairly for job opportunities, training and development, through the promotion and development of best practices. Links and contacts with external disability networks and organisations are actively promoted to identify best practices and to provide work experience placements for disabled people. In the event of existing employees becoming disabled, PowerGen will seek to maintain their employment through training, redeployment and adjustments to the job role and workplace, where it is reasonable and practicable to do so.

      The Company encourages employee share ownership and operates a number of arrangements to encourage ongoing commitment to PowerGen. These include three Inland Revenue-approved employee share schemes: the PowerGen Share Save Scheme
(1998), a share option scheme for employees; the PowerGen Executive Share Option Scheme (1998), which is available for PowerGen executives and senior management; and the PowerGen Profit Sharing Scheme.

                                              POWERGEN PLC ANNUAL REPORT 1999 15


Contributions for Political and Charitable Purposes

Donations to charitable organisations during the financial year amounted to (pound)205,049.

No political donations were made.

Policy on Payment of Creditors

Where appropriate in relation to specific contracts, the Company's practice is to:

a) settle the terms of payment with the supplier when agreeing the terms of each transaction;

b) ensure that those suppliers are made aware of the terms of payment by inclusion of relevant terms in the contracts; and

c) pay in accordance with its contractual and other legal obligations.

      For all other cases, the Company supports the Better Payments Practice Code (copies of the Code are obtainable from the Company Secretary) and has in place well-developed arrangements with a view to ensuring that this is observed.

      The average number of days taken to pay the Company's trade suppliers calculated in accordance with the requirements of the Companies Act is 32 days (period ended 3 January 1999: 26 days).

      Overseas subsidiaries are encouraged to adopt equivalent arrangements by applying local best practices.

Authority to Purchase Own Shares

General authority was given on 11 May 1999 for the purchase by the Company of up to 10 per cent of the Company's existing issued share capital. This authority was still valid at the end of the year ended 2 January 2000, being due to expire at the end of the 2000 Annual General Meeting. The directors intended that this power would be exercised only under certain circumstances and it is proposed that the authority be renewed at the forthcoming Annual General Meeting.

      During the year a Qualifying Employee Share Trust was set up to acquire shares in the Company in the market. Further details are given in Note 28 to the Accounts.

Summary Financial Statement

The Company is permitted under the Companies Act to send its shareholders a summary financial statement in place of its full Report and Accounts. Full financial statements are available to shareholders on request and will be provided on receipt of a written request to the Company Secretary to that effect.

Auditors

A resolution to reappoint the auditors, PricewaterhouseCoopers, and to authorise the directors to fix their remuneration will be proposed at the forthcoming Annual General Meeting.

Annual General Meeting

The second Annual General Meeting of the Company will be held on Monday 5 June 2000 at 11.00am at The ICC, Birmingham. The company has announced the acquisition of LG & E Energy Corp., conditional on shareholder approval, which will be sought at that meeting. A separate notice will be sent to shareholders.

Euro

The PowerGen Group recognises the wide implications of the Euro for businesses, including impacts on commercial arrangements and financial systems. Appropriate preparation is being made in those of its entities resident in Euro-land countries, based on the EU timetable for transition towards the introduction of hard currency in January 2002. Within the UK, the Group's preparations recognise the uncertain position regarding possible UK entry to the single currency, and the situation is monitored closely.

Y2K Report

PowerGen conducted a risk-based review of its computer systems and computer controlled processes to identify those which could be affected by the Year 2000 date change and established a dedicated project team accordingly. A plan and work programme was then developed to test those systems and processes identified and to take appropriate action, such as replacing or repairing the affected systems or processes in collaboration with the respective suppliers. The programme covered business systems, process control and issues relating to the energy supply/demand chain as a whole, including key suppliers and customers. Given the key position of PowerGen in the national infrastructure, the Group also developed and tested Year 2000 business continuity plans.

      Over the millennium period there was no impact on customers or critical systems from Year 2000 issues. No high priority issues arose and the small number of low level issues were quickly resolved.

      The PowerGen Year 2000 programme was subject to independent assessment on behalf of the industry regulators. PowerGen also reported directly to the Government on `lights on' issues up to and over the millennium period itself, and worked closely with other electricity supply and gas industry parties throughout the period, Arrangements have been made within the PowerGen Group to continue vigilance over other potentially sensitive date changes during 2000.

      The total cost of the Y2K project to the PowerGen Group to 2 January 2000 was (pound)55.9 million, (pound)24.7 million of which was incurred during the year ended 2 January 2000. Expenditure in 2000 is expected to be less than (pound)0.3 million as individual projects and the central programme formally end.

Directors' Responsibilities

Company law requires the directors to prepare accounts for each financial period which give a true and fair view of the state of affairs of the Company and of the Group and of the profit or loss of the Group for that period. The accounts have been prepared on a going concern basis and a statement confirming this is included in the Report on Corporate Governance beginning on page 16.

      In preparing the accounts, the directors confirm that they have:

o     selected suitable accounting policies and applied them consistently

o     made judgements and estimates that are reasonable and prudent; and

o     followed applicable accounting standards.

      The directors are responsible for ensuring that proper accounting records are kept which disclose with reasonable accuracy at any time the financial position of the Company and the Group and enable them to ensure that the accounts comply with the Companies Act 1985. They are responsible for safeguarding the assets of the Group and for taking reasonable steps for the prevention and detection of fraud and other irregularities.

By order of the Board
D J Jackson
Company Secretary
1 March 2000

16 POWERGEN PLC ANNUAL REPORT 1999


Report on Corporate Governance

The Board of PowerGen is pleased to have the opportunity to report to shareholders on the manner in which it has applied the principles of good governance as set out in the Combined Code. As the standards of corporate governance have continued to be refined over time through the reports of the Cadbury. Greenbury and Hampel committees and the Turnbull Working Party, the PowerGen Board has been active in ensuring that the Company's practice has remained in line with best practice.

      In preparing this report the Board has considered the manner in which it has applied the Principles of Good Governance ('Principles') and the extent to which it has complied with the Code of Best Practice ('Combined Code'). Any areas where the Company has not complied with the Combined Code are set out in this report.

The Board of Directors

The PowerGen Board has always had a balance of executive and non-executive directors with. in the latter years, a preponderance of non-executive directors. During the year under report, three executive and eight non-executive directors have served on the Board. Mr Cohn Short stood down as deputy chairman and director from the end of the 1999 Annual General Meeting and Sir Alan Thomas resigned as a director on 31 May 1999. Mr Paul Myners was appointed a director on 31 May 1999. Mr Sydney Gillibrand was appointed a director on 31 May 1999. Brief personal details of each of the directors serving at the end of the period are given on page 13. All of the non-executive directors are independent, all regularly attend meetings of the Board and its committees and play a full part in the deliberations of matters reserved to the Board.

      All directors are required to submit themselves for re-election at regular intervals, at least every three years.

      Sir Frederick Crawford retires by rotation at the forthcoming annual General Meeting and will offer himself for re-appointment. Whilst Sir Frederick will be entering a fourth three-year term as a director, given his active contribution to Board deliberations, particularly those relating to IT, the Board considers he remains an independent director.

      In 1996 the Board appointed Mr Ed Wallis to act as Chairman and Chief Executive of the Company. Mr Paul Myners, a non-executive director, holds the position of deputy chairman and is the senior independent director on the Board. The Board acknowledges that the principles of good governance indicate that there should be a clear division of responsibilities between the running of the Board and executive responsibility for the running of the Company's business.

      The Board however continues to take the view that in the light of Mr Wallis substantial knowledge of the industries in which the Company operates, his experience of those industries and the regard with which he is generally held within those industries, it is in the interests of the Company that, at the present time, these roles are combined. The balance of the Board is such that there is strong countervailing pressure, a weight from a substantial body of non-executive directors such that the appropriate `checks and balances are in place.

      The Board does, however keep this position under regular review and has indicated that proposals for the separation of the roles will be brought forward at the appropriate time.

      The Board has reserved to itself powers in respect of areas significant to the Groups business including the approval of the corporate plans and annual budgets: acquisitions and disposals of segments of the business: major investment and financial decisions; appointments to the Board and to the Boards of subsidiary companies, and changes to the management and control structure within the PowerGen Group, including key policies and procedures and delegated authority limits

      The Board meets routinely at regular intervals with additional meetings taking place as necessary. The Board considers annually the strategy and direction of the Group at an extended meeting over a two-day period. In total the Board met 14 times in the last year To facilitate the smooth transaction of business within the Company the Board has established a number of standing and ad hoc committees. The terms of reference of each committee have been approved by the Board and where applicable comply with the recommendations of the Combined Code.

      The Board has three standing committees, the Remuneration Committee, the Audit Committee and the Nomination Committee. The Remuneration and Audit Committees were both established in 1990.

      Procedures are in place to facilitate access to independent outside advice for directors.

Remuneration Committee

Membership of the Remuneration Committee comprises all the non-executive directors, under the chairmanship of Mr Paul Myners. The Committee met three times during the year The Chairman attends meetings of the Committee other than when matters concerning himself are under discussion. The Committee is responsible for developing remuneration policy, determining the remuneration packages of the executive directors, administering the Company's incentive schemes for employees (including the grant of share options) and ensuring that the Company has a developed succession policy and that it is kept under review

Audit Committee

The Audit Committee comprises all the non-executive directors with all executive directors having a right to attend its meetings. The Committee met twice during the year Both meetings were attended by senior members of the Company's external auditors and the head of the Company's internal audit department. The Audit Committee reviews issues of accounting policy and presentation for external financial reporting, monitors the work of the internal audit function and ensures an objective and professional relationship is maintained with the external auditors. The committee has full access to the auditors both internally and externally who in turn have access at all times to the chairman of the committee, Mr Sydney Gillibrand.

Nomination Committee

The Nomination Committee was set up in 1992. All non-executive directors are members under the chairmanship again of Mr Paul Myners. The Committee meets as and when required. The Nomination Committee provides a formal and transparent procedure for appointments of new directors to the Board.

Directors Remuneration

The Board has since 1996 set out its policy on directors' remuneration in detail in the Annual Report. The Board's present policies, together with the detailed description of the packages of individual directors, can be found on page 18. The Remuneration Committee keeps under regular review the development of good practice in the structuring and terms of

                                              POWERGEN PLC ANNUAL REPORT 1999 17


executive directors' remuneration packages. The policy of the Committee remains one of ensuring that the high quality management that is required by the Company's developing businesses both in the UK and abroad is recruited and retained. Sustained financial growth, the achievement of business goals and individual personal development are key areas upon which the Committee focuses its attention. The Committee ensures that a strong link is maintained between the level of remuneration and individual performance against agreed targets. The Company's arrangements are such that no director is involved in deciding his or her own remuneration.

      The Committee have considered the compensation commitments of executive directors' service contracts should they be terminated early and have taken a robust line by reducing compensation to reflect departing directors' obligations to mitigate loss. The Committee acknowledges that it is considered by some that there are advantages in providing explicitly in the initial contract for compensation commitments to be fixed; however practice in this area is varied and the issues are not sufficiently well defined in the view of the Committee to allow for a formal stance to be taken. The position will continue to be monitored.

Relations with Shareholders

Since its creation, the Company has, through its Investor Relations and Company Secretary's Departments, maintained an active dialogue with its shareholders both small and large presently totalling almost 750000 individual accounts. The very fact of being a 'privatisation stock' with an initial register exceeding
1.5 million has meant that shareholder communication has always been high on the Company's agenda. The Investor Relations Department, reporting to the Finance Director has an active programme of contact with institutions and brokers which involves not only presentations at the time of the announcement of the Company's preliminary and interim results but also visits to the Group's facilities and briefings on particular parts of the Group's business. The Company publishes documentation used at the time of these briefings through the internet.

      The Company has for some years now been using the Annual General Meeting as a means of communicating with private investors by treating the event as more than just a business meeting. This is particularly so now that the Company has some 2.5 million customers, a significant proportion of whom are also shareholders. The meeting includes a presentation on the Company's activities following which shareholders are invited to ask questions. Private investors have shown considerable interest in the Company through attendance at the Annual General Meeting and also at Extraordinary General Meetings.

      The Company has at its meetings indicated the level of proxies lodged on each resolution. Differing methods have been tried (for example disclosure on absolute number of shares or a percentage). It is clear that companies are adopting a number of methods and no one method has yet emerged as best practice.

Financial Reporting and Internal Financial Control

The Board has established procedures necessary to implement the requirements of the Combined Code relating to internal control as reflected in the September 1999 guidance `Internal Control: Guidance for Directors on the Combined Code' (the Turnbull guidance), and has adopted transitional arrangements as allowed by the London Stock Exchange. The Board and the Audit Committee continue to keep under review the manner in which they report the Company's position and prospects. Changes in accounting practice, taken with ever more detailed reporting requirements, present a challenge to any company to try and explain the position of its business from an operational and financial perspective in a clear and concise fashion.

      The directors recognise their responsibility for the maintenance of a system of internal financial control. A system of internal financial control is designed to ensure that the risks facing the business in pursuit of its objectives are identified and managed at known acceptable levels. It is the case, however, that, as with any such system, controls can only provide reasonable and not absolute assurance against material misstatement or loss.

      The Board has continued its ongoing review of the key commercial and financial risks facing the business together with more general risks such as those relating to compliance with laws and regulations. The procedures necessary to implement the `Turnbull' Guidance on the Combined Code issued by the Institute of Chartered Accountants in England and Wales have been established.

      The evaluation of risks has led to the development of specific management strategies to address issues involved in the achievement of its business and objectives whilst complying with the regulatory regimes in the countries within which the Group operates.

      The Board has established clear lines of accountability and documented delegations of authority that set out the proposed actions which need to be referred to the Board for its prior approval. These delegations are subject to periodic review throughout the year as to their implementation and for their continuing suitability within the evolving business.

      Group Policies are in place for key issues including the management of Health and Safety, Environmental, Engineering, and IT risks, as well as defining the Board's requirements for personal conduct and probity. Corporate values, which emphasise team working and ethical behaviour have been fully communicated to staff.

      Each business unit has clear accountabilities for ensuring appropriate control procedures are in place.

      Action has continued during the year to develop appropriate local procedures applicable to the parts of the business acquired with EME, to meet the Group Policy requirements.

      The Board and its committees receive specific regular reports from management on key risk areas and senior managers confirm annually that they have complied with a number of the Group Policies.

      The Board's evaluation includes a specific assessment of long and short-term risks and opportunities identified by each of the business units as part of the Group's annual planning process. This ensures that local objectives are set in the context of the Group's overall corporate vision, strategies and objectives.

      This plan underpins the approved budgets. The Board has reviewed the Group's budget and cash flow forecast for the year ended 2 January 2000 and the outline projections for the four subsequent years. The directors confirm they have a reasonable expectation that the Company and the Group have adequate resources to continue in operational existence for the foreseeable future. The directors continue to adopt the going concern basis in preparing the Company's consolidated statements.

      Performance of the Group is reviewed monthly by executive directors and by the Board. The reports include variance analysis

18 POWERGEN PLC ANNUAL REPORT 1999


Reports on Corporate Goverance continued

and projected forecasts for the year' cash management, covenant compliance compared to the approved budgets, and non-financial performance indicators.

      The Board has continued its practice of undertaking a specific review of the effectiveness of the Group's system of internal financial controls as operated throughout the prior financial year. This has included a review of the process adopted throughout the Group whereby business units and responsible directors have assessed local arrangements.

      The Group's Internal Audit Department conduct reviews which include the control of financial systems and their associated computer environments, business unit operations, compliance with policies, particularly relating to health and safety, regulation and the environment. Reports, including where relevant action plans agreed with local management, are circulated to responsible senior managers and directors and are reviewed by the Audit Committee.

      The monitoring arrangements in place give reasonable assurance that the structure of controls and operation is appropriate to the Company's and Group's situation and that there is an acceptable level of risk throughout the business.

      Good corporate governance is of prime importance for the Company in demonstrating to all of those who have an interest in the Company's affairs that it is acting in accordance with, and even exceeding, best practice. The Company's reputation both at home and abroad is of significant value and adherence to the principles of corporate governance is one of the prime methods by which that reputation is supported.

Report of the Board on Directors' Remuneration and Related Matters

The Board of PowerGen is pleased to report on the remuneration of directors and other matters relating to the benefits and interests of directors. Responsibility for the determination of the remuneration packages of executive directors lies with the Remuneration Committee. The remuneration of non-executive directors is a matter for the Board as a whole.

Remuneration Committee and Remuneration Policy

The composition and remit of the Remuneration Committee (`the Committee') is described on page 16. In establishing a package of remuneration and other benefits applicable to the executive directors and other senior employees and in reviewing the level of payments involved, the Committee has given full consideration to the Combined Code.

      The members of the Committee receive fees as set out on page 19 and no other benefits.

      The Committee has established a strong link between the level of remuneration and performance against agreed targets. By so doing, it is the aim of the Board that sustained financial growth can be achieved and business goals met. In addition, individuals can be developed to attain their full potential.

      In constructing the remuneration package ('package') for directors the goal of the Committee is to provide for salary at the median level but upper quartile reward through the payment of bonuses where exceptional performance so warrants.

      The package comprises a number of separate elements which include base salary, bonus arrangements (both annual and medium term), retirement and certain non-cash benefits. The package aims specifically to align the interests of executives with those of the Company's shareholders.

      In reviewing the individual elements of the package, the Committee has taken advice from independent consultants and considered external surveys and packages within comparable companies. Increases in salaries and benefits will reflect the performance of the Company and of the individual executives against comparable companies.

      The bonus arrangements and share option scheme are performance based. Performance is measured against profit and other targets set from the Company's annual budget and plans and from the returns provided to shareholders. The financial targets agreed annually by the Board as part of the planning and budgeting review process are reviewed by the Committee to ensure that they are appropriate yardsticks for judging the performance of the Company and of individuals. Executive directors and senior employees are encouraged to take incentive payments in the form of shares and to retain the holding of those shares.

      The Committee keeps the package under review, and took independent advice on its comparability. As a result of that review all the component parts of the package were confirmed. Salaries have been reviewed annually as has been customary. The Committee determined early in the year that, given the need to respond to particular pressures on the business, the maximum bonus achievable for executive directors should be increased for this year only from 40 per cent to 60 per cent of base salary.

      The Committee recognises that the Utilities Bill makes reference to putting in place performance criteria related to service standards for directors who are responsible for regulated businesses, and intends to reflect the eventual requirements of the Act.

      Details of the compensation package and information on each individual director are given below. Copies of directors' employment contracts and agreements, together with documentation supporting the various schemes described, are available for inspection by shareholders at the Company's registered office.

                                              POWERGEN PLC ANNUAL REPORT 1999 19


Summary of Directors' Emoluments

                                                                                                 Nine months
                                                          Year ended 2 January 2000     ended 3 January 1999
                      -------------------------------------------------------------  -----------------------



                                                Performance
                         Salaries/                  related       Other                Salaries/
                              fees    Benefits      bonuses    payments       Total         fees       Total
                        (pound)000  (pound)000   (pound)000  (pound)000  (pound)000   (pound)000  (pound)000
---------------------  -----------  ----------  -----------  ----------  ----------  -----------  ----------
Chairman
Edmund Wallis                  470          25          4O2**        --         897          317         489

Executive directors
Nick Baldwin                   245          12          156          --         413          143         203
Peter Hickson                  283          16          156          --         455          197         267

Non-executive directors
Sir Frederick Crawford          23          --           --          --          23           15          15
Sydney Gillibrand*              18          --           --          --          18           --          --
Anthony Habgood                 23          --           --          --          23           15          15
Dr David Li                     28          --           --          --          28           15          15
Paul Myners*                    32          --           --          --          32           --          --
Roberto Quarta                  23          --           --          --          23           15          15
Cohn Short*                     18          --           --          --          18           38          38
Sir Alan Thomas*                 8          --           --          --           8           15          15
---------------------  -----------  ----------  -----------  ----------  ----------  -----------  ----------

                              Total      Pension    Transfer
                            accrued         p.a.    value of
                            pension  accruing in  Increases,
                          p.a. at 2   year ended        at 2
                            January    2 January     January
                               2000         2000        2000
                         (pound)000   (pound)000  (pound)000
---------------------    ----------  -----------  -----------
Chairman
Edmund Wallis                   312           35         633

Executive directors
Nick Baldwin                    107           31         427
Peter Hickson                    32           11         192

Non-executive directors
Sir Frederick Crawford
Sydney Gillibrand*
Anthony Habgood
Dr David Li
Paul Myners*
Roberto Quarta
Cohn Short*
Sir Alan Thomas*
---------------------    ----------  -----------  -----------

* The figures for Sydney Gillibrand relate to the period from 31 May 1999, the date of his appointment.

      The figures for Paul Myners relate to the period from 31 May 1999, the date of his appointment. The figures for Colin Short relate to the period to 11 May 1999 when he left the Company.

      The figures for Sir Alan Thomas relate to the period to 31 May 1999 when he left the Company.

** This figure includes an amount representing the vesting of shares under the Medium Term Bonus Scheme, and an ex-gratia award of bonus of 10 per cent of salary in respect of performance in the nine months ended 3 January 1999.

Note:

The pension information shown above are accrued benefit entitlements and transfer values of relevant increases in accrued benefits calculated on the basis of actuarial advice in accordance with Actuarial Guidance Note GN11. The amounts represent the total accrued pensions payable at normal retirement date of age 60, the increase or decrease in that amount during the year and the transfer value of relevant increases in accrued benefit during the year

Performance-related bonsues have been calculated as the aggregate value of:

(i) payments earned during the year, except where payment is deferred and the amount of the payment remains dependent on future performance and/or subject to forfeiture; plus

(ii) payments earned in previous years which have ceased to be dependent on future performance and/or forfeiture during the year.

Where payment arises in the form of shares, the value attributed to the shares has been calculated based on the market price of the shares either at the time the shares were awarded or, if later, the time the award ceased to be dependent on future performance and/or subject to forfeiture. Increases in value of share awards resulting from the addition of the share equivalent of dividends during deferral periods are included in executive directors' emoluments only up to the time the award ceased to be dependent on future performance and/or subject to forfeiture.

20 POWERGEN PLC ANNUAL REPORT 1999


Report on Corporate Governance continued

Options over ordinary shares granted to, and exercised by, the executive directors

                                                                                            Held
                                        Options held                                        at 3     First    Expiry
                                        at 2 January                                     January   date of      date
                                                1999        Options granted during year     2000  exercise
------------------   -------------------------------   --------------------------------  -------  --------  --------
                               Date
Name                  Granted         Price   Number        Date         Price   Number
------------------   --------  ------------  -------   ---------  ------------  -------  -------  --------  --------
Edmund Wallis        01.12.92  (pound) 2.78   25,500                                      25,500  01.12.95  01.12.02
                     01.07.93  (pound) 3.87   27,500                                      27,500  01.07.96  01.07.03
                     22.11.94  (pound) 5.57   53,500                                      53,500  22.11.99  22.11.04
                     29.11.95  (pound) 5.32   56,000                                      56,000  29.11.00  29.11.05
                     26.06.96  (pound) 5.32   63,500                                      63,500  26.06.01  26.06.06
                     02.07.97  (pound) 7.35   20,000                                      20,000  02.07.02  02.07.07
                     25.09.98  (pound) 8.88   50,500                                      50,500  25.09.03  25.09.08
                                                        12.03.99  (pound) 8.70   10,500   10,500  12.03.04  12.03.09
                                             -------                                     -------
                                             296,500                                     307,000
(ShareSave)          24.07.96  (pound) 3.77    2,586                                          --
                                                                                         -------
------------------   --------  ------------  -------   ---------  ------------  -------  -------  --------  --------
Nick Baldwin         22.11.94  (pound) 5.57   11,000                                      11,000  22.11.97  22.11.04
                     29.11.95  (pound) 5.32   13,000                                      13,000  29.11.98  29.11.05
                     26.06.96  (pound)4.705   15,500                                      15,500  26.06.99  26.06.06
                     02.07.97  (pound) 7.35   14,000                                      14,000  02.07.00  02.07.07
                     25.09.98  (pound) 8.88   20,500                                      20,500  25.09.03  25.09.08
                                                        12.03.99  (pound)6,875   32,500   32,500  12.03.04  12.03.09
                                             -------                                     -------
                                              74,000                                     106,500
(ShareSave)          24.07.96  (pound) 3.77    4,575                                       4,575  01.08.01  31.01.02
                                                                                         -------
                                                                                           4,575
------------------   --------  ------------  -------   ---------  ------------  -------  -------  --------  --------
Peter Hickson        11.12.96  (pound) 5.72   78,500                                      78,500  11.12.01  11.12.06
                     02,07.97  (pound) 7.35   32,000                                      32,000  02.07.02  02.07.07
                     25.09.98  (pound) 8.88   30,500                                      30,500  25.09.03  25.09.08
                                                        12.03.99  (pound)6.875   21,000   21,000  12.03.04  12.03.09
                                             -------                                     -------
                                             141,000                                     162,000
(ShareSave)          25.07.97(pound)5.81   1,678                                           1,678  01.08.00  31.01.01
                                                                                         -------
                                                                                           1,678
------------------   --------  ------------  -------   ---------  ------------  -------  -------  --------  --------

Options granted on or after 22 November 1994 are subject to performance criteria.

Options were exercised by the following executive director during the year:

                                                                        Number     Date      Grant    Market      Gain
                                                                     exercised               Price     Price
Name                                                                                        (pound)   (pound)   (pound)
-----------------------------------------------------------------  ----------   --------  --------  --------  --------
Edmund Wallis                                                           2,586   09.09.99     3.77    6.59       7,292
-----------------------------------------------------------------  ----------   --------  --------  --------  --------

No other options were exercised by executive directors during the year. No options lapsed during the year. The mid-market price for ordinary shares in PowerGen plc on 2 January 2000 was 445p. The price range during the period 3 January 1999 to 2 January 2000 was 439p (low) to 917p (high).

This information is presented as at a date more than one month prior to the date of the Notice of Annual General Meeting by agreement with the London Stock Exchange.

                                              POWERGEN PLC ANNUAL REPORT 1999 21


Notice Period of Employment Contracts

Mr E A Wallis has a service contract with the Company with entitlement to a rolling two-year period of notice. Mr P C F Hickson has a service contract which, following an initial period of three years ending on 21 July 1999, can be terminated on a rolling one-year period of notice. Mr N P Baldwin has a service contract with the Company which can be terminated on a rolling one year period of notice. It is the policy of the Committee that the Company should not enter into contracts with rolling notice periods exceeding one year for any executive director to be appointed in future.

      If an executive director's contract is terminated by the Company other than in the circumstances described below, the benefits for which the Company is liable will be not more than a termination payment of up to full salary and benefits for the outstanding period of the contract and benefits and enhanced early retirement under the Company's pension schemes, subject to mitigation by the individual concerned.

      In October 1998 Mr E A Wallis, Mr P C F Hickson and Mr N P Baldwin each entered into a Deed of Amendment of their service contract to provide for a termination payment of twice gross annual salary plus target annual bonuses and compensation for pension benefits to be made in certain circumstances following the termination of their employment by the Company following a change of control of the Board or a merger (which payments are not subject to mitigation by the individual concerned).

Annual Bonus Scheme

Payments under the scheme are dependent, in all cases except the Chairman, on the achievement of corporate and personal performance targets. The Chairman's annual bonus is determined solely according to corporate performance.

      Corporate performance is measured by the annual increase in the Company's earnings per share excluding any exceptional items. The payment of a bonus is conditional upon achievement of a defined level of Profit Before Tax. The level of bonus, set in 1998 at 25 per cent of base salary in respect of target performance increasing to a maximum of 40 per cent of base salary for exceptional achievement, is determined by the Committee. The position for 1999 is set out on page 18.

      Annual bonus payments may be made in either cash or shares. To encourage executive directors to take bonuses in shares, shares issued in lieu of bonus payments may be put into trust. Subject to certain conditions, additional matching shares will be issued by the Company to the individual director in respect of such shares after three years.

Medium Term Bonus Scheme

This scheme is based on the performance of the Company over a five-year period and was first introduced in the 1994/95 financial year. Membership of the scheme is limited to executive directors selected at the discretion of the Committee. All the executive directors are currently members. The numbers of shares placed in trust under the scheme are:

                                   at         Grants during year              at
                            3 January -------------------------------- 2 January
                                 1999           Date        Number          2000
Edmund Wallis                  98,710       12.03.99        26,181       124,891
Peter Hickson                  41,809       12.03.99        16,000        57,809
Nicholas Baldwin                9,542       12.03.99        13,090        22,632

Note

David Dance, a former director, retains an entitlement to 25,114 shares under the scheme. The performance criteria relating to their exercise were waived when he left the Company.

      Performance targets relate to Total Shareholder Return (determined with reference to the Company's share price and dividends), the performance of the Company being measured against that of a comparator group of FTSE 100 companies. Awards under the scheme are in the form of restricted shares which are held by Trustees (the PowerGen Employee Share Trust), shares equivalent to the value of the annual bonus of a participating executive director for the previous year (currently up to 40 per cent of salary) being placed in Trust. For the shares to vest, and the director to be able to call for the transfer of shares to him, the Company must meet the target criteria. The actual number of shares available for transfer to the director depends on the Company's performance against the comparator group, no shares being released if the Company is in the lower half of the group and a maximum of 100 per cent being released if the Company is in the top quartile. Additional shares may be released if, an entitlement having been established, shares are not called for immediately after they have vested and the performance of the Company then continues to improve. If neither target performance is achieved, the award is lost.

      Certain shares placed in trust under the scheme have vested during the year. An appropriate amount is included in the performance related bonus for Edmund Wallis set out in the Summary of Directors' Emoluments on page 19. No shares awarded under the scheme have been lost during the year. Executive directors (and former directors) first became eligible to call for the transfer of the vested shares under the scheme on 7 June 1998.

Share Options

The PowerGen Executive Share Option Scheme was originally established in 1991 and was approved by shareholders and the Inland Revenue. The Rules of the Scheme were amended by the Board in May 1996 under powers granted to them by the Scheme, to give effect to implications for the operation of the Scheme of the provisions of the Finance Act 1996. Membership of the Scheme is at the discretion of the Committee. Following the implementation of the Scheme of Arrangement in December 1998 the Scheme was replicated in respect of shares in the Company as the new holding Company of the Group. All executive directors are members of the Scheme together with certain other senior executives and managers. Details of grants of options are given on page 20; at all times these have made in accordance with best practice as it has developed.

22 POWERGEN PLC ANNUAL REPORT 1999


Report on Corporate Governance continued

      Grants of options are conditional upon specific performance criteria similar to those applicable to the Medium Term Bonus Scheme having been met at the time of exercise. Options are exercisable between three and ten years after the date of grant (between five and ten years in the case of executive directors who are members of the Medium-Term Bonus Scheme). At the time when an option holder wishes to exercise his options, the performance of the Company in terms of Total Shareholder Return is compared with that of the relevant comparator companies.

      Options are granted at the market price of the Company's shares at the time of grant. In normal circumstances, the maximum levels of grant for any one year for executive directors will be equivalent to their emoluments for that year; the maximum levels for other participants will be a proportion of their base emoluments. Total grants of options outstanding at any time will not exceed four times emoluments.

Retirement Benefits

The executive directors are all members of the Electricity Supply Pension Scheme
(ESPS) and of the PowerGen Senior Executive Pension Scheme. Members are entitled on normal retirement to a pension of two thirds of final year's base salary after 20 years' service, together with dependants' pensions in the event of death, a lump sum on death in service and a pension in the event of early retirement on the grounds of ill health. Contributions to the ESPS paid by the Company are determined by the actuary and are expressed as a percentage of total pensionable salaries. Members are required to contribute six per cent of their pensionable salary. In a similar way, the Company meets all the costs of the PowerGen Senior Executive Pension Scheme which is also determined by an actuary and expressed as a percentage of pensionable salaries for all members. Further details of the ESPS are set out in note 25 on page 36.

PowerGen ShareSave Scheme

The PowerGen ShareSave Scheme is an Inland Revenue approved Scheme available to all eligible employees. Non-executive directors are not eligible for membership. Following the implementation of the Scheme of Arrangement in December 1998 existing options held under the ShareSave Scheme were transferred to apply to shares in the Company, as the new holding Company of the Group.

      Options granted to executive directors under the PowerGen ShareSave Scheme are included in the table on page 20.

Other Benefits

Each Executive director and certain other senior employees receive a car provided by the Company together with petrol for private mileage. Certain executive directors also have the use of a pool car and chauffeur. Telephone rental charges are reimbursed and a mobile telephone is provided. The Company operates a private health insurance scheme through PPP.

Non-executive directors' remuneration

The remuneration of the non-executive directors is determined by the Board. The fees of non-executive directors consist of a basic sum plus an additional payment for specific duties in respect of chairmanship of committees. Non-executive directors do not receive pension contributions and do not have service contracts with the Company or any of its subsidiaries. Each appointment of a non-executive director is subject to review on the third anniversary of the appointment.

Appointment of directors

In accordance with the Company's Articles of Association, Mr P Myners and Mr S Gillibrand will retire at the forthcoming Annual General Meeting and will offer themselves for re-appointment.

      Mr E A Wallis and Sir Frederick Crawford will retire by rotation at the forthcoming Annual General Meeting and will offer themselves for re-appointment.

      As at the date of the Annual General Meeting, there will be an unexpired term of two years on Mr E A Wallis' service contract as his contract is subject to termination on two years' notice on a rolling basis. Mr P Myners, Mr S Gillibrand and Sir Frederick Crawford are members of the Remuneration Committee and they do not have service contracts with the Company or any of its subsidiaries.

Beneficial Interests

The beneficial interests of the directors in the ordinary share capital of PowerGen plc are as follows:


                                                             As at       As at
                                                         2 January   3 January
                                                              2000        1999
-------------------------------------------------------  ---------   ---------
Nicholas Baldwin                                             4,379       4,263
Sir Frederick Crawford                                       7,398       7,398
Sydney Gillibrand                                            6,858       6,858*
Anthony Habgood                                              3,000       3,000
Peter Hickson                                               17,057      10,000
Dr David Li                                                 20,000      10,000
Paul Myners                                                  9,867       9,867
Roberto Quarta                                               3,000       3,000
Cohn Short                                                      **      10,000
Sir Alan Thomas                                                 **       4,984
Edmund Wallis                                               41,686      38,037
-------------------------------------------------------  ---------   ---------

Notes

* The holdings shown for Sydney Gillibrand and Paul Myers are as at the dates of their appointments as directors both 31 May 1999

** No longer a director as at 2 January 2000

      There have been no changes in the beneficial interests of the directors in the ordinary share capital of PowerGen plc between 2 January 2000 and the date of this Report.

      In addition, certain Executive directors have interests in shares held in the PowerGen Employee Share Trust as shown on page 21.

      There were no non-beneficial interests of the directors in the ordinary share capital of the Company.

      No director had at any time during the period under report any interest (other than as a nominee on behalf of the Company) in the shares of any subsidiary company.

      No director during the period under report had a material interest in any contract significant to the Group's business.

                                              POWERGEN PLC ANNUAL REPORT 1999 23


Report of the Auditors
to the members of PowerGen plc

We have audited the financial statements on pages 24 to 42.

Respective responsibilities of directors and auditors

The Company's directors are responsible for preparing the Annual Report. As described on page 15, this includes responsibility for preparing the financial statements in accordance with applicable United Kingdom accounting standards. Our responsibilities, as independent auditors, are established in the United Kingdom by statute, the Auditing Practices Board, the Listing Rules of the London Stock Exchange and our profession's ethical guidance.

      We report to you our opinion as to whether the financial statements give a true and fair view and are properly prepared in accordance with the United Kingdom Companies Act. We also report to you if, in our opinion, the directors' report is not consistent with the financial statements, if the Company has not kept proper accounting records, if we have not received all the information and explanations we require for our audit, or if information specified by law or the Listing Rules regarding directors' remuneration and transactions is not disclosed.

      We read the other information contained in the Annual Report and consider the implications for our report if we become aware of any apparent misstatements or material inconsistencies with the financial statements.

      We review whether the statement on page 16 reflects the Company's compliance with the seven provisions of the Combined Code specified for our review by the London Stock Exchange, and we report if it does not. We are not required to consider whether the Board's statements on internal control cover all risks and controls, or to form an opinion on the effectiveness of the Company's or the Group's corporate governance procedures or its risk and internal control procedures.

Basis of audit opinion

We conducted our audit in accordance with Auditing Standards generally accepted in the United Kingdom and in the United States. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgements made by the directors in the preparation of the financial statements, and of whether the accounting policies are appropriate to the Company's circumstances, consistently applied and adequately disclosed.

      We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion, we also evaluated the overall adequacy of the presentation of information in the financial statements.

UK Opinion

In our opinion the financial statements give a true and fair view of the state of affairs of the Company and the Group at 2 January 2000 and of the results and cash flows of the Group for the year then ended and have been properly prepared in accordance with the Companies Act 1985.

US Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Group as at 2 January 2000 and 3 January 1999 and the results of their operations and their cash flows for the year ended 2 January 2000, the nine month period ended 3 January 1999, and the year ended 29 March 1998, in conformity with accounting principles generally accepted in the United Kingdom. These principles differ in certain respects from accounting principles generally accepted in the United States. The effect of the differences in the determination of net income, shareholders' equity and cash flows is shown on pages 43 and 44 to the financial statements.

PricewaterhouseCoopers

Chartered Accountants and Registered Auditors
London
1 March 2000

24 POWERGEN PLC ANNUAL REPORT 1999


Consolidated Profit and Loss Account
for the year ended 2 January 2000

                                                                                  Year ended
                                                                                   2 January
                                                                                        2000
--------------------------------------------------------------   -------------  -------------  ---------  -------------
                                                          Note          Before    Exceptional      Total         Before
                                                                   exceptional          Items               exceptional
                                                                         items       (note 3)                     items
                                                                      (pound)m       (pound)m   (pound)m       (pound)m
----------------------------------------------------  --------   -------------  -------------  ---------  -------------
Turnover                                                                 3,989             --      3,989          2,489
Group's share of associates' turnover                                     (243)            --       (243)          (145)
----------------------------------------------------  --------   -------------  -------------  ---------  -------------
Group turnover                                               1           3,746             --      3,746          2,344
-----------------------------------------------------------------------------------------------------------------------
   continuing activities                                                 3,672             --      3,672          2,344
   acquisitions                                                             74             --         74             --
-------------------------------------------------------------------------------------------------------------------------
Operating costs                                            2,3          (3,297)          (293)    (3,590)        (2,062)
Other operating income                                       2             191             --        191            100
----------------------------------------------------  --------   -------------  -------------  ---------  -------------
Group operating profit/(loss)                                2             640           (293)       347            382
-----------------------------------------------------------------------------------------------------------------------
  continuing activities                                                    618           (293)       325            382
  acquisitions                                                              22             --         22             --
-----------------------------------------------------------------------------------------------------------------------
Group's share of associates' operating profit                               83             --         83             44
Disposal of fixed assets and investments                     3              --            543        543             --
Net interest payable
  Group                                                      6            (156)            --       (156)          (104)
  associates                                                               (55)            --        (55)           (30)
----------------------------------------------------  --------   -------------  -------------  ---------  -------------
Profit/(Loss) on ordinary activities before taxation         7             512            250        762            292
Tax on profit on ordinary activities                         8             (99)            49        (50)           (69)
Windfall tax                                                 9              --             --         --             --
----------------------------------------------------  --------   -------------  -------------  ---------  -------------
Profit/(Loss) on ordinary activities after taxation                        413            299        712            223
Minority interest                                                           (4)            --         (4)            --
----------------------------------------------------  --------   -------------  -------------  ---------  -------------
Profit/(Loss) attributable to shareholders                                 409            299        708            223
Dividends                                                   10                                      (226)
----------------------------------------------------  --------   -------------  -------------  ---------  -------------
Retained Proflt/(Loss) for the year                                                                  482
                                                                                               ---------
Earnings/(Loss) per ordinary share                          12                                     109.Op
Earnings per ordinary share
(excluding goodwill amortisation,
windfall tax and exceptional Items)                         12                                      73.4p

Diluted Earnings/(Loss) per ordinary share                  12                                     108.5p

Dividends per ordinary share                                10                                      34.8p

                                                                    Nine months ended     Year ended
                                                                            3 January       29 March
                                                                                 1999           1998
                                                      ------------  ------------------  ------------
                                                      Exceptional               Total         Total
                                                            items
                                                         (note 3)
                                                         (pound)m            (pound)m      (pound)m
----------------------------------------------------  -----------  ------------------  ------------
Turnover                                                       --               2,489         3,122
Group's share of associates' turnover                          --                (145)         (190)
----------------------------------------------------  -----------  ------------------  ------------
Group turnover                                                 --               2,344         2,932
---------------------------------------------------------------------------------------------------
   continuing activities                                       --               2,344         2,932
   acquisitions                                                --                  --            --
---------------------------------------------------------------------------------------------------
Operating costs                                              (535)             (2,597)       (2,840)
Other operating income                                         --                 100           128
----------------------------------------------------  -----------  ------------------  ------------
Group operating profit/(Loss)                                (535)               (153)          220
---------------------------------------------------------------------------------------------------
  continuing activities                                      (535)               (153)          220
  acquisitions                                                 --                  --            --
---------------------------------------------------------------------------------------------------
Group's share of associates' operating profit                  --                  44            45
Disposal of fixed assets and investments                       (2)                 (2)           --
Net interest payable
  Group                                                        --                (104)          (15)
  associates                                                   --                 (30)          (40)
----------------------------------------------------  -----------  ------------------  ------------
Profit/(Loss) on ordinary activities before taxation         (537)               (245)          210
Tax on profit on ordinary activities                          158                  89          (133)
Windfall tax                                                   --                  --          (202)
----------------------------------------------------  -----------  ------------------  ------------
Profit/(Loss) on ordinary activities after taxation          (379)               (156)         (125)
Minority interest                                              --                  --            --
----------------------------------------------------  -----------  ------------------  ------------
Profit/(Loss) attributable to shareholders                   (379)               (156)         (125)
Dividends                                                                        (157)         (189)
----------------------------------------------------  -----------  ------------------  ------------
Retained Profit/(Loss) for the year                                              (313)         (314)
                                                                              -------  ------------
Earnings/(Loss) per ordinary share                                              (24.1)p       (19.5)p
Earnings per ordinary share
(excluding goodwill amortisation,
windfall tax and exceptional Items)                                              38.8p         68.1p

Diluted Earnings/(Loss) per ordinary share                                      (24.1)p       (19.5)p

Dividends per ordinary share                                                     24.1p         29.Op

Statement of Total Recognised Gains and Losses for the year ended 2 January 2000

                                                                                      Year  Nine Months         Year
                                                                                     ended        ended        ended
                                                                                 2 January    3 January     29 March
                                                                                      2000         1999         1998
                                                                                  (pound)m     (pound)m     (pound)m
--------------------------------------------------------------------- -------    ---------    ---------     --------
Profit/(Loss) attributable to shareholders                                             708         (156)        (125)
Revaluation of fixed assets on acquisition                                              25           --           --
Currency translation differences on foreign currency net investments                    63          (28)         (79)
--------------------------------------------------------------------- -------    ---------    ---------     --------
Total recognised gains/(losses) for the year                                           796         (184)        (204)
--------------------------------------------------------------------- -------    ---------    ---------     --------
Prior year adjustment                                                                   --           96           --
Total recognised gains/(losses)                                                        796          (88)        (204)
--------------------------------------------------------------------- -------    ---------    ---------     --------

The notes on pages 29 to 42 form part of these financial statements

                                              POWERGEN PLC ANNUAL REPORT 1999 25


Balance Sheets
as at 2 January 2000

                                                                                        The Group            The Company
                                                                           ----------------------  ---------------------
                                                                           2 January    3 January  2 January   3 January
                                                                                2000         1999       2000        1999
                                                                    Note    (pound)m     (pound)m   (pound)m    (pound)m
--------------------------------------------------------------   -------   ---------    ---------  ---------   ---------
Fixed assets
Goodwill                                                              15       1,309        1,301         --          --
Tangible fixed assets                                                 16       3,232        3,024         --          --
Investments                                                           17         470          612        325         325
--------------------------------------------------------------   -------   ---------    ---------  ---------   ---------
                                                                               5,011        4,937        325         325
--------------------------------------------------------------   -------   ---------    ---------  ---------   ---------
Current assets
Stocks                                                                18         127          173         --          --
Debtors: amounts falling due after more than one year                 19          11           30         --          --
Debtors: amounts falling due within one year                          20         722          730        161          95
Cash and short-term deposits                                                     646           93         --          --
--------------------------------------------------------------   -------   ---------    ---------  ---------   ---------
                                                                               1,506        1,026        161          95
--------------------------------------------------------------   -------   ---------    ---------  ---------   ---------

Creditors: amounts falling due within one year
Loans and overdrafts                                                  21         (98)         (88)        --          --
Trade and other creditors                                             22      (1,106)      (1,677)      (156)        (92)
--------------------------------------------------------------   -------   ---------    ---------  ---------   ---------
Net current assets/(liabilities)                                                 302         (739)         5           3
--------------------------------------------------------------   -------   ---------    ---------  ---------   ---------
Total assets less current liabilities                                          5,313        4,198        330         328
Creditors: amounts falling due after more than one year
Long-term loans                                                       23      (2,572)      (2,413)        --          --
Other creditors                                                       24        (415)        (731)        --          --
Provisions for liabilities and charges                                26        (295)        (322)        --          --
Deferred tax                                                          27         (47)         (45)        --          --
--------------------------------------------------------------   -------   ---------    ---------  ---------   ---------
Net assets                                                                     1,984        1,345        330         328
--------------------------------------------------------------   -------   ---------    ---------  ---------   ---------
Capital and reserves
Called-up share capital                                               28         325          325        325         325
Share premium account                                                 29           4           --          4
Other reserves                                                        29         656          656         --          --
Revaluation reserve                                                   29          25
Profit and loss account                                               29         909          364          1           3
--------------------------------------------------------------   -------   ---------    ---------  ---------   ---------
Shareholders' funds (including non-equity shareholders' funds)                 1,919        1,345        330         328
--------------------------------------------------------------   -------   ---------    ---------  ---------   ---------
Equity minority interests                                                         65           --         --          --
--------------------------------------------------------------   -------   ---------    ---------  ---------   ---------
                                                                               1,984        1,345        330         328
                                                                           ---------    ---------  ---------   ---------

Approved by the Board on 1 March 2000

E A Wallis                             P C F Hickson

The notes on pages 29 to 42 form part of these financial statements

26 POWERGEN PLC ANNUAL REPORT 1999


Consolidated Cash Flow Statement
for the year ended 2 January 2000

                                                                                      Year  Nine Months         Year
                                                                                     ended        ended        ended
                                                                                 2 January    3 January     29 March
                                                                                      2000         1999         1998
                                                                         Note     (pound)m     (pound)m     (pound)m
--------------------------------------------------------------------- -------    ---------    ---------     --------
Cash flow from operating activities                                       31a          (27)         456          583
--------------------------------------------------------------------- -------    ---------    ---------     --------
Dividends from associated undertakings                                                   1           --            1
--------------------------------------------------------------------- -------    ---------    ---------     --------
Returns on investments and servicing of finance
Interest received                                                                       56            7           34
Interest paid                                                                         (210)         (83)         (66)
--------------------------------------------------------------------- -------    ---------    ---------     --------
                                                                                      (154)         (76)         (32)
--------------------------------------------------------------------- -------    ---------    ---------     --------
Taxation                                                                                26         (176)        (131)
--------------------------------------------------------------------- -------    ---------    ---------     --------
Capital expenditure and financial investment
Purchase of tangible fixed assets                                                     (329)        (175)        (147)
Purchase of fixed asset investments                                                    (53)         (39)         (83)
(New)/Repayment of loans to associated undertakings                                     (5)          (4)           6
Sale of fixed asset investments                                                        203           11           89
Sale of tangible fixed assets                                                           18           53           30
Net receipts from disposal of power stations                                         1,282           --           --
--------------------------------------------------------------------- -------    ---------    ---------     --------
                                                                                     1,116         (154)        (105)
--------------------------------------------------------------------- -------    ---------    ---------     --------
Acquisitions and disposals
Purchase of subsidiary undertakings                                                   (261)        (866)          --
Net cash acquired with subsidiary undertakings                                          --            1           --
Receipts from sale of subsidiary undertakings                                            5          253           --
Net cash disposed with subsidiary undertakings                                          --          (29)          --
--------------------------------------------------------------------- -------    ---------    ---------     --------
                                                                                      (256)        (641)          --
--------------------------------------------------------------------- -------    ---------    ---------     --------
Equity dividends paid                                                                 (162)        (172)        (151)
--------------------------------------------------------------------- -------    ---------    ---------     --------
Net cash inflow/(outflow) before use of liquid resources                               544         (763)         165
--------------------------------------------------------------------- -------    ---------    ---------     --------
Management of liquid resources
Cash (paid for)/withdrawn from short-term deposits                                    (493)          31          (61)
--------------------------------------------------------------------- -------    ---------    ---------     --------
Financing
Issue of ordinary share capital                                                          4            6            9
Debt due within one year:
Repayment of commercial paper                                                           --           --         (127)
Movement in short-term loans                                                           (76)          76           --
Debt due beyond one year:
Repayment of term loans                                                                 --         (200)          --
Movement in sterling term facility                                                    (600)         895           --
Issue of 6.25% Sterling Eurobond 2024                                                  244           --           --
Issue of 5% Euro Eurobond 2009                                                         326           --           --
Movement in sterling equivalent long-term loans                                         41          (38)           1
--------------------------------------------------------------------- -------    ---------    ---------     --------
                                                                                       (61)         739         (117)
--------------------------------------------------------------------- -------    ---------    ---------     --------
(Decrease)/lncrease in cash in the year                                   31b          (10)           7          (13)
--------------------------------------------------------------------- -------    ---------    ---------     --------

The notes on pages 29 to 42 form part of these financial statements

                                              POWERGEN PLC ANNUAL REPORT 1999 27


Principal Accounting Policies

Nature of operations

The PowerGen Group has two main businesses; UK Operations and International Operations. PowerGen's principal business in the UK is the generation, distribution and sale of electricity and the sale of gas. PowerGen's principal business overseas is the generation of electricity and associated energy-related businesses.

Basis of preparation of accounts

The financial statements are prepared under the historical cost convention and in accordance with applicable UK accounting standards. There is no difference between the profit on ordinary activities before taxation and the retained profit for the year stated on the face of the consolidated profit and loss account and their historical cost equivalents. Values of assets and liabilities vested in the Company on 31 March 1990 under the Transfer Scheme made pursuant to the Electricity Act 1989 (the Transfer Scheme) are based on their historical cost to the Central Electricity Generating Board (CEGB).

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions which affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting year. Actual results can differ from those estimates.

      In the accounts for the year ended 3 January 1999, figures for the three years ended 29 March 1998 were restated, following the adoption of Financial Reporting Standard 12, from 30 March 1998. This necessitated adjustment to provisions made in prior periods principally relating to major overhaul and decommissioning of generation plant.

      On 9 December 1998 under a Scheme of Arrangement between the Company and its Shareholders a new holding company was created for the PowerGen Group, PowerGen 1998 PLC (then renamed PowerGen plc). A simultaneous capital reorganisation of PowerGen UK plc (formerly PowerGen plc) was accounted for as a Group reconstruction and merger accounting principles were applied.

Basis of consolidation

The consolidated accounts include the financial statements of the Company and its subsidiary undertakings. The results of subsidiaries sold or acquired are included in the consolidated profit and loss account up to, or from, the date on which control passes. Intra-group sales and profits are eliminated on consolidation. Goodwill arising on consolidation represents the excess or shortfall of the fair value of the consideration given compared to the fair value of the identifiable net assets acquired. Purchased goodwill is capitalised in the balance sheet and amortised on a straight-line basis over its estimated minimum useful economic life of 20 years. Prior to the adoption of Financial Reporting Standard 10 'Goodwill and Intangible Assets' from 30 March 1998, goodwill arising was written off on acquisition against retained earnings.

Associated undertakings

The Group's share of profits less losses of associated undertakings is included in the consolidated profit and loss account. These amounts are taken from the latest audited financial statements of the undertakings, except where the accounting reference date of the undertaking is not coterminous with the parent company, where management accounts are used. The accounting reference dates of associated undertakings are set out in note 17. Where the accounting policies of associated undertakings do not conform to those of the Group, adjustments are made on consolidation where the amounts involved are material to the Group.

Turnover

Turnover comprises sales of electricity, including fees under contracts for differences stated net of difference payments ('Cfds'), revenue from the sale of electricity and gas to industrial, commercial and domestic customers, and the sale of electricity and steam under combined heat and power schemes. The cost or the income attributable to Cfds is recorded when settlement is made. Where physical delivery under the Cfd has taken place prior to the year end, adjustment is made to account for the known variances between the contract strike price and the Pool price on the date of delivery. Income from the sale of electricity and gas to industrial, commercial and domestic customers is recognised when earned and reflects the value of units supplied, including a value of units supplied to customers between the date of their last meter reading and the year end.

Restructuring costs

Amounts are set aside for the Group's restructuring programme that involves the reorganisation or future closure of power station and other sites and specific reductions in staff numbers, where the Group is demonstrably committed to such actions.

Depreciation

Provision for depreciation of generating and other assets is made so as to write off, on a straight-line basis, the book value of tangible fixed assets. Assets are depreciated over their estimated useful lives or, in the case of leased assets, over the lease term if shorter. No depreciation is provided on freehold land or assets in the course of construction.

      The estimated useful lives for the other principal categories of fixed assets are:

Asset                                                              Life in years
------------------------------------------------------------------ -------------
Generating assets                                                          20-40

Distribution network                                                          40

Other buildings                                                               40

Other operating and short-term assets                                       3-15
------------------------------------------------------------------ -------------

Overhaul of generation plant

Overhaul costs are capitalised as part of generating assets and depreciated on a straight-line basis over their estimated useful life, typically the period until the next major overhaul. That period is usually between four and six years.

Foreign exchange

Assets and liabilities expressed in foreign currencies, including those of subsidiary and associated undertakings, are translated to sterling at rates of exchange ruling at the end of the financial year The results of foreign subsidiary and associated undertakings are translated to sterling using average exchange rates.

      Transactions denominated in foreign currencies are translated to sterling at the exchange rate ruling on the date payment takes place unless related or matching forward foreign exchange contracts have been entered into when the rate specified in the contract is used. Differences on exchanoe arising from the re-translation of the opening net investment in and results of

28 POWERGEN PLC ANNUAL REPORT 1999


Principal Accounting Policies continued

subsidiary and associated undertakings are taken to reserves and, where the net investments are hedged, are matched with differences arising on the translation of related foreign currency borrowings. Any differences arising are reported in the statement of total recognised gains and losses. All other foreign exchange differences are taken to the profit and loss account in the year in which they arise.

Deferred income

Amounts received in advance in respect of the provision of services under warranty arrangements are taken to deferred income and recognised in operating income over the period to which the warranty cover relates. Costs associated with the provision of services under the warranty arrangements are included within operating costs when incurred.

Financial instruments

The Group uses a range of derivative instruments, including interest rate swaps, energy based futures contracts and foreign exchange contracts and swaps. Derivative instruments are used for hedging purposes, apart from energy based futures contracts, which are used for trading purposes. Interest differentials on derivative instruments are charged to the profit and loss account as interest costs in the period to which they relate. Accounting for foreign currency transactions is described in the foreign exchange policy set out above. Changes in the market value of futures trading contracts are reflected in the profit and loss account in the period in which the change occurs.

Debt instruments Following the issue of Financial Reporting Standard 4 'Capital Instruments' all borrowings are initially stated at the fair value of consideration received after deduction of issue costs. The issue costs and interest payable on bonds are charged to the profit and loss account at a constant rate over the life of the bond.

Interest rate swaps Interest rate swap agreements are used to manage interest rate exposures and are accounted for using hedge accounting. Amounts payable or receivable in respect of these agreements are recognised as adjustments to interest expense over the period of the contracts. The cash flows from interest rate swaps and gains and losses arising on terminations of interest rate swaps are recognised as returns on investments and servicing of finance.

Forward currency contracts The Group enters into forward currency contracts for the purchase and/or sale of foreign currencies in order to hedge its exposure to fluctuations in currency rates. Unrealised gains and losses on currency contracts are not accounted for until the maturity of the contract. The cash flows from forward purchase currency contracts are classified in a manner consistent with the underlying nature of the hedged transaction.

Currency swaps Currency swap agreements are used to manage foreign currency exposures and are accounted for using hedge accounting. In order to qualify for hedge accounting the instrument must be identified to a specific foreign currency asset or liability and must be an effective hedge. Foreign currency loans, where the repayment of principal is hedged by currency swaps, are included in the balance sheet at the sterling eguivalent of the hedged rate.

Tangible fixed assets

Tangible fixed assets, including plant spares, are stated at original cost less accumulated depreciation and provisions for impairment. In the case of assets constructed by the Company and its subsidiaries, directly related overheads and commissioning costs are included in cost.

      Major assets in the course of construction are included in tangible fixed assets on the basis of expenditure incurred at the balance sheet date. Where borrowings are specifically financing the construction of a major capital project with a long period of development, interest payable, not exceeding the actual amount incurred during the relevant period of construction, is capitalised as part of the cost of the asset and written off over the operational life of the asset.

Leases

Rents payable under operating leases are charged to the profit and loss account evenly over the term of the lease. Income from operating leases is included within other operating income in the profit and loss account. Income is recognised on a straight-line basis except where income receipts vary with output or other factors. Any variable element is recognised as earned.

Fixed asset investments

The Group's share of the net assets of associated undertakings is included in the consolidated balance sheet. Other investments are stated at cost. Provision is made for any impairment in the value of investments.

Fuel stocks and stores

Fuel stocks and general and engineering stores are stated at the lower of cost and net realisable value. In general, stocks are recognised in the profit and loss account on a weighted average cost basis. The Companies Act 1985 requires stocks to be categorised between raw materials, work in progress and finished goods. Fuel stocks and stores are raw materials under this definition.

Cash and short-term deposits

Short-term deposits include cash at bank and in hand, and certificates of tax deposit.

Deferred taxation

Deferred taxation arises in respect of items where there is a timing difference between their treatment for accounting purposes and their treatment for taxation purposes. Provision for deferred taxation, using the liability method, is made to the extent that it is probable that a liability or asset will crystallise in the foreseeable future.

Pensions

Pension costs are charged to the profit and loss account so as to spread the cost of pensions over employees' remaining working lives. The regular cost is attributed to individual years using either the projected unit credit method or the attained age method, see note 25. Variations in pension costs, which are identified as a result of actuarial valuations, are amortised over the average expected remaining service lives of members. Differences between the amounts funded and the amounts charged to the profit and loss account are treated as either creditors or debtors in the balance sheet.

                                              POWERGEN PLC ANNUAL REPORT 1999 29

Notes to the Accounts
for the year ended 2 January 2000

1 Turnover
Turnover, which arises mainly in the UK, is analysed as follows:

                                                  Year  Nine months        Year
                                                 ended        ended       ended
                                             2 January    3 January    29 March
                                                  2000         1999        1998
                                              (pound)m     (pound)m    (pound)m
------------------------------------------- ----------   ----------   ----------
UK Operations

Electricity and gas -- wholesale and
trading                                          1,685        1,155       1,979

Electricity -- distribution                        376          157          --

Electricity and gas -- retail                    1,751        1,001         797

Cogeneration and renewables                         95           54          68

Other energy and hydrocarbon sales                  --           89          76

Internal charges from distribution
to retail                                         (245)        (119)         --
-------------------------------------------  ---------    ----------   ---------
                                                 3,662        2,337       2,920

International Operations                            84            7          12
-------------------------------------------  ---------    ----------   ---------
                                                 3,746        2,344       2,932
-------------------------------------------  ---------    ----------   ---------

Wholesale electricity trades in England and Wales are conducted according to a multilateral agreement between the electricity generators and the wholesale electricity purchasers. This multilateral agreement specifies the charges on each purchaser and the payments to each generator and ensures that the total charges equal the total payments. All such payments and charges are settled through a daily clearing account (the Pool) without passing through the ownership of a third party. Therefore although the customers of a specific generator are identified collectively as the purchasers who have signed the multilateral agreement, it is not possible to quantify the actual sales from one specific generator to one specific purchaser.

2 Operating profit
Operating costs were as follows:

                                                  Year  Nine months        Year
                                                 ended        ended       ended
                                             2 January    3 January    29 March
                                                  2000         1999        1998
                                              (pound)m     (pound)m    (pound)m
----------------------------------------   -----------  -----------  ----------
Fuel costs                                         840        1,102         888
--------------------------------------------------------------------------------
  burnt in power stations                          643          567         888
  gas buy-outs                                     197          535          --
--------------------------------------------------------------------------------
Pool purchases and other costs of sales          1,722          940         965
Staff costs (note 4)                               235          139         128
Depreciation, including exceptional
charge                                             263          157         553
Goodwill amortisation                               68           28          --
Other operating charges, including
restructuring costs                                462          231         306
----------------------------------------         -----        -----       -----

Operating costs, after exceptional items         3,590        2,597       2,840
                                                 -----        -----       -----
--------------------------------------------------------------------------------
Operating costs, before exceptional items        3,297        2,062       2,471
Exceptional operating charges (note 3)             293          535         369
--------------------------------------------------------------------------------

The directors believe that the nature of the Group's business is such that the analysis of operating costs set out in the Companies Act 1985 is not appropriate. As required by the Act, the directors have therefore adopted the presented format so that operating costs are disclosed in a manner appropriate to the Group's principal activities.

      The depreciation charge for the year ended 2 January 2000 includes (pound)45 million as the result of an impairment review of the Group's UK power station portfolio. The cash flows used in this impairment review were discounted at PowerGen's cost of capital for UK Operations.

      Operating costs include (pound)52 million relating to the post-acquisition results of GPEC (see note 14).

Operating costs also include:

                                                  Year  Nine months        Year
                                                 ended        ended       ended
                                             2 January    3 January    29 March
                                                  2000         1999        1998
                                              (pound)m     (pound)m    (pound)m
----------------------------------------   -----------  -----------  ----------
Repairs and maintenance costs                       99           72          79
Research and development costs                       5            5           6
Operating leases                                     6           17           8
Loss/(Profit) on disposal of fixed assets            1          (33)        (22)
Auditors' remuneration for audit
(Company (pound)nil, in all periods)               0.5          0.4         0.3
Auditors' remuneration for non-audit
services (of which (pound)0.8 million
paid to Coopers & Lybrand
in the nine months ended 3 January 1999
and the year ended 29 March 1998)                  4.7          4.9         0.8
----------------------------------------   -----------  -----------  ----------

Other operating income includes (pound)84 million (nine months ended 3 January 1999 (pound)68 million, year ended 29 March 1998 (pound)99 million) of income from operating leases. It also includes the recognition of (pound)60 million of deferred income in respect of the provision of services under warranty arrangements associated with the disposal of Fiddler's Ferry and Ferrybridge C power stations to Edison Mission Energy during 1999 (see note 3).

      Fees for non-audit services comprise due diligence, accounting advisory, tax advisory services and other general consultancy.

3 Exceptional items
Exceptional items comprise:

                                                Year   Nine months         Year
                                               ended         ended        ended
                                           2 January     3 January     29 March
                                                2000          1999         1998
                                            (pound)m      (pound)m     (pound)m
---------------------------------------- ------------- ------------  -----------
Re-negotiation of gas contract portfolio        (197)          535           --
Reorganisation and restructuring costs           (96)           --           --
Plant portfolio rationalisation and
  restructuring                                   --            --         (369)
---------------------------------------- ------------- ------------  -----------
Charged against operating profit                (293)          535         (369)
Disposal of fixed assets and investments         543            (2)          --
---------------------------------------- ------------- ------------  -----------
                                                 250          (537)        (369)
---------------------------------------- ------------- ------------  -----------

Charged against operating profit

On 19 October 1999, the Group agreed to pay (pound)197 million to Liverpool Bay owners BHP Petroleum. LASMO and Monument Oil and Gas in exchange for modifications to their existing long-term gas supply contracts to Connah's Quay power station. This amount was paid in November 1999. During the nine months ended 3 January 1999, the Group agreed to pay (pound)535 million to the same parties for amendments to their existing long-term gas supply contracts, which was settled during 1999.

      Reorganisation and restructuring costs represent the costs of restructuring and integrating the UK business consequent upon the acquisition of PowerGen Energy in July 1998. The amount includes committed severance payments and reorganisation costs.

      Following a review of the Group's UK plant portfolio in the light of increased competition and market changes, the value of the Group's coal and oil-fired plant was reduced by (pound)339 million in the year ended 29 March 1998. (pound)30 million of associated business restructuring costs were also charged against profits at that time.

30 POWERGEN PLC ANNUAL REPORT 1999


Notes to the Accounts continued

      In the year ended 2 January 2000, tax credits on these exceptional items totalled (pound)89 million (nine months ended 3 January 1999 (pound)158 million, year ended 29 March 1998 (pound)9 million).

Disposal of fixed assets and investments

On 19 July 1999, PowerGen completed the sale of Fiddler's Ferry and Ferrybridge C power stations to Edison Mission Energy, and entered into arrangements to supply coal to the stations for a four year period on terms consistent with PowerGen's overall coal commitments.

      PowerGen is also providing services associated with a major parts warranty in respect of the future operations, capability and availability of each station. Under the terms of the warranty, PowerGen will have to repay up to (pound)100 million per annum (pound)50 million per station) during each of the five years following the disposal should the plant be unavailable during the specified periods. In addition PowerGen and Edison Mission also entered into a six month Contract for Differences in respect of part of the capacity of the plant, a Technical Support Agreement, a Transitional Services Agreement and an agreement to provide access to PowerGen's coal import terminal at Liverpool.

      The total consideration received from Edison Mission amounted to (pound)1,296 million. (pound)500 million of this amount was received in advance in respect of the provision of services under warranty arrangements and taken to deferred income. This deferred income will be recognised over the five year period subsequent to the disposal on the following basis; (pound)60 million in 1999, (pound)100 million in each year from 2000 to 2003 and (pound)40 million in 2004. During the year ended 2 January 2000, (pound)60 million of deferred income has been recognised and has been included within other operating income (note
2). Costs associated with services under the warranty arrangements will be recognised as incurred and included in operating costs.

      Net assets disposed of together with disposal costs, totalled(pound)253 million, giving rise to an exceptional profit on disposal of (pound)543 million, net of deferred income in respect of services under the warranty arrangements. Proceeds arising from the disposal, all of which were received during 1999, are subject to a retrospective adjustment for sulphur dioxide limits issued to the divested stations by the Environment Agency of England and Wales. An exceptional tax charge of (pound)40 million arises on this disposal.

      On 26 November 1998, PowerGen North Sea Limited (PGNS) was sold to Centrica plc for consideration of (pound)248 million in cash on a debt-free basis. Excluding inter-company debt, the net assets of PGNS on disposal were (pound)252 million. On 31 December 1998, the Group sold a fifty per cent share in PowerGen Renewables Limited (PGR) to Abbott plc for consideration of (pound)5 million. The net assets of PGR disposed of totalled (pound)3 million. The disposal of these two investments gave rise to a net (pound)2 million loss.

4 Employee information

The average number of persons employed by the Group, including directors, analysed by activity was:

                                                Year   Nine months          Year
                                               ended         ended         ended
                                           2 January     3 January      29 March
                                                2000          1999          1998
-------------------------------------      ---------   -----------      --------
UK Operations                                  7,130         5,560         2,865
International Operations                         746           656           591
-------------------------------------        -------        ------         -----
                                               7,876         6,216         3,456
-------------------------------------        -------        ------         -----

The salaries and related costs of employees, including directors, were:

                                                Year   Nine months          Year
                                               ended         ended         ended
                                           2 January     3 January      29 March
                                                2000          1999          1998
                                            (pound)m      (pound)m      (pound)m
-------------------------------------     ----------   -----------    ----------
Wages and salaries                               224           131          110
Social security costs                             19            10            8
Other pension costs (note 25)                     16            11           10
-------------------------------------      ---------   -----------      --------
                                                 259           152          128
Capitalised in fixed assets                      (24)          (13)          --
-------------------------------------      ---------   -----------      --------
Charged in profit and loss account               235           139          128
-------------------------------------      ---------   -----------      --------

5 Summary of directors' emoluments

                                                Year   Nine months          Year
                                               ended         ended         ended
                                           2 January     3 January      29 March
                                                2000          1999          1998
                                            (pounds)      (pounds)      (pounds)
-------------------------------------      ---------   -----------      --------
Total emoluments:
As directors                                 173,385       113,486       153,552
For management services:
  Salaries                                 1,051,727       869,166     1,010,932
  Performance related bonuses                714,330       274,008       241,832
Compensation for loss of office                   --       913,224       444,918
Gain on the exercise of
share options                                  7,292       348,300       460,867
-------------------------------------      ---------     ---------     ---------
                                           1,946,734     2,518,184     2,312,101
-------------------------------------      ---------     ---------     ---------

Full details of the remuneration, pension arrangements and share options of the directors are set out in the Report on Directors' Remuneration and Related Matters on pages 18 to 22.

      For the purpose of comparability, the figures stated above include the emoluments of the directors of the Company and of PowerGen UK plc, the former parent company of the Group. The emoluments earned as directors of PowerGen UK plc (prior to the Group reconstruction on 9 December 1998) totalled (pound)2,420,748 in the nine months ended 3 January 1 999 (year ended 29 March 1998 (pound)231 2,101).

6 Net interest payable -- Group

                                                Year   Nine months          Year
                                               ended         ended         ended
                                           2 January     3 January      29 March
                                                2000          1999          1998
                                            (pound)m      (pound)m      (pound)m
--------------------------------------   -----------   -----------   -----------
Investment income                                  7             8           30
Interest receivable from associated
undertakings                                       9             6            8
Interest receivable and similar income            40             9            7
--------------------------------------     ---------   -----------      --------
                                                  56            23           45
Interest payable on loans:
  Bank loans and overdrafts                      (55)          (48)         (12)
  Other loans                                   (153)          (75)         (44)
--------------------------------------     ---------   -----------      --------
                                                (152)         (100)         (11)
Unwinding of discount in provisions               (4)           (4)          (4)
--------------------------------------     ---------   -----------      --------
                                                (156)         (104)         (15)
--------------------------------------     ---------   -----------      --------

                                              POWERGEN PLC ANNUAL REPORT 1999 31


7 Profit/(Loss) on ordinary activities before taxation

                                                Year   Nine months          Year
                                               ended         ended         ended
                                           2 January     3 January      29 March
                                                2000          1999          1998
                                            (pound)m      (pound)m      (pound)m
--------------------------------------   -----------   -----------   -----------
UK Operations
Electricity and gas -- wholesale and
trading                                          448           264          513
Electricity -- distribution                      154            70           --
Electricity and gas -- retail                      3            17           --
Cogeneration and renewables                       14             6            7
Other energy and hydrocarbon sales                --             9           22
Lease and other income                           146           100          115
--------------------------------------     ---------   -----------      --------
                                                 765           466          657
International Operations                          79            27           27
Corporate costs                                  (53)          (39)         (50)
--------------------------------------     ---------   -----------      --------
                                                 791           454          634
Net interest payable
  Group                                         (156)         (104)         (15)
  associates                                     (55)          (30)         (40)
Goodwill amortisation                            (68)          (28)          --
Exceptional items (note 3)                       250          (537)        (369)
--------------------------------------     ---------   -----------      --------
                                                 762          (245)         210
--------------------------------------     ---------   -----------      --------

Other energy and hydrocarbon sales represent the results of PowerGen North Sea Limited, a subsidiary company which was disposed of in November 1998.

      Net assets of (pound)1,984 million (3 January 1999 (pound)1,345 million) include (pound)483 million (3 January 1999 (pound)288 million) relating to assets employed in International Operations.

8 Tax on profit on ordinary activities

                                                Year   Nine months          Year
                                               ended         ended         ended
                                           2 January     3 January      29 March
                                                2000          1999          1998
                                            (pound)m      (pound)m      (pound)m
--------------------------------------   -----------   -----------   -----------
United Kingdom corporation tax at 30.25%
(nine months ended 3 January 1999
and year ended 29 March 1998 31%)
Current                                          113           (97)         137
Prior year                                       (52)          (12)          (3)
Deferred (note 27)
  Accelerated capital allowances                  19            --           --
  Other timing differences                       (17)           14           (9)
--------------------------------------     ---------   -----------      --------
                                                  63           (95)         125
Associated undertakings                          (13)            6            8
--------------------------------------     ---------   -----------      --------
                                                  50           (89)         133
--------------------------------------     ---------   -----------      --------

The actual rate of tax reconciles with the applicable United Kingdom corporation tax rate as follows:

                                                Year   Nine months          Year
                                               ended         ended         ended
                                           2 January     3 January      29 March
                                                2000          1999          1998
                                                   %             %             %
--------------------------------------     ---------   -----------      --------
United Kingdom corporation tax rate               30            31           31
Accelerated capital allowances                    11            (1)           1
Other timing differences                          (6)            2           (4)
Plant divestment                                  (6)           (6)          (5)
Prior year items                                  (9)           (4)          --
Other                                             (3)           --            1
--------------------------------------     ---------   -----------      --------
Effective tax rate on profit before
exceptional items and goodwill
amortisation                                      17            22           24
Exceptional items                                (10)           14           39
--------------------------------------     ---------   -----------      --------
Effective tax rate                                 7            36           63
--------------------------------------     ---------   -----------      --------

The tax impact of exceptional items is given in note 3.

9 Windfall tax

                                                Year   Nine months          Year
                                               ended         ended         ended
                                           2 January     3 January      29 March
                                                2000          1999          1998
                                            (pound)m      (pound)m      (pound)m
--------------------------------------   -----------   -----------   -----------
Windfall tax                                      --            --           202
--------------------------------------     ---------   -----------      --------

10 Dividends

                                                Year   Nine months          Year
                                               ended         ended         ended
                                           2 January     3 January      29 March
                                                2000          1999          1998
                                            (pound)m      (pound)m      (pound)m
--------------------------------------    ----------   -----------   -----------
Net dividend per ordinary share:
  Interim paid 10.8p
  (nine months ended 3 January 1999
  1O.Op, year ended 29 March 1998 9.Op)           70            65           59
  Second interim to be paid 24.Op
  (nine months ended 3 January 1999 nil,
  year ended 29 March 1998 nil)                  156            --           --
  Final proposed nil
  (nine months ended 3 January 1999
  14.lp, year ended 29 March 1999 20.Op)          --            92          130
--------------------------------------     ---------   -----------      --------
                                                 226           157           189
--------------------------------------     ---------   -----------      --------

11 Profit of the Company

The profit for the financial year of the Group includes (pound)224 million attributable to the Company (nine months ended 3 January 1999 (pound)95 million profit). The Company is not publishing a separate profit and loss account, as permitted by Section 230 of the Companies Act 1985.

12 Earnings per ordinary share

Earnings per ordinary share has been calculated by dividing the profit attributable to shareholders for the financial year of (pound)708 million (nine months ended 3 January 1999 (pound)156 million loss, year ended 29 March 1998 (pound)125 million loss) by 649,552,248 ordinary shares (nine months ended 3 January 1999 by 646,681,662 ordinary shares, year ended 29 March 1998 by 642,002,743 ordinary shares), being the weighted average number of ordinary shares in issue during the year.

      Earnings per ordinary share before goodwill amortisation, windfall tax and exceptional items based on the same numbers of weighted average ordinary shares is calculated as follows:

                                                Year   Nine months          Year
                                               ended         ended         ended
                                           2 January     3 January      29 March
                                                2000          1999          1998
                                            (pound)m      (pound)m      (pound)m
--------------------------------------   -----------   -----------   -----------
Profit/(Loss) attributable to
shareholders                                     708          (156)        (125)
Goodwill amortisation                             68            28           --
Windfall tax                                      --            --          202
Exceptional items (net of tax)                  (299)          379          360
--------------------------------------     ---------   -----------      --------
Adjusted earnings                                477           251          437
--------------------------------------     ---------   -----------      --------
Earnings per share (before goodwill
amortisation, windfall tax and
exceptional items)                              73.4p         38.8p        68.1p
--------------------------------------     ---------   -----------      --------

Adjusted earnings per share has been presented in addition to earnings per share calculated in accordance with Financial Reporting Standard 14 'Earnings per share' in order that more meaningful comparisons of financial performance can be made.

32 POWERGEN PLC ANNUAL REPORT 1999


Notes to the Accounts continued

      Diluted earnings per share is calculated as follows. The proceeds of the assumed exercise of dilutive Executive and ShareSave options is calculated as if the shares had been issued at fair value. The difference between the number of shares issued and the number of shares that would have been issued at fair value is treated as an issue of ordinary shares for no consideration. The number of shares used in the calculation of diluted earnings per share is shown on page 43.

13 Fair value adjustments

On 27 July 1998. the Group acquired the whole of the issued share capital of PowerGen (East Midlands) Investments (PEMI), formerly DR Investments, for (pound)851 million cash incurring acquisition costs of (pound)15 million. PEMI owns 100% of the issued share capital of PowerGen Energy plc (formerly East Midlands Electricity plc).

      The provisional fair value adjustments recorded in the accounts to 3 January 1999 in respect of this acquisition have been finalised during the year ended 2 January 2000, following the crystallisation of a number of uncertainties. As a result, further adjustments totalling (pound)18 million have been made. Details of these adjustments are set out below:


                               Fair value     Accounting   Revaluation                Other   Fair value
                             as stated in         policy                         fair value       as now
                              accounts at    adjustments                     adjustments(3)     restated
                                3 January
                                     1999
                                 (pound)m       (pound)m      (pound)m             (pound)m     (pound)m
-------------------------    ------------    -----------   -----------       --------------   ----------
Net assets acquired:
  Fixed assets
   Tangible                         1,082             --           (55)(2)               --        1,027
   Investments                         24             --            --                   --           24
  Stocks                                9             --            --                   --            9
  Taxation payable                    (46)            --            --                   --          (46)
  Other working capital               (99)            29(1)         --                    3          (67)
  Long-term borrowings             (1,170)            --            --                   --       (1,170)
  Provisions                         (263)            --            --                    5         (258)
-------------------------    ------------    -----------   -----------       --------------   ----------
                                     (463)            29           (55)                   8         (481)
Goodwill                            1,329                                                          1,347
-------------------------    ------------                                                     ----------
Consideration, including
costs of acquisition                  866                                                            866
-------------------------    ------------                                                     ----------

1     Conforming policies in accounting for revenue and cost recognition.
2     Revaluation of metering fixed assets
3 Re-assessment of provisions, principally contract related provisions

14 Acquisitions

On 27 July 1999, the Group acquired an additional 46.3% stake in Gujarat Torrent Energy Corporation (GTEC) for (pound)166 million. GTEC, formerly an associated undertaking, owns a 655MW dual-fired power station in Gujarat, North India. This purchase, which has been acquisition accounted, brought the Group's total stake in GTEC to 74.1%. Subsequent to the purchase of this additional stake, GTEC has been treated as a subsidiary undertaking by the Group. On 18 January 2000, GTEC was renamed Gujarat PowerGen Energy Corporation (GPEC).

Fair Value Table
                                            Book     Revaluation   Fair value to
                                           value                    the PowerGen
                                                                           Group
                                        (pound)m        (pound)m        (pound)m
-----------------------------------  -----------     -----------     -----------
Net assets of GPEC:
  Tangible fixed assets                      311              91            402
  Stocks                                       6              --              6
  Debtors                                      8              --              8
  Deposts                                     45              --             45
  Creditors and loans                       (227)             --           (227)
-----------------------------------  -----------     -----------     -----------
                                             143              91            234
-----------------------------------  -----------     -----------     -----------
Share of net assets acquired (46.3%)                                        108
Goodwill                                                                     58
-----------------------------------                                  -----------
Cash consideration, including
costs of acquisition                                                        166
-----------------------------------                                  -----------

Amortisation of goodwill for the five months to 2 January 2000 in respect of GPEC totalled (pound)1 million.

      The profit after tax of GPEC for the twelve months to 31 March 1999 was (pound)22 million. The profit after tax for the period from 1 April 1999 to 27 July 1999 was (pound)18 million.

      Prior to becoming a subsidiary undertaking, GPEC was accounted for as an associated undertaking. In accordance with Financial Reporting Standard 2 'Accounting for Subsidiary Undertakings', and in order to give a true and fair view, purchased goodwill has been calculated as the sum of the goodwill arising on each separate purchase of shares in GPEC. Goodwill arising represents the difference at the date of each purchase between the fair value of the consideration given and the fair value of the identifiable assets and liabilities attributable to the interest purchased. This represents a departure from the statutory method, under which goodwill is calculated as the difference between cost and fair value on the date that GPEC became a subsidiary undertaking. The statutory method would not give a true and fair view because it would result in the Group's share of GPEC's retained reserves, during the period that it was an associated undertaking, being re-characterised as goodwill. The effect of this departure is to increase retained profits by (pound)5 million, create a revaluation reserve of (pound)25 million and to increase purchased goodwill by (pound)30 million.

15 Goodwill

The Group                                                              (pound)m
----------------------------------------------------------------     ----------
Cost
At 3 January 1999                                                         1,329
Fair value adjustment (note 13)                                              18
Additions (note 14)                                                          58
----------------------------------------------------------------     ----------
At 2 January 2000                                                         1,405
----------------------------------------------------------------     ----------
Amortisation
At 3 January 1999                                                            28
Charge for the year                                                          68
----------------------------------------------------------------     ----------
At 2 January 2000                                                            96
----------------------------------------------------------------     ----------
Net book value at 2 January 2000                                          1,309
----------------------------------------------------------------     ----------
Net book value at 3 January 1999                                          1,301
----------------------------------------------------------------     ----------

                                              POWERGEN PLC ANNUAL REPORT 1999 33


16 Tangible fixed assets

                                              Generating   Distribution       Customers'      Assets in         Other         Total
                                                  assets        network    contributions      course of        assets
                                                                                           construction
The Group                                       (pound)m       (pound)m         (pound)m       (pound)m      (pound)m      (pound)m
--------------------------------------------- ---------- -------------- ---------------- -------------- ------------- -------------
Cost
At 3 January 1999                                  3,705          1,790             (353)           127           532         5,801
Foreign exchange adjustment                           (8)            --               --             --           (1)            (9)
Acquired during the year                             399             --               --             12             3           414
Additions                                             93            100              (26)           181             5           353
Transfers                                             14             --               --            (22)            8            --
Disposals                                           (537)            (1)              --             (7)          (69)         (614)
Fair value adjustment                                 --            (11)              --             --            --           (11)
--------------------------------------------- ---------- -------------- ---------------- -------------- ------------- -------------
At 2 January 2000                                  3,666          1,878             (379)           291           478         5,934
--------------------------------------------- ---------- -------------- ---------------- -------------- ------------- -------------
Depreciation
At 3 January 1999                                  2,124            516              (82)            --           219         2,777
Foreign exchange adjustments                          (1)            --               --             --            --            (1)
Acquired during the year                              10             --               --             --             2            12
Charge for the year                                  176             56               (9)            --            40           263
Disposals                                           (324)            (1)              --             --           (68)         (393)
Fair value adjustment                                 --             44               --             --            --            44
--------------------------------------------- ---------- -------------- ---------------- -------------- ------------- -------------
At 2 January 2000                                  1,985            615              (91)            --           193         2,702
--------------------------------------------- ---------- -------------- ---------------- -------------- ------------- -------------
Net book value at 2 January 2000                   1,681          1,263             (288)           291           285         3,232
--------------------------------------------- ---------- -------------- ---------------- -------------- ------------- -------------
Net book value at 3 January 1999                   1,581          1,274             (271)           127           313         3,024
--------------------------------------------- ---------- -------------- ---------------- -------------- ------------- -------------

Group assets include freehold land and buildings with a net book value of (pound)203 million (3 January 1999 (pound)221 million). Group assets also include assets held for use under operating leases with a cost of (pound)132 million and accumulated depreciation of (pound)132 million at both 2 January 2000 and 3 January 1999.

      (pound)4 million of interest was capitalised during the year (nine months ended 3 January 1999 and year ended 29 March 1998 (pound)nil). Accumulated interest capitalised, gross of tax relief, included in the total cost for the Group amounts to (pound)65 million (3 January 1999 (pound)61 million, 29 March 1998 (pound)61 million).

17 Investments

                                 Associated undertakings
                                 -----------------------
                                   Share of        Loans        Other     Total
                                 net assets               investments
The Group                          (pound)m     (pound)m     (pound)m  (pound)m
-------------------------------- ---------- ------------ ------------ ---------
At 3 January 1999                       296           64          252       612
Additions                                45           32            8        85
Disposals                               (17)         (27)        (190)     (234)
Transfer to subsidiary (note 14)        (40)          --           --       (40)
Share of retained profits                41           --           --        41
Currency translation differences         11           (5)          --         6
-------------------------------- ---------- ------------ ------------ ---------
At 2 January 2000                       336           64           70       470
-------------------------------- ---------- ------------ ------------ ---------

Additions to associated undertakings represent equity investments in, and loans to, associates.

      Other investments include investments listed on a recognised stock exchange of (pound)70 million (nine months ended 3 January 1999 (pound)234 million) set aside by subsidiary companies for certain medium and long-term insurance liabilities. At 2 January 2000, the market value of these investments was (pound)1 million in excess of cost (3 January 1999 (pound)9 million).

      Other Sterling investments can be analysed under US GAAP as follows:

                                                           At 2 January 2000
                                                       ---------------------
                                                       Carrying         Fair
                                                          value        value
                                                       (pound)m     (pound)m
------------------------------------------------------ -------- ------------
Equity Investments                                           20           22
Debt Investments                                             50           49
------------------------------------------------------ -------- ------------
Total                                                        70           71
------------------------------------------------------ -------- ------------

Proceeds from the sale of investments classified as 'available for sale' under US GAAP amounted to (pound)491 million for the year ended 2 January 2000. On these sales, gross realised profits and losses amounted to (pound)12 million and (pound)10 million respectively. These gains and losses were computed by reference to the actual cost of the specific securities being sold.

      The contracted maturity of the Group's debt investments at 2 January 2000 was as follows:
                                                                       (pound)m
---------------------------------------------------------------------- --------
Within one year                                                              11
1-5 years                                                                    12
5-10 years                                                                   15
After 10 years                                                               12
---------------------------------------------------------------------- --------
Total                                                                        50
---------------------------------------------------------------------- --------

The Company

The cost of investment of (pound)325 million in the Company balance sheet at 2 January 2000 and 3 January 1999 represents the subsidiary undertaking, PowerGen UK plc.

34 POWERGEN PLC ANNUAL REPORT 1999


Notes to the Accounts continued

Interests in Group subsidiary undertakings

Details of the Group's principal investments in subsidiary undertakings are set out below. Principal subsidiaries are those which in the opinion of the directors significantly affect the amount of profit and assets and liabilities shown in the Group accounts. The directors consider that those companies not listed are not significant in relation to PowerGen as a whole.

                               Proportion of          Country of            Principal business activities
                               nominal value          incorporation
                               of issued equity       of registration
                               shares held by the
                               Group and Company
                               %
------------------------------ ---------------------- --------------------- -----------------------------
PowerGen UK plc*               100                    England               Generation and sale
                                                      and Wales             of electricity

PowerGen                       100                    England               Distribution and supply
Energy plc (formerly                                  and Wales             of electricity
East Midlands
Electricity plc)+

PowerGen                       100                    England               Holding company for
International Limited+                                and Wales             international activities

Ergon Insurance                100                    Isle of Man           Captive insurance
Limited+                                                                    company

PowerGen CHP                   100                    England               Sale of energy services
Limited+                                              and Wales             involving the construction
                                                                            of combined heat and
                                                                            power (CHP) plant

PowerGen                       100                    England               Sale of energy services
Cogeneration                                          and Wales             involving the construction
Limited+                                                                    of combined heat and
                                                                            power (CHP) plant

PowerGen Gas                   100                    England               Transportation and
Limited+                                              and Wales             marketing of natural
                                                                            gas in the UK

PowerGen Retail                100                    England               Supply, trading and
Gas Limited+                                          and Wales             shipping of natural
                                                                            gas in the UK

Csepeli                        100                    Hungary               Construction and
Aramtermelo Rt+                                                             operation of gas-fired
                                                                            power station plant

Csepel Power                   100                    Hungary               Generation and sale
Company+                                                                    of electricity

Gujarat PowerGen               74.1                   India                 Operation of gas-fired
Energy Corporation                                                          power station plant
Limited (GPEC)+
------------------------------ ---------------------- --------------------- -----------------------------

* direct interest
+ indirect interest

All the above subsidiaries have a December year end apart from GPEC, which, for commercial reasons, has an accounting reference date of 31 March.

Associated undertakings

Details of the Group's principal investments in associated undertakings are as follows:

                    Accounting       Country of        Shares held           Percentage
                    reference date   incorporation                           of capital
                                     or registration                         held directly
                                                                             by the Group
------------------- ---------------- ----------------- --------------------- -------------
Yallourn Energy     30 June          Australia         Australian dollar     49.95%
Pty Limited                                            ordinary shares

Saale Energie       31 December      Germany           Deutschmark           50%
GmbH                                                   ordinary capital

MIBRAG BV           31 December      Holland           Dutch guilders        33.33%
                                                       ordinary capital

MIBRAG GmbH         31 December      Germany           Deutschmark           33.33%
                                                       ordinary capital

Turbogas            31 December      Portugal          Escudos               49.99%
Produtora                                              ordinary shares
Energetica SA

PT Jawa             31 December      Indonesia         Indonesian rupees     35%
Power                                                  ordinary shares

L G Energy          31 December      Republic          Korean won            49.9%
Co Limited                           of Korea          ordinary shares

Cottam              31 December      England           Ordinary shares       50%
Development                          and Wales
Centre Limited
------------------- ---------------- ----------------- --------------------- -------------

The principal activities of these associated undertakings are:

Yallourn Energy              -- Mining of brown coal and production
Pty Limited                     and sale of electricity from coal-fired
                                power station
Saale Energie GmbH           -- Holding and management company
                                for the Group's interest in Schkopau
                                power station
MIBRAG BV                    -- Holding company for the Group's interest
                                in MIBRAG GmbH
MIBRAG GmbH                  -- Mining, refinement and sale of brown
                                coal and generation and sale of electricity
Turbogas Produtora           -- Generation and sale of electricity from
Energetica SA                   gas-fired power station
PT Jawa Power                -- Construction of coal-fired power
                                station plant
L G Energy                   -- Development, construction and operation
Co Limited                      of power generation plant
Cottam Development           -- Construction and operation of gas-fired
Centre Limited                  power station plant and operation
                                of a generator turbine testing facility

Group share of aggregate associates' balance sheets

                                                              At             At
                                                       2 January      3 January
                                                            2000           1999
                                                        (pound)m       (pound)m
------------------------------------------------------ --------- --------------
Share of assets:
Share of fixed assets                                      1,579          1,441
Share of current assets                                      166            160
------------------------------------------------------ --------- --------------
                                                           1,745          1,601
                                                       --------- --------------
Share of liabilities:
Amounts falling due within one year                         (134)          (152)
Amounts falling due after more than one year              (1,275)        (1,153)
------------------------------------------------------ --------- --------------
                                                          (1,409)        (1,305)
------------------------------------------------------ --------- --------------
Share of net assets                                          336            296
------------------------------------------------------ --------- --------------

                                              POWERGEN PLC ANNUAL REPORT 1999 35


18 Stocks

                                                                       The Group
                                                           ---------------------
                                                                  At          At
                                                           2 January   3 January
                                                                2000        1999
                                                            (pound)m    (pound)m
---------------------------------------------------------- --------- -----------
Fuel stocks                                                       70         112
Stores                                                            57          61
---------------------------------------------------------- --------- -----------
                                                                 127         173
---------------------------------------------------------- --------- -----------

19 Debtors: amounts falling due after more than one year


                                                                       The Group
                                                           ---------------------
                                                                  At          At
                                                           2 January   3 January
                                                                2000        1999
                                                            (pound)m    (pound)m
---------------------------------------------------------- --------- -----------
Other debtors                                                     11          30
---------------------------------------------------------- --------- -----------
                                                                  11          30
---------------------------------------------------------- --------- -----------

Other debtors include (pound)5 million in respect of pensions (3 January 1999 (pound)24 million).

20 Debtors: amounts falling due within one year


                                                                       The Group
                                                           ---------------------
                                                                  At          At
                                                           2 January   3 January
                                                                2000        1999
                                                            (pound)m    (pound)m
---------------------------------------------------------- --------- -----------
Trade debtors                                                    484         442
Other debtors                                                    204         255
Prepayments and accrued income                                    34          33
---------------------------------------------------------- --------- -----------
                                                                 722         730
---------------------------------------------------------- --------- -----------

Other debtors include (pound)70 million (3 January 1999 (pound)73 million) in respect of income under operating leases. The Company has no debtors apart from (pound)161 million (3 January 1999 (pound)95 million) of inter-group balances due from PowerGen UK plc, a subsidiary company.

21 Loans and overdrafts

                                                                       The Group
                                                           ---------------------
                                                                  At          At
                                                           2 January   3 January
                                                                2000        1999
                                                            (pound)m    (pound)m
---------------------------------------------------------- --------- -----------
Bank overdrafts                                                   37          12
Other short-term loans                                            61          76
---------------------------------------------------------- --------- -----------
                                                                  98          88
---------------------------------------------------------- --------- -----------

The Group has a Euro Commercial Paper programme which allows it to issue paper for maturities of seven to 364 days up to a maximum of US $500 million or equivalent at LIBOR rates. There was no commercial paper outstanding at 2 January 2000 and 3 January 1999. The weighted average interest rate on all short-term loans during the year was 7.3% (nine months ended 3 January 1999 7.6%).

      At 2 January 2000, (pound)34 million of bank overdrafts were denominated in Indian Rupees bearing interest at 13%. This overdraft facility is repayable in July 2000. The remainder of bank overdrafts ((pound)3 million) at 2 January 2000 primarily comprised unpresented payments and was non-interest bearing. At 3 January 1999 no portion of bank overdrafts, which primarily comprised unpresented payments, was interest bearing.

22 Trade and other creditors falling due within one year

                                                                       The Group
                                                           ---------------------
                                                                  At          At
                                                           2 January   3 January
                                                                2000        1999
                                                            (pound)m    (pound)m
---------------------------------------------------------- --------- -----------
Trade creditors                                                  393         395
Payments on account                                               11          48
Corporation tax                                                   86          39
Other taxation and social security                                 9          24
Accruals and other creditors                                     351       1,079
Deferred income                                                  100          --
Proposed dividend                                                156          92
---------------------------------------------------------- --------- -----------
                                                               1,106       1,677
---------------------------------------------------------- --------- -----------

Accruals and other creditors include accruals for capital work performed but not yet paid for and rationalisation and restructuring costs of the Group. Prior year figures include (pound)535 million in respect of gas contract re-negotiation payments settled in 1999. The Company has no trade and other creditors apart from the proposed dividend of (pound)156 million (3 January 1999 (pound)92 million).

      The Group is not committed to significant payments under operating or finance leases during the next financial year.

23 Long-term loans

                                                                       The Group
                                                           ---------------------
                                                                  At          At
                                                           2 January   3 January
                                                                2000        1999
                                                            (pound)m    (pound)m
---------------------------------------------------------- --------- -----------
Foreign Currency loans 2000                                       --          31
7.1% US Dollar Yankee Bond 2002                                  253         254
Sterling term facility expiring 2003                             299         895
8.875% Sterling Bonds 2003                                       250         250
8.5% Sterling Bonds 2006                                         250         250
8.375% Sterling Eurobond 2006                                    106         107
8.125% Sterling Eurobond 2007                                    105         106
7.45% US Dollar Yankee Bond 2007                                 262         263
Loan notes 2007                                                     4          6
5% Euro Eurobond 2009                                            326          --
12% Eurobond 2016                                                224         229
6.25% Sterling Eurobond 2024                                     244          --
Bank loans in overseas subsidiaries                              249          22
---------------------------------------------------------- --------- -----------
                                                               2,572       2,413
---------------------------------------------------------- --------- -----------

The Sterling term facility expiring in 2003 bears interest at variable rates, fixed in advance for periods up to six months, by reference to Sterling LIBOR.

      During the year the Group issued two further long-term bonds. In April 1999, a 6.25% (pound)250 million Sterling Eurobond was issued which matures in 2024. In July 1999, a 5% 500 million Euro Eurobond was issued which matures in 2009. This bond was swapped into Sterling, raising (pound)326 million.

      None of the bonds described above has any financial covenants apart from the 12% 2016 Sterling Eurobond, which has interest cover and dividend payment restrictions.

36 POWERGEN PLC ANNUAL REPORT 1999


Notes to the Accounts continued

The maturity profile of the Group's financial liabilities, including overdrafts and long-term loans, is as follows:

                                                                              At
                                                                       2 January
                                                                            2000
                                                                        (pound)m
---------------------------------------------------------------------- ---------
In one year or less, or on demand                                             98
In more than one year but not more than two years                             25
In more than two years but not more than five years                          877
In more than five years                                                    1,670
---------------------------------------------------------------------- ---------
                                                                           2,670
---------------------------------------------------------------------- ---------

The undrawn committed borrowing facilities available to the Group are as follows:

                                                                              At
                                                                       2 January
                                                                            2000
                                                                        (pound)m
---------------------------------------------------------------------- ---------
Expiring in one year or less                                                  88
Expiring in more than two years but not more than five years               1,000
---------------------------------------------------------------------- ---------
                                                                           1,088
---------------------------------------------------------------------- ---------

These facilities comprise a syndicated loan facility of two tranches; a five year term loan and a five year revolving credit facility, both expiring on 26 June 2003. The annual commitment fee is 20 basis points for each tranche and the facility carries financial covenants that vary over time. The covenants relating to the syndicated loan facility, at 2 January 2000, comprise a cap on total borrowings of (pound)4 billion, a maximum net debt to earnings before interest, tax, depreciation and amortisation ratio of 4 times, and a minimum interest to earnings before interest, tax and amortisation ratio of 2.5 times. There are also two 364 day committed bi-lateral facilities totalling (pound)50 million, and undrawn committed facilities in overseas subsidiaries of (pound)38 million.

24 Other creditors falling due after more than one year


                                                                       The Group
                                                           ---------------------
                                                                  At          At
                                                           2 January   3 January
                                                                2000        1999
                                                            (pound)m    (pound)m
---------------------------------------------------------- --------- -----------
Accruals and other creditors                                      75          73
Deferred income                                                  340          --
---------------------------------------------------------- --------- -----------
                                                                 415          73
---------------------------------------------------------- --------- -----------

Accruals and other creditors shown above include (pound)57 million in respect of pensions (3 January 1999 (pound)48 million).

25 Pension scheme arrangements

UK GAAP

The Group participates in the industry-wide scheme, the Electricity Supply Pension Scheme (ESPS), for the majority of its employees. This is a funded scheme of the defined benefit type, with assets invested in separate trustee administered funds. The Group has two separate funds with the ESPS, the PowerGen fund and the East Midlands Electricity fund (the plan).

      An actuarial valuation of the ESPS is normally carried out every three years by the Scheme's independent professionally qualified actuary, who recommends the rates of contribution payable by each group participating in the scheme. In intervening years the actuary reviews the continuing appropriateness of the rates.

      The latest published actuarial valuation of the ESPS was at 31 March 1998. The 1998 valuation revealed a surplus of (pound)89 million in respect of the PowerGen fund and (pound)32 million in respect of the East Midlands Electricity fund.

                                                                        At 31 March 1998
                                                            ----------------------------
                                                            PowerGen       East Midlands
                                                                fund    Electricity fund
------------------------------------------------------ ---------------- ----------------
Market value of assets                                 (pound)1,631m         (pound)881m
Extent to which actuarial value covered benefits
accruing to members                                             108%                105%
Rate of return on investments
   compared with annual increase in salaries                    2.5%                2.5%
                                                              higher              higher
   compared with annual increase in pensions                    4.0%                4.0%
                                                              higher              higher
Method of valuation used                                   Projected            Attained
                                                                unit                 age
------------------------------------------------------ ---------------- ----------------

In the financial year ended 2 January 2000, the normal pension cost for the Group amounted to (pound)21 million (nine months ended 3 January 1999 (pound)13 million, year ended 29 March 1998 (pound)12 million) and was determined in accordance with the advice of an independent, professionally qualified actuary. A net credit of (pound)5 million is required to the pension charge in the accounts in respect of the experience surplus which is being recognised over 13 years, the average remaining service lives of members (nine months ended 3 January 1999 net credit of (pound)2 million, year ended 29 March 1998 net credit of (pound)2 million). The accounts include a prepayment of (pound)18 million (3 January 1999 (pound)13 million) representing the excess of the amounts funded over the pension cost for the year.

      Amounts set aside in other creditors for the Group's rationalisation and restructuring programme include costs associated with the early retirement of employees. An element of these costs is likely to be payable to the ESPS to meet early retirement costs.

US GAAP

The effect of adopting US Statements of Financial Accounting Standards (SFAS 87 and SFAS 88) is shown on page 44.

      The pension cost determined under SFAS 87 requirements for the three periods ended 2 January 2000 and the projected benefit obligation as at 2 January 2000 were calculated using the following assumptions:

                                   Projected                                           Pension cost
                                     benefit
                                  obligation
                                  ---------- ------------------------------------------------------
                                                     Year   Nine months    Five months         Year
                                          At        ended         ended          ended        ended
                                   2 January    2 January     3 January      3 January     29 March
                                        2000         2000          1999           1999         1998
                                           %            %             %              %            %
---------------------------------- --------- ------------ ------------- -------------- ------------
Discount rate                            5.0          4.5          6.75            6.0          8.5
Rate of future salary
increases                                4.0          4.0           5.5            5.0          6.5
Rate of expected return on
plan assets                              6.5          6.5           8.0            7.5          9.0
---------------------------------- --------- ------------ ------------- -------------- ------------

The figures for the five months ended 3 January 1999 were used to reflect the inclusion of PowerGen Energy plc in the Group's pension disclosures from the date of acquisition.

                                              POWERGEN PLC ANNUAL REPORT 1999 37


The components of the Scheme's pension cost under SFAS 87 are as follows:

Change in benefit obligations

                                                       Year    Nine months           Year
                                                      ended          ended          ended
                                                  2 January      3 January       29 March
                                                       2000           1999           1998
                                                   (pound)m       (pound)m       (pound)m
------------------------------------------------- --------- -------------- --------------
Benefit obligation at start of year                   2,304          1,285          1,133
PowerGen Energy on acquisition                           --            781             --
Service cost                                             31             13             10
Interest cost                                           105             85             96
Plan participants' contributions                         11              5              5
SFAS 88 events                                            9             10              4
Actuarial (gain)/loss                                  (179)           196            108
Benefits paid                                          (119)           (71)           (71)
------------------------------------------------- --------- -------------- --------------
Benefit obligation at end of year                     2,162          2,304          1,285
------------------------------------------------- --------- -------------- --------------

Change in plan assets

                                                       Year    Nine months           Year
                                                      ended          ended          ended
                                                  2 January      3 January       29 March
                                                       2000           1999           1998
                                                   (pound)m       (pound)m       (pound)m
------------------------------------------------- --------- -------------- --------------
Fair value of plan assets at start of year            2,522          1,631          1,288
PowerGen Energy on acquisition                           --            843             --
Actual return on plan assets                            455             93            349
Employer contributions                                    7             21             60
Plan participants' contributions                         11              5              5
Total payments                                         (119)           (71)           (71)
------------------------------------------------- --------- -------------- --------------
Fair value of plan assets at end of year              2,876          2,522          1,631
------------------------------------------------- --------- -------------- --------------

Components of net periodic pension cost

                                                       Year    Nine months           Year
                                                      ended          ended          ended
                                                  2 January      3 January       29 March
                                                       2000           1999           1998
                                                   (pound)m       (pound)m       (pound)m
------------------------------------------------- --------- -------------- --------------
Cost of benefits earned during the year                  31             13             10
Interest cost on projected benefit obligation           105             85             96
Expected return on assets                              (165)          (124)          (116)
Net amortisation                                          2            (10)            (6)
------------------------------------------------- --------- -------------- --------------
Pension credit for the year under US GAAP               (27)           (36)           (16)
------------------------------------------------- --------- -------------- --------------

Additional costs in relation to severances under SFAS 88 are as follows:

                                                       Year    Nine months           Year
                                                      ended          ended          ended
                                                  2 January      3 January       29 March
                                                       2000           1999           1998
                                                   (pound)m       (pound)m       (pound)m
------------------------------------------------- --------- -------------- --------------
Cost of termination benefits                              9             10              4
------------------------------------------------- --------- -------------- --------------

The information required to be disclosed in accordance with SFAS 87 concerning the funded status of the PowerGen and East Midlands Electricity funds of the ESPS at 2 January 2000 and 3 January 1999 were as follows:

                                                               At            At
                                                        2 January     3 January
                                                             2000          1999
                                                         (pound)m      (pound)m
------------------------------------------------------- --------- -------------
Actuarial present values of accumulated benefit
obligations (all benefits vested)                           2,043         2,180
------------------------------------------------------- --------- -------------
Projected benefit obligations                               2,162         2,304
Plan assets at fair value                                   2,876         2,522
------------------------------------------------------- --------- -------------
Projected benefit obligation less than scheme assets         (714)         (218)
Reconciliation of plan's status:
  Unrecognised net obligation at date of initial
  application of SFAS 87 (a)                                   (2)           (4)
  Unrecognised net gain                                       583           114
------------------------------------------------------- --------- -------------
Accrued pension credit under US GAAP                         (133)         (108)
------------------------------------------------------- --------- -------------

(a) The unrecognised net obligation at the date of initial application is being amortised over 15 years.

      The scheme's assets are invested in UK and overseas equities, index-linked bonds and property.

26 Provisions for liabilities and charges

Movements on provisions comprise:

                                    3 January   Disposals    Transferred   Fair value     Charged   Amortisation   Provisions
                                         1999      during   to creditors   adjustment   to profit    of discount     utilised
                                                 the year         during                 and loss
                                                                the year                  account
                                     (pound)m    (pound)m       (pound)m     (pound)m    (pound)m       (pound)m     (pound)m
----------------------------------- --------- ----------- -------------- ------------ ----------- -------------- ------------
Rationalisation and restructuring           3          --             (3)          --          --             --           --
Liability and damage claims                75          --             --           (5)          7             --           (6)
Contract provisions                       150          --             --           --          --             --           --
Decommissioning                            94         (22)            --           --          --              4           (2)
----------------------------------- --------- ----------- -------------- ------------ ----------- -------------- ------------
                                          322         (22)            (3)          (5)          7              4           (8)
----------------------------------- --------- ----------- -------------- ------------ ----------- -------------- ------------

                                      2 January
                                           2000


                                       (pound)m
----------------------------------- -----------
Rationalisation and restructuring            --
Liability and damage claims                  71
Contract provisions                         150
Decommissioning                              74
----------------------------------- -----------
                                            295
----------------------------------- -----------

The liability and damage claims provision includes reserves in respect of potential claims for industrial related diseases and gradual pollution. Given the inherent uncertainty surrounding the timing of any potential claims, it is not possible to estimate when these amounts will crystallise. Contract provisions, which relate to out of money electricity purchase contracts, were acquired on the purchase of PowerGen Energy plc and will be utilised over the period to 2008, when the contracts terminate. Decommissioning provisions, which comprise amounts set aside for the estimated costs of terminating power station grid connections, decommissioning power stations and subsequent site restoration costs, based on engineering estimates will be utilised as each power station closes.

38 POWERGEN PLC ANNUAL REPORT 1999


Notes to the Accounts continued

27 Deferred tax

An analysis of the full potential liability (which represents the US GAAP deferred tax liability) and the net deferred tax liability recognised at 2 January 2000 under UK GAAP is as follows:

                                              2 January 2000                           3 January 1999
                      -------------------------------------- ----------------------------------------
                           Full       Amounts     Liability/         Full       Amounts    Liability/
                      potential    unprovided        (Asset)    potential    unprovided       (Asset)
                      liability                   recognised    liability                  recognised
The Group              (pound)m      (pound)m       (pound)m     (pound)m      (pound)m      (pound)m
--------------------- --------- ------------- -------------- ------------ ------------- -------------
Accelerated capital
allowances                  525          (476)            49          565          (535)           30
Other timing
differences                (134)          132             (2)        (105)          120            15
--------------------- --------- ------------- -------------- ------------ ------------- -------------
                            391          (344)            47          460          (415)           45
--------------------- --------- ------------- -------------- ------------ ------------- -------------

Where there is an intention that profits retained by overseas subsidiaries will be remitted, provision is made for any taxation liability that would arise on the distribution. No provision is made where there is no intention that such profits will be remitted in the foreseeable future. Assets and liabilities have been recognised for those timing differences that are expected to crystallise in the foreseeable future. The liability in respect of accelerated capital allowances and other timing differences is calculated at 30% in both periods.

28 Share capital

The share capital of the Company comprises:

                                                           2 January   3 January
Authorised                                                      2000        1999
                                                            (pound)m    (pound)m
---------------------------------------------------------- --------- -----------
1,050,000,000 ordinary shares of 50p each                        525         525
49,998 redeemable preference shares of (pound)1                   --          --
Special rights redeemable preference share of (pound)1            --          --
---------------------------------------------------------- --------- -----------
                                                                 525         525
---------------------------------------------------------- --------- -----------
Allotted, called up and fully paid
---------------------------------------------------------- --------- -----------
649,726,502 ordinary shares of 50p each                          325         325
49,998 redeemable preference shares of (pound)1                   --          --
Special rights redeemable preference share of (pound)1            --          --
---------------------------------------------------------- --------- -----------
                                                                 325         325
---------------------------------------------------------- --------- -----------

During the year 163,804 ordinary shares of 50p each were issued under the PowerGen ShareSave Scheme realising (pound)671,206. An amount of (pound)589,304 has been credited to share premium account.

      52,600 ordinary shares of 50p each were issued under the Executive Share Option Scheme realising (pound)246,508. An amount of (pound)220,208 has been credited to share premium account.

      386,571 ordinary shares of 50p each were issued under the Profit Sharing Share Scheme realising (pound)2,906,829. An amount of (pound)2,713,543 has been credited to share premium account.

      The special share is redeemable at par at any time at the option of the Secretary of State, after consulting the Company. This share, which may only be held by the Secretary of State or another person acting on behalf of HM Government, does not carry any rights to vote at general meetings but entitles the holder to attend and speak at such meetings. The special share confers no right to participate in the capital or profits of the Company except that, on a distribution of capital in a winding up, the special shareholder is entitled to repayment of (pound)1 in priority to other shareholders. Certain matters, in particular the alteration of specific sections of the Articles of Association of the Company (including the Article relating to limitations that prevent a person from owning or having an interest in 15% or more of the ordinary shares in the Company), require the prior written consent of the holder of the special share.

      The redeemable preference shares are held by PowerGen UK plc and are redeemable at par at the option of PowerGen plc. The holders of the limited voting redeemable preference shares are not entitled to receive or participate in any of the profits of the Company available for distribution by way of dividend or otherwise.

Share Option Schemes

The Company has two share option schemes under which options to acquire shares have been granted to employees: the PowerGen ShareSave Scheme, which is available to all eligible employees of the Company, and the PowerGen Executive Share Option Scheme which is available to executive directors and other senior executives and managers selected by the Remuneration Committee.

      The PowerGen ShareSave Scheme is savings related and the share options are normally exercisable on completion of a three or five year Save-As-You-Earn contract. The exercise price of options granted may be at a discount of no more than 20% of the market price at the date of the grant.

      Under the PowerGen Executive Share Option Scheme, which the Company regards as an important incentive in attracting and retaining key employees, the share options are generally exercisable between the third and tenth anniversaries of the date of grant. Options are granted at the market price of the Company's shares at the time of the grant or higher where options have previously been exercised at a higher rate. Options granted after 1994 are subject to specific performance criteria having been met at the time of exercise, as established by the Remuneration Committee. For this purpose the performance of the Company is assessed in terms of Total Shareholder Return as compared against other companies which constitute the FTSE 100 at the date of each grant.

      The number of ordinary shares issued or issuable pursuant to options granted under the ShareSave Scheme and the Executive Share Option Scheme shall not exceed 117,188,722 (representing 15% of the issued ordinary share capital of the Company immediately following the date on which the Company's shares were first admitted to the Official List of The Stock Exchange) for either scheme.

                                              POWERGEN PLC ANNUAL REPORT 1999 39


Options granted, exercised and lapsed under these share option schemes during the three financial periods ended 2 January 2000, were as follows:

                      PowerGen ShareSave Scheme       PowerGen Executive Share
                                                                 Option Scheme
                    --------------------------- ------------------------------
                    Number of          Weighted     Number of         Weighted
                       shares           average        shares          average
                                 exercise price                 exercise price
------------------ ---------- ----------------- ------------- ----------------
Outstanding at
30 March 1997       9,330,273       (pound)2.87     2,213,000      (pound)4.48
Granted             1,686,291       (pound)5.81       521,000      (pound)7.35
Exercised          (3,969,402)      (pound)1.86      (533,000)     (pound)3.23
Lapsed               (375,013)      (pound)4.19            --               --
------------------ ---------- ----------------- ------------- ----------------
Outstanding at
29 March 1998       6,672,149       (pound)4.14     2,201,000      (pound)5.46
Granted                    --                --       403,000      (pound)8.88
Exercised          (1,291,323)      (pound)3 11      (343,500)     (pound)4.93
Lapsed               (157,573)      (pound)4.66            --               --
------------------ ---------- ----------------- ------------- ----------------
Outstanding at
3 January 1999      5,223,253       (pound)4.38     2,260,500      (pound)6.15
Granted             3,162,793       (pound)6.02       471,500      (pound)7.10
Exercised            (778,072)      (pound)3.84       (52,600)     (pound)4.69
Lapsed               (470,937)      (pound)5.25       (16,500)     (pound)7.35
------------------ ---------- ----------------- ------------- ----------------
Outstanding at
2 January 2000      7,137,037       (pound)5.11     2,662,900      (pound)6.34
------------------ ---------- ----------------- ------------- ----------------

Options outstanding at 2 January 2000, together with their exercise prices and dates of exercise, are as follows:

Date of grant         Price per   Normal dates         Number of ordinary shares
                          share    of exercise ---------------------------------
                        (pound)                  2 January 2000   3 January 1999
--------------------- --------- -------------- ---------------- ----------------
PowerGen ShareSave Scheme
12 July 1993               3.06           1998               --           11,430
24 July 1996               3.77    1999 & 2001        2,758,796        3,646,169
25 July 1997               5.81    2000 & 2002        1,433,554        1,565,654
1 June 1999                6.02           2002        2,944,687               --
PowerGen Executive Share Option Scheme
6 December 1991            2.21      1994-2001           40,000           43,500
1 December 1992            2.78      1995-2002          107,000          109,000
1 July 1993                3.87      1996-2003           82,000           83,500
22 November 1994           5.57      1997-2004          261,500          273,500
5 July 1995                4.86      1998-2005           28,000           44,000
5 July and
29 November 1995           5.32      1998-2005          292,500          292,500
29 November 1995           5.59      1998-2005           15,500           15,500
26 June 1996              4.705      1999-2006          111,900          129,500
26 June 1996               5.32      1999-2006          286,500          286,500
26 June 1996               5.34      1999-2006           11,000           11,000
26 June 1996               5.59      1999-2006           16,500           16,500
11 December 1996           5.72      2001-2006           78,500           78,500
2 July 1997                7.35      2000-2007          457,500          474,000
25 September 1998          8.88      2001-2008          403,000          403,000
12 March 1999              7.10      2002-2009          471,500               --
--------------------- --------- -------------- ---------------- ----------------

The Company had options exercisable totalling 1,261,656, 872,930 and 603,000 and shares available for the grant of options totalling 224,577,507, 226,893,591 and 225,504,295 at 2 January 2000, 3 January 1999, and 29 March 1998 respectively. No options expired during the three financial periods ended 2 January 2000.

   During the year, a tranche of ShareSave options (taken out on 24 July 1996, at a price of (pound)3.77) matured. A Qualifying Employee Share Trust (QUEST) was set up to acquire in the market the required number of shares to satisfy the options and to simultaneously transfer them to employees. 623,782 shares with a nominal value of (pound)311,891 were acquired for consideration of (pound)4,139,540 by the QUEST. A profit and loss account charge of (pound)2 million arose in the year ended 2 January 2000, being the difference between the market and exercise prices. Of the 778,072 shares exercised during the year under the PowerGen ShareSave Scheme 614,268 shares related to the QUEST. The number of shares held by the QUEST at 2 January 2000 was 9,514, on which dividends had not been waived.

US GAAP

Fair value of options

The weighted average fair value of options granted under the Executive Share Option Scheme during the year to 2 January 2000 was (pound)0.85 premium (nine months to 3 January 1999 (pound)1.29 discount). The weighted average fair value of options granted under the ShareSave Scheme during the year to 2 January 2000 was (pound)1.45 discount. The weighted average remaining contractual life of options outstanding at 2 January 2000 was 7.5 years. The fair value of options granted under each scheme is estimated using the Black Scholes options pricing model with the following weighted average assumptions for grants in the year to 2 January 2000: expected volatility -- 25%; interest rates -- 5% (based upon UK Gilts on the date of grant with a maturity equal to the expected term); expected dividend yield -- 6% and expected term -- 3 years for the ShareSave Scheme and 4 years for the Executive Share Option Scheme.

      The Company has adopted the disclosure only option under SFAS 123 'Accounting for Stock Based Compensation'. If the accounting provisions of the new standard had been adopted, PowerGen's net income and earnings per share under US GAAP would be as the pro-forma amounts indicated below.

                                                       2 January       3 January
                                                            2000            1999
-------------------------------------------------- ------------- ---------------
Net income/(loss)
  as reported                                      (pound)1,125m   (pound)(184)m
  pro-forma                                        (pound)1,122m   (pound)(186)m
Earnings/(loss) per share
  as reported                                          173.2p          (28.5)p
  pro-forma                                            172.7p          (28.8)p
-------------------------------------------------- ------------- ---------------

29 Reserves

                                         Share      Other   Revaluation     Profit
                                       premium   reserves       reserve   and loss
                                       account                             account
The Group                             (pound)m   (pound)m      (pound)m   (pound)m
------------------------------------- -------- ---------- ------------- ----------
At 3 January 1999                           --        656            --        364
Premium on shares issued                     4         --            --         --
Currency translation differences on
foreign currency net investments            --         --            --         63
Arising on acquisition (note 14)            --         --            25         --
Retained profit for the year                --         --            --        482
------------------------------------- -------- ---------- ------------- ----------
At 2 January 2000                            4        656            25        909
------------------------------------- -------- ---------- ------------- ----------

The element of 'other reserves' relating to the previous capital reserve of (pound)474 million, is not available for distribution as long as any liabilities of PowerGen as at 9 December 1998 remain undischarged, unless the persons to whom such liabilities are owed shall otherwise agree, or an appropriate bank guarantee of such liabilities is put in place.

40 POWERGEN PLC ANNUAL REPORT 1999


Notes to the Accounts continued

   Aggregate goodwill written off directly to the Group profit and loss reserve totals (pound)16 million (3 January 1999 (pound)16 million).

                                                                     Profit and
                                                                   loss account
The Company                                                            (pound)m
------------------------------------------------------------------ ------------
At 3 January 1999                                                             3
Profit attributable to shareholders                                         224
Dividends                                                                  (226)
------------------------------------------------------------------ ------------
At 2 January 2000                                                             1
------------------------------------------------------------------ ------------

30 Reconciliation of movements in shareholders' funds

                                                     Year    Nine months        Year
                                                    ended          ended       ended
                                                2 January      3 January    29 March
                                                     2000           1999        1998
                                                 (pound)m       (pound)m    (pound)m
----------------------------------------------- --------- -------------- -----------
Profit/(Loss) for the financial year                  708           (156)       (125)
Shares issued                                           4             30          27
Dividends                                            (226)          (157)       (189)
Currency translation differences on foreign
currency net investments                               63            (28)        (79)
Arising on acquisition                                 25             --          --
----------------------------------------------- --------- -------------- -----------
Net increase/(decrease) in shareholders
funds for the year                                    574           (311)       (366)

Opening shareholders' funds as                  --------- -------------- -----------
previously stated                                   1,345          1,656       1,925
Prior year adjustment                                  --             --          97
                                                --------- -------------- -----------
Opening shareholders' funds as restated
for prior year adjustment                           1,345          1,656       2,022
----------------------------------------------- --------- -------------- -----------
Closing shareholders funds                          1,919          1,345       1,656
----------------------------------------------- --------- -------------- -----------

Closing shareholders' funds include 49,998 limited-voting redeemable preference shares of (pound)1 fully paid up.

31 Cash flow

a) Reconciliation of operating results to cash flow from operating activities:

                                                     Year   Nine months       Year
                                                    ended         ended      ended
                                                2 January     3 January   29 March
                                                     2000          1999       1998
                                                 (pound)m      (pound)m   (pound)m
----------------------------------------------- --------- ------------- ----------
Operating profit/(loss)                               347          (153)       220
Depreciation                                          263           157        214
Exceptional depreciation                               --            --        339
Loss/(Profit) on sale of tangible fixed assets          1           (33)       (22)
Loss/(Profit) on sale of investments                    4            --         (2)
Goodwill amortisation                                  68            28         --
(Increase)/Decrease in stocks                          (6)           13         (8)
Decrease/(Increase) in debtors                         34          (124)       (79)
(Decrease)/Increase in creditors                     (725)          528        (91)
(Decrease)/Increase in provisions                     (13)           40         12
----------------------------------------------- --------- ------------- ----------
                                                      (27)          456        583
----------------------------------------------- --------- ------------- ----------

The movement in creditors and provisions for the year ended 2 January 2000 includes cash outflows of (pound)553 million (3 January 1999 (pound)12 million, 29 March 1998 (pound)4 million) relating to exceptional charges arising in previous years.

b) Analysis of changes in net debt in the year:

                      2 January    Non-cash   Cash flow   Acquisitions      Exchange   3 January
                           2000     changes      change     (including   adjustments        1999
                                                              cash and
                                                           overdrafts)
                       (pound)m    (pound)m    (pound)m       (pound)m      (pound)m    (pound)m
--------------------- --------- ----------- ----------- -------------- ------------- -----------
Cash at bank
and in hand                  28          --          15             --            --          13
Overdrafts                  (37)         --         (25)            --            --         (12)
--------------------- --------- ----------- ----------- -------------- ------------- -----------
                             (9)         --         (10)            --            --           1
Debt due after
one year                 (2,572)         43         (11)          (195)            4      (2,413)
Debt due within
one year:
Short-term loans            (61)        (38)         76            (23)           --         (76)
Short-term deposits         618          --         493             45            --          80
--------------------- --------- ----------- ----------- -------------- ------------- -----------
                         (2,024)          5         548           (173)            4      (2,408)
--------------------- --------- ----------- ----------- -------------- ------------- -----------

32 Financial instruments

Financial instruments and risk management

As part of the financing of its normal operating activities, the Group uses a variety of financial instruments, these may be assets, liabilities or related commitments, depending on requirements. These instruments are denominated in sterling or foreign currencies and have various maturities and interest rates. The Group is exposed to movements in market interest rates and foreign currency exchange rates. Active steps are taken to manage these risks, both by management of the portfolio of financial instruments themselves, and by the use of derivative financial instruments, which are primarily used where there is an underlying exposure.

      The objectives, policies and strategies connected with the use of financial instruments are discussed in the 'Treasury Management' section of the Financial Review.

      The Group may be exposed to credit related loss in the event of non-performance by counter-parties under these instruments. However, the Group does not anticipate any non-performance given the high credit rating of the established banks and financial institutions that form these counter-parties. The Group controls this credit risk through credit approvals, strict exposure limits, monitoring procedures and specific controls depending on the size of individual transactions. There are no significant concentrations of credit risk. The Group does not usually require collateral or other security to support financial instruments with credit risks.

Foreign exchange contracts and options

PowerGen enters into foreign exchange contracts and options in accordance with its hedging policies. These policies are discussed under 'Foreign exchange risk management' in the Financial Review. The net Sterling amounts of each foreign currency PowerGen has contracted to purchase (or sell), and has options to purchase are as follows:

                                              POWERGEN PLC ANNUAL REPORT 1999 41


                        Foreign exchange contracts      Foreign exchange options
                       --------------------------- -----------------------------
                           2 January     3 January       2 January     3 January
                                2000          1999            2000          1999
                            Notional      Notional        Notional      Notional
                              amount        amount          amount        amount
                            (pound)m      (pound)m        (pound)m      (pound)m
---------------------- ------------- ------------- --------------- -------------
US dollars                       (31)          117              --            --
Portuguese escudos               (11)          (46)             --            --
Deutschmarks                      14            10              --            --
Euros                            (51)           --              --            --
French francs                     --             3              --            --
Australian dollars               (62)           --             (12)           --
Danish krone                      --             2              --            --
---------------------- ------------- ------------- --------------- -------------
                                (141)           86             (12)           --
---------------------- ------------- ------------- --------------- -------------

At 2 January 2000 PowerGen has contracted to sell Korean won to a value of US dollars 29 million (3 January 1999 US dollars nil).

      The weighted average time to maturity of foreign exchange contracts is four months.

      Foreign currency swaps are entered into with the objective of stabilising the effect of exchange rate movements and effective Sterling interest rates applicable to debt. The notional amounts swapped to Sterling are as follows:

                                                           2 January   3 January
                                                                2000        1999
                                                            Notional    Notional
                                                              amount      amount
                                                            (pound)m    (pound)m
---------------------------------------------------------- --------- -----------
Foreign currency swaps                                           864         582
---------------------------------------------------------- --------- -----------

The additional swaps taken out in 1999 principally refer to PowerGen's 500 million Euro Eurobond, issued in July 1999, which was swapped in full to pounds Sterling.

      There are no material monetary assets or liabilities of the Group that are not denominated in the functional currency of the entity concerned, other than certain non-sterling borrowings treated as hedges of net investments in overseas operations.

Interest rate risk management

PowerGen has a portfolio of fixed and floating interest rate debt and, in order to mitigate interest rate risk, arranges interest rate hedges to achieve a desired mix of fixed and floating interest rates, with a range of different maturities, as described in the Financial Review. The instruments used can be summarised as follows:

                                                           2 January   3 January
                                                                2000        1999
                                                            Notional    Notional
                                                              amount      amount
                                                            (pound)m    (pound)m
---------------------------------------------------------- --------- -----------
Interest rate swap contracts                                     760         193
---------------------------------------------------------- --------- -----------

The weighted average time to maturity of interest rate swap contracts is 3.1 years.

Interest rate risk profile of financial assets and liabilities

                       Total   Floating rate          Fixed rate financial activities
                                   financial
                                 liabilities
                                             ----------------------------------------
                                                              Weighted       Weighted
                                                               average        average
                                                              interest     period for
                                                                  rate     which rate
                                                                             is fixed
At 2 January 2000   (pound)m        (pound)m    (pound)m             %          Years
------------------- -------- --------------- ----------- ------------- --------------
Sterling               2,364           1,110       1,254           7.9           11.0
US dollar                 41              17          24           5.1            0.8
Deutschmark              199             167          32           3.6            0.8
Indian rupee              66              --          66          16.4            1.6
------------------- -------- --------------- ----------- ------------- --------------
                       2,670           1,294       1,376           8.2           10.2
------------------- -------- --------------- ----------- ------------- --------------

The figures in the above table are stated after taking account of relevant derivative instruments.

      The floating rate financial liabilities bear interest at variable rates, in some cases fixed in advance for periods up to one year.

      The floating rates are determined with reference to the following rates:

Currency                         Rate
-------------------------------- -----------------------------------------------
Sterling                         LIBOR
US dollar                        LIBOR, FIBOR
Deutschmark                      LIBOR, FIBOR
Indian rupee                     Banks' Prime Lending Rates
-------------------------------- -----------------------------------------------

In addition to the above, the Group's provisions include (pound)150 million (3 January 1999 (pound)150 million) for contract provisions (see note 26) which meet the definition of financial liabilities. These financial liabilities are considered to be floating rate liabilities as, in establishing the provisions, the cash flows have been discounted. The discount rate is re-appraised at each half yearly reporting date to ensure that it reflects current market assessments of the time value of money and the risks specific to the liability.

      At 2 January 2000 the Group held (pound)646 million of financial assets in the form of Sterling bank deposits (3 January 1999 (pound)93 million). These deposits earn interest at floating rates, fixed in advance for periods up to three months, by reference to Sterling LIBID.

Fair Value

The fair value of all these financial instruments, which reflects the estimated amounts PowerGen would receive or pay to terminate the contracts at the year end based on market values is shown below. The fair values therefore reflect current unrealised gains or (losses) on all open contracts.

                                                         2 January    3 January
                                                              2000         1999
                                                        Fair Value   Fair Value
                                                          (pound)m     (pound)m
------------------------------------------------------- ---------- ------------
Foreign currency contracts                                       3           (9)
Foreign currency swaps                                         (49)          (5)
Interest rate swaps                                            (22)          10
------------------------------------------------------- ---------- ------------

The estimated fair values of the Group's financial assets and liabilities are as follows:

                                        2 January 2000           3 January 1999
------------------------------- ---------------------- ------------------------
                                Carrying    Fair Value   Carrying    Fair Value
                                  amount                   amount
                      Note      (pound)m      (pound)m   (pound)m      (pound)m
------------------------------- -------- ------------- ---------- -------------
Assets:
Cash and short-term
deposits                1            646           646         93            93
Investments             2             70            71        252           261
Liabilities:
Short-term debt         3            (98)          (98)       (88)          (88)
Long-term debt          4         (2,572)       (2,551)    (2,413)       (2,527)
------------------------------- -------- ------------- ---------- -------------

1 The fair value of short-term deposits approximates to carrying value due to the short maturity of instruments held.

2 The fair value of investments listed on a recognised stock exchange is estimated at quoted market price. Others are valued at cost.

3 The fair value of short-term debt approximates to the carrying value as the balance represents short-term loans and bank overdrafts.

4 The fair value of the long-term debt at the reporting date has been estimated at quoted market rates.

Short term debtors and creditors are not included in these disclosures.

42 POWERGEN PLC ANNUAL REPORT 1999


Notes to the Accounts continued

The movement in unrecognised gains and losses on instruments used for hedging is as follows:

                                                 Gains      Losses    Total net
                                                                         losses
                                              (pound)m    (pound)m     (pound)m
--------------------------------------------- -------- ----------- ------------
Unrecognised gains and (losses) on hedges
at 3 January 1999                                   13         (56)         (43)
Gains and (losses) on hedges arising before
previous periods that were recognised
during the year                                     (3)         20           17
--------------------------------------------- -------- ----------- ------------
Gains and (losses) on hedges arising before
3 January 1999 that were not recognised
during the year                                     10         (36)         (26)
Gains and (losses) on hedges arising during
1999 that were not recognised during the year       --         (42)         (42)
--------------------------------------------- -------- ----------- ------------
Unrecognised gains and (losses) on hedges
at 2 January 2000                                   10         (78)         (68)
--------------------------------------------- -------- ----------- ------------
Of which:
Gains and (losses) expected to be recognised
in 2000                                              6          (8)          (2)
Gains and (losses) expected to be recognised
in 2001 or later                                     4         (70)         (66)
--------------------------------------------- -------- ----------- ------------

The hedging of translation exposures associated with foreign currency net investments is however recognised in the balance sheet.

Contracts for differences

Given the variability of pool prices, PowerGen's policy is to enter into Cfds and direct sales contracts, which effectively fix the price of its expected output sold through the Pool. PowerGen seeks to achieve a broad match between the cover provided by these contracts and its expected sales through the Pool, thereby removing the majority of exposure to movements in pool prices. PowerGen's direct sales portfolio spans the entire electricity market and includes industrial, commercial and domestic customers.

      PowerGen has a variety of wholesale contract types of varying lengths (although generally of one year's duration), with a number of Regional Electricity Companies (RECs), under which PowerGen believes the RECs hedge their purchases from the Pool to meet their customer electricity demand. These Cfd sales totalled 32.7TWh for the year to 2 January 2000.

      The majority of PowerGen's Cfd contract cover for any particular year is secured between January and March. Consequently the cover in place, including direct sales contracts, at the balance sheet date, for the twelve months to December 2000 equates to around 78% of the Group's expected electricity output. The gross value of net Cfd sales cover outstanding as at 2 January 2000 was (pound)307 million.

      PowerGen now serves a large number of domestic customers and industrial and commercial customers in the under 100kW market, acquired through its purchase of East Midlands Electricity plc, now PowerGen Energy plc, during 1998. Regulatory constraints require that all of the purchases to back these sales are made through the wholesale market.

      Any estimate of the fair value of the Cfds outstanding at the balance sheet date must necessarily be based on assumptions of a number of complex factors, including the level of UK power prices, availability, bidding behaviour of others within the market place and the appropriate market discount rates. PowerGen believes that any adjustment to fair-value its Cfd portfolio would not be material to the Group's financial statements.

      These Cfds involve a degree of credit risk, being the risk that the counterparty to the Cfd defaults on settlement. The Group controls credit risk arising from holding the Cfds through credit approvals, limits and monitoring procedures.

Energy based futures

On a limited basis, the Company also purchases and sells energy based futures contracts for trading purposes. Changes in the market values of these trading contracts are reflected in income in the period in which the change occurs.

33 Commitments and contingent liabilities

a) At 2 January 2000, the Group had commitments of (pound)198 million (3 January 1999 (pound)372 million) for capital expenditure, of which (pound)18 million (3 January 1999 (pound)147 million) related to expenditure to be incurred after one year.

b) (i) The Group is aware of claims in respect of current and former employees, including former employees of the CEGB, and contractors in respect of industrial illness and injury and other potential claims which involve or may involve legal proceedings against the Group.

      (ii) On the acquisition of East Midlands Electricity plc (now PowerGen Energy plc) in 1998, PowerGen inherited certain contractual arrangements for the supply of electricity from third parties. The interpretation of these contractual arrangements may result in certain future costs to the Group. At 2 January 2000 estimated contingent liabilities in respect of these contractual arrangements amounted to (pound)100 million.

      The directors are of the opinion, having regard to legal advice received, the Group's insurance arrangements and provisions held, as appropriate, that it is unlikely that the matters referred to in (i) and (ii) above will, in aggregate, have a material effect on the Group's financial position, results of operations or liquidity.

c) The Group has in place a portfolio of fuel contracts of varying volume, duration and price, reflecting market conditions at the time of commitment. These contracts are with UK and international suppliers of coal and are backed by transport contracts for rail, road, canal and sea movements. At 2 January 2000 the Group's future commitments for the supply of coal under all its contractual arrangements totalled approximately (pound)0.8 billion.

      The Group is also committed to purchase gas under various long-term gas supply contracts including the supply of gas to the Group's three UK CCGT power stations. At 2 January 2000 the estimated minimum commitment for the supply of gas under all these contracts totalled approximately (pound)3.6 billion.

d) In the normal course of business the Group gives certain other indemnities and guarantees which are not considered to be material in the context of these financial statements and on which no losses are anticipated to arise.

34 Post balance sheet event

On 28 February 2000, PowerGen announced the acquisition of 100% of LG&E Energy Corp. (LG&E), a vertically integrated electricity and gas utility based in Louisville, Kentucky in the United States. PowerGen will pay US$24.85 in cash per ordinary share valuing the equity at US$3,233 million ((pound)2,021 million) on a fully diluted basis. At 31 December 1999, LG&E had net debt amounting to US$2,061 million ((pound)1,288 million), and preference shares totalling US$135 million ((pound)85 million). The acquisition will be financed wholly from available resources. The acquisition is conditional upon the approval of both companies' shareholders and certain regulatory and other consents in the United States.

35 Related party transactions

As part of its international activities the Group has contracted on an arms length basis to provide power station construction management and operation and maintenance services to certain associated companies. Total revenues during the year ended 2 January 2000 amounted to (pound)13 million (nine months to 3 January 1999 (pound)7 million). There were no outstanding balances at either period end.

                                              POWERGEN PLC ANNUAL REPORT 1999 43


Summary of differences between UK and US generally accepted accounting principles

PowerGen's consolidated financial statements have been prepared in accordance with UK GAAP which differs in certain significant respects from US GAAP. These differences relate principally to the following items, and the effect of the adjustments to net income and equity shareholders' funds which would be required under US GAAP are set out in the tables below.

a) Pension costs and other post employment benefits

Under UK GAAP, pension costs represent the expected cost of providing pension benefits to be charged to the profit and loss account so as to spread the cost over the expected average remaining service lives of employees. Under US GAAP, the annual pension cost comprises the estimated cost of benefits accruing in the period adjusted for any deficit or surplus arising at the time Statement Number 87 of the United States Financial Accounting Standards Board (SFAS 87) Employers' Accounting for Pensions was adopted. The charge is further adjusted to reflect the cost of benefit improvements and any surpluses/deficits which emerge as a result of the actuarial assumptions made not being borne out in practice. For US purposes, only those surpluses/deficits falling outside a 10% fluctuation 'corridor' are being recognised.

b) Deferred taxation UK GAAP requires provision for deferred taxation only when it is expected that a liability will become payable or an asset will crystallise in the foreseeable future and then at the known future rates of tax. US GAAP requires full provision for deferred taxes to be made using enacted future tax rates.

c) Severance costs Under UK GAAP, voluntary severance costs for employees leaving as part of PowerGen's ongoing restructuring programme are accrued and recognised in the consolidated profit and loss account once the Group is demonstrably committed to such a programme and implementation has commenced. Voluntary severance costs include severance payments, payments in lieu of notice and the costs of providing incremental pension benefits in respect of staff reductions. Under US GAAP, voluntary termination benefits are generally charged in the year in which the employees accept the terms under which they will leave PowerGen's employment. In addition, where the number of employees leaving results in a significant reduction in the accrual of pension benefits for employees' future service (a 'curtailment' under SFAS 88), the effects are reflected as part of the cost of such termination benefits.

d) Capitalisation of interest Under UK GAAP, PowerGen capitalises interest payable where borrowings are specifically financing the construction of a major capital project with a long period of development. US GAAP requires that interest incurred on borrowings, which could have been theoretically avoided during construction of major capital projects, be included in tangible fixed assets and depreciated over the lives of the related assets. The amount of interest capitalised is determined by reference to average interest rates on outstanding long-term borrowings.

e) Goodwill Under UK GAAP, and US GAAP, goodwill is held as an intangible asset in the balance sheet and amortised over its useful life. Prior to the adoption of Financial Reporting Standard 10 'Goodwill and Intangible Assets', from 30 March 1998, under UK GAAP, goodwill arising was written off on acquisition against retained earnings.

f) Investments Under UK GAAP, investments in securities are accounted for at purchase cost with provision made for any impairment in value. Under US GAAP, SFAS 115, Accounting for Certain Investments in Debt and Equity Securities, requires that certain investments in debt securities and equity securities are accounted for at fair value.

g) Ordinary dividends Under UK GAAP, ordinary dividends are provided for in the financial year in respect of which they are recommended by the Board of Directors for approval by shareholders. Under US GAAP, such dividends and tax are not provided for until the dividends are formally declared by the Board of Directors.

h) Employee share option schemes Under US GAAP, a compensation cost is recognised for the amount by which the quoted market value of the share at the date of grant exceeds the option price for compensatory plans as defined in APB
25. The cost is accrued over the approximate periods in which employees provide service to PowerGen in consideration of the grant of options. Under UK GAAP, SAYE employee share option schemes are specifically exempt from the requirement to recognise any such compensation cost. There is no compensation cost associated with other employee share option schemes.

i) Fixed asset impairment US GAAP does not allow the reinstatement of previous fixed asset impairments. Under UK GAAP, if, after an impairment loss has been recognised, the recoverable amount of the asset increases, the impairment loss is reversed.

j) Deferred income As described in note 3 to the financial statements, on 19 July 1999 PowerGen completed the sale of Fiddler's Ferry and Ferrybridge C power stations to Edison Mission. As part of this transaction, PowerGen is providing services under a major parts warranty in respect of each station, whereby, PowerGen will have to pay certain amounts during each of the five years following the sale should the plant be unavailable during specified periods.

Under UK GAAP, amounts received in advance in respect of the provision of services under warranty arrangements are taken to deferred income and recognised in operating income over the period to which the warranty cover relates. Costs associated with the provision of services under warranty arrangements are included within operating costs when incurred. Under US GAAP, the Company is required to reserve for a reasonable estimate of the anticipated warranty expense. The Company deferred (pound)132 million of the sales proceeds to reserve for this liability. Direct costs incurred by the Company under the warranty arrangements will be used to reduce the reserve. The reserve will be examined and adjusted each year with movements being reflected in the Company's profit and loss account.

k) Decommissioning costs Under UK GAAP, a fixed asset and related provision is recognised in respect of the estimated total discounted cost of decommissioning generating assets. The resulting fixed asset is depreciated on a straight-line basis, and the discount on the provision is amortised, over the useful life of the associated power stations. US GAAP requires that a charge is made annually against profits to accrue for the estimated cost of decommissioning major power plant.

l) Cash flow statement Under US GAAP, various items would be reclassified within the consolidated cash flow statement. In particular, interest received, interest paid (net of interest capitalised), interest on finance leases and taxation would form part of net cash flows from operating activities. Dividends paid would be included within net cash flows from financing. Net cash used in investing activities includes interest capitalised. Under US GAAP, all short-term debt (including commercial paper and bank overdrafts) would be included in financing activities.

m) Earnings per share Earnings per share computed in accordance with US GAAP has been based upon the following number of shares:

                                                                                      2 January 2000  3 January 1999  29 March 1998
------------------------------------------------------------------------------------- -------------- --------------- --------------
Weighted average shares in issue for UK and US GAAP basic earnings                       649,552,248     646,651,662    642,002,743
Scrip dividends                                                                                   --       1,474,315      1,272,449
Share options                                                                              3,281,183       3,732,182      4,343,726
------------------------------------------------------------------------------------- -------------- --------------- --------------
Weighted average shares in issue for UK and US GAAP diluted earnings                     652,833,431     651,888,159    647,618,918
------------------------------------------------------------------------------------- -------------- --------------- --------------

44 POWERGEN PLC ANNUAL REPORT 1999


Summary of differences between UK and US generally accepted accounting principles continued

Effect on net income of differences between UK GAAP and US GAAP:

                                                          Year   Nine months        Year
                                                         ended         ended       ended
                                                     2 January     3 January    29 March
                                                          2000          1999        1998
                                                      (pound)m      (pound)m    (pound)m
---------------------------------------------------- --------- ------------- -----------
Net income/(loss) under UK GAAP                            708          (156)       (125)
US GAAP adjustments:
Pension costs                                               48            49          28
Severance costs                                             (3)          (28)         13
Capitalised interest, net of related depreciation            7             1           3
Goodwill amortisation                                       (5)           (3)         (1)
Share option scheme                                         (1)           (1)         (1)
Fixed asset impairment                                      30           (30)         --
Deferred income                                            308            --          --
Decommissioning costs                                       (2)           --          --
Taxation effects on the foregoing adjustments              (36)           (7)        (12)
Deferred taxation                                           71            (9)        139
---------------------------------------------------- --------- ------------- -----------
Net income/(loss) under US GAAP                          1,125          (184)         44
---------------------------------------------------- --------- ------------- -----------

                                                         pence         pence       pence
---------------------------------------------------- --------- ------------- -----------
Basic earnings/(loss) per share under US GAAP            173.2         (28.5)        6.9
---------------------------------------------------- --------- ------------- -----------
Diluted earnings/(loss) per share under US GAAP          172.3         (28.5)        6.8
---------------------------------------------------- --------- ------------- -----------

Effect on equity shareholders' funds of differences between UK GAAP and US GAAP:

                                                          2 January   3 January
                                                               2000        1999
                                                           (pound)m    (pound)m
--------------------------------------------------------- --------- -----------
Equity shareholders' funds under UK GAAP                      1,919       1,345
US GAAP adjustments:
Pension costs                                                   176         128
Severance costs                                                   8          11
Capitalised interest, net of related depreciation                82          75
Goodwill                                                         93          98
Investment(1)                                                     2          10
Dividends                                                       156          92
Fixed asset impairment                                           --         (30)
Deferred income                                                 308          --
Decommissioning costs                                            (2)         --
Taxation effects on the foregoing adjustments                   (85)        (49)
Deferred taxation                                              (344)       (415)
--------------------------------------------------------- --------- -----------
Equity shareholders' funds under US GAAP                      2,313       1,265
--------------------------------------------------------- --------- -----------
1 The movement on these adjustments is posted to retained earnings.

Consolidated statement of cash flows

The table below summarises the consolidated cash flow statements as if presented in accordance with US GAAP, and includes the adjustment to reconcile cash and cash equivalents under US GAAP to cash under UK GAAP.

                                                                                                    Year    Nine months        Year
                                                                                                   ended          ended       ended
                                                                                               2 January      3 January    29 March
                                                                                                    2000           1999        1998
                                                                                                (pound)m       (pound)m    (pound)m
---------------------------------------------------------------------------------------------- --------- -------------- -----------
Net cash (used in)/provided by operating activities                                                 (150)           204         421
Net cash provided by/(used in) investing activities                                                  901           (795)       (105)
Net cash (used in)/provided by financing activities                                                 (186)           569        (263)
---------------------------------------------------------------------------------------------- --------- -------------- -----------
Net increase/(decrease) in cash and cash equivalents                                                 565            (22)         53
Cash and cash equivalents under US GAAP at the beginning of the period                                74             96          43
---------------------------------------------------------------------------------------------- --------- -------------- -----------
Cash and cash equivalents under US GAAP at the end of the period                                     639             74          96
Non-cash equivalent components of net debt under UK GAAP at the end of the period                      7             19          19
Short-term debt at the end of the period                                                             (98)           (88)        (10)
Long-term debt at the end of the period                                                           (2,572)        (2,413)       (586)
---------------------------------------------------------------------------------------------- --------- -------------- -----------
Net debt under UK GAAP at the end of the period                                                   (2,024)        (2,408)       (481)
---------------------------------------------------------------------------------------------- --------- -------------- -----------

There are no significant non-cash investing or financing activities during the year.

Cash and cash equivalents

US GAAP defines cash and cash equivalents as deposits with banks and financial institutions that are unrestricted as to withdrawal or use, and which have original maturities of three months or less.

                                              POWERGEN PLC ANNUAL REPORT 1999 45


Five Year Summary

                                                                        Year     Nine months             Year ended March
                                                                       ended           ended --------------------------------------
                                                              2 January 2000  3 January 1999         1998         1997         1996
Summarised Profit and Loss Accounts                                 (pound)m        (pound)m     (pound)m     (pound)m     (pound)m
------------------------------------------------------------- -------------- --------------- ------------ ------------ ------------
Group turnover                                                         3,746           2,344        2,932        2,898        2,933
------------------------------------------------------------- -------------- --------------- ------------ ------------ ------------
Group operating profit before exceptionals                               640             382          589          592          573
Net income/(loss) from interests in associated undertakings               28              14            5          (19)         (26)
Exceptional items                                                        250            (537)        (369)           2          121
Net interest payable -- Group                                           (156)           (104)         (15)          (7)          (9)
------------------------------------------------------------- -------------- --------------- ------------ ------------ ------------
Profit/(Loss) before taxation                                            762            (245)         210          568          659
Taxation, including windfall tax                                         (50)             89         (335)        (148)        (159)
------------------------------------------------------------- -------------- --------------- ------------ ------------ ------------
Profit/(Loss) after taxation                                             712            (156)        (125)         420          500
Minority interest                                                         (4)             --           --            5           --
------------------------------------------------------------- -------------- --------------- ------------ ------------ ------------
Profit attributable to shareholders                                      708            (156)        (125)         425          500
Dividends                                                               (226)           (157)        (189)        (160)        (153)
------------------------------------------------------------- -------------- --------------- ------------ ------------ ------------
Retained profit/(loss) for the year (6)                                  482            (313)        (314)         265          347
------------------------------------------------------------- -------------- --------------- ------------ ------------ ------------

Earnings per ordinary share (pence) (1)(2)(3)(4)(5)(6)                  73.4            38.8         68.1         63.0         54.1
Dividends per ordinary share (pence)                                    34.8            24.1         29.0         25.2         21.0
Dividend per ADS ((pound))                                              1.39            0.96         1.16         1.01         0.84
Amounts in accordance with US GAAP:
Net income/(loss) for the year                                         1,125            (184)          44          481          418
Basic earnings/(loss) per ADS (pound)                                   6.93           (1.14)        0.27         2.86         2.30

                                                                                                 29 March     30 March     31 March
                                                              2 January 2000  3 January 1999         1998         1997         1996
Summarised Consolidated Balance Sheets                              (pound)m        (pound)m     (pound)m     (pound)m     (pound)m
------------------------------------------------------------- -------------- --------------- ------------ ------------ ------------
Fixed assets                                                           5,011           4,937        2,676        3,142        3,447
Stocks                                                                   127             173          178          170          108
Debtors                                                                  733             760          515          486          428
Creditors and provisions                                              (1,863)         (2,117)      (1,232)      (1,121)      (1,291)
------------------------------------------------------------- -------------- --------------- ------------ ------------ ------------
                                                                       4,008           3,753        2,137        2,677        2,692
Short-term borrowings                                                    (98)            (88)         (10)        (132)        (280)
Long-term loans                                                       (2,572)         (2,413)        (586)        (585)        (350)
Short-term deposits                                                      646              93          115           62          296
------------------------------------------------------------- -------------- --------------- ------------ ------------ ------------
Net borrowings                                                        (2,024)         (2,408)        (481)        (655)        (334)
Equity minority interests                                                (65)             --           --           --           (3)
------------------------------------------------------------- -------------- --------------- ------------ ------------ ------------
Equity shareholders' funds(6)                                          1,919           1,345        1,656        2,022        2,355
------------------------------------------------------------- -------------- --------------- ------------ ------------ ------------
Amounts in accordance with US GAAP:
Shareholders' funds                                                    2,313           1,265        1,632        1,813        2,107
------------------------------------------------------------- -------------- --------------- ------------ ------------ ------------
Total assets                                                           6,664           6,101        3,493        3,886        4,338
------------------------------------------------------------- -------------- --------------- ------------ ------------ ------------
Total long-term liabilities                                            3,493           3,275        1,112        1,313        1,156
------------------------------------------------------------- -------------- --------------- ------------ ------------ ------------

Notes
1 In the year ended 2 January 2000, earnings per ordinary share is based on profit before goodwill amortisation and exceptional items and after taxation and minority interests for the financial year of (pound)477 million. Including exceptional items and after goodwill amortisation, earnings per ordinary share was 109.0 pence.
2 In the nine months ended 3 January 1999, earnings per ordinary share is based on profit before goodwill amortisation and exceptional items and after taxation for the financial year of (pound)251 million. Including exceptional items and after goodwill amortisation, loss per ordinary share was 24.1 pence.
3 In 1998, earnings per ordinary share is based on profit before exceptional items and after taxation for the financial year of (pound)437 million. Including exceptional items, loss per ordinary share for 1998 was 19.5 pence.
4 In 1997, earnings per ordinary share is based on profit before exceptional items and after taxation and minority interests for the financial year of (pound)423 million. Including exceptional items, earnings per ordinary share for 1997 was 63.3 pence.
5 In 1996, earnings per ordinary share is based on profit before exceptional credits and after taxation for the financial year of (pound)393 million. Including exceptional credits, earnings per ordinary share for 1996 was
      68.8 pence.
6 Retained profit/(loss) for the year, earnings per share and equity shareholders' funds for the three years ended March 1998 were restated following the adoptions of Financial Reporting Standard 12 from 30 March 1998.

46 POWERGEN PLC ANNUAL REPORT 1999


Shareholder Information

Shareholder Profile
as at 24 February 2000

                             No. of    % of total   No. of ordinary  % of issued
                       shareholders  shareholders            shares      capital
---------------------- ------------ ------------- ----------------- ------------
        1--      250        592,636         79.99        78,609,006        12.09
      251--      750        126,125         17.02        49,699,588         7.64
      751--    1,000          8,546          1.15         7,563,331         1.16
    1,001--   10,000         12,371          1.67        28,611,150         4.40
   10,001--   30,000            528          0.07         8,897,229         1.37
   30,001--  100,000            290          0.04        16,499,754         2.54
  100,001--  500,000            272          0.04        60,630,303         9.33
  500,001--1,000,000             54          0.01        38,273,898         5.89
1,000,001--and above             81          0.01       361,307,772        55.58
---------------------- ------------ ------------- ----------------- ------------
                            740,903           100       650,092,031          100
---------------------- ------------ ------------- ----------------- ------------

Financial Calendar

--------------------------- ----------------------------------------------------
13 March 2000               Shares go ex dividend
5.00 pm 17 March 2000       Record date for dividend
10 May 2000                 1999 Second Interim Dividend paid
11.00 am 5 June 2000        AGM at The ICC, Birmingham
6 September 2000            2000 interim results announcement and announcement
                              of 2000 Interim Dividend
18 September 2000           Shares go ex dividend
5.00 pm 22 September 2000   Record date for dividend
3 November 2000             2000 Interim Dividend paid
--------------------------- ----------------------------------------------------

Dividend Re-Investment Plan (DRIP)

PowerGen is offering a Dividend Re-Investment Plan (DRIP) to shareholders, operated by our Registrars, Computershare Services PLC. Full details of the Plan, which uses shareholders' dividends to purchase extra shares to be added to their holdings, are set out in the Chairman's letter to all shareholders, which accompanies this report. A small commission will be charged for the service.

To participate in the DRIP, please follow the instructions set out in the letter. The Mandate Form should be returned before 5 April 2000 in order to participate in the DRIP for the forthcoming dividend. Please note that mandates for the former Scrip dividend scheme will NOT be carried over automatically.

Alternatively, details may be obtained from the Registrars at the address shown below under 'Shareholder Enquiries'.

Company Nominee Service

PowerGen offers a Company Nominee Service, which is likely to be of most interest to private investors who deal frequently in the Company's shares -- say more than twice a year.

The key features of the Company Nominee Service are:

o shares are held in a nominee account, and regular statements of account are provided, rather than share certificates;

o it provides a facility to allow shareholders to deal in PowerGen shares rapidly and cost effectively through the CREST electronic settlement system;

o the benefits of direct shareholding are retained, such as prompt payment of dividends, a copy of the Annual Review, and attendance and voting at the Annual General Meeting;

o the Nominee Service is provided at no cost to the shareholder. However, if the facility to deal in PowerGen shares is used, charges are payable. Basic commission is 1 per cent with a (pound)10 minimum charge.

Full details of the Company Nominee Service may be obtained from the Registrar at the address shown below under 'Shareholder Enquiries'.

                                              POWERGEN PLC ANNUAL REPORT 1999 47


Low Cost Share Dealing Service

A simple and economic way of buying or selling certificated shareholdings is still available through Hoare Govett. This is a postal dealing service, with a basic 1 per cent commission subject to a minimum charge of (pound)10. Full details may be obtained from Pershing Securities on 020 7661 6616 (Purchases) or 020 7661 6617 (Sales).

Dividend History

To assist shareholders with the completion of their tax returns, a dividend history is set out below:

Payment               Date    Net amount per share     Scrip: Price of New Share
--------- ---------------- ----------------------- -----------------------------
 1         21 October 1991                   5.55p                            --
 2           27 March 1992                   3.05p                            --
 3         19 October 1992                   6.20p                        261.0p
 4           26 March 1993                   3.35p                        294.2p
 5           31 March 1993                   7.15p                            --
 6        12 November 1993                   3.95p                        417.0p
 7            29 July 1994                   8.70p                        465.6p
 8        20 December 1994                   5.00p                        550.6p
 9            28 July 1995                  10.00p                        498.0p
10        20 December 1995                   6.50p                        531.8p
11            31 July 1996                  14.50p                        485.0p
12        20 December 1996                   7.80p                        579.1p
13            31 July 1997                  17.40p                        658.5p
14        31 December 1997                   9.00p                        781.6p
15            31 July 1998                  20.00p                        776.8p
16         8 December 1998                  10.00p                            --
17             13 May 1999                  14.10p                            --
18         29 October 1999                  10.80p                            --
--------- ---------------- ----------------------- -----------------------------

Capital Gains Tax: The price paid for the Company's Ordinary share at certain key events is listed below:

Event                            Date                       Price paid per share
-------------------------------- -------------------------- --------------------
Flotation: First Instalment      12 March 1991                              100p
Flotation: Second Instalment*    4 February 1992                             75p
40% Sale: First Instalment       6 March 1995                               185p
40% Sale: Second Instalment*     6 February 1996                            185p
40% Sale: Third Instalment*      17 September 1996                          142p
-------------------------------- -------------------------- --------------------
* An instalment discount incentive was available under both offers, which offered a reduction on the instalments shown to shareholders who elected for that incentive.

The market price of the Company's ordinary share on the issue of the bonus shares was:

Event                         Date                   Market price paid per share
----------------------------- ---------------------- ---------------------------
Flotation: Bonus Shares       31 March 1994                               538.5p
40% Sale: Bonus Shares        31 March 1998                               835.5p
----------------------------- ---------------------- ---------------------------

48 POWERGEN PLC ANNUAL REPORT 1999


Shareholder Information continued

Shareholder Enquiries

Enquiries on your shareholding should be made to the Registrar at the following address:

Computershare Services PLC, P0 Box 96, The Pavilions,
Bridgwater Road, Bristol BS99 7ZG
Telephone: 0870 702 0103 (Calls charged at National Rate)
Fax: 0870 703 6119

General enquiries on the Company should be made to the Company Secretary at:

PowerGen plc, 53 New Broad Street, London EC2M 1SL
Telephone: 020 7826 2826
Fax: 020 7826 2890

Enquiries on ADR holdings should be made to the Depositary for American Depositary Receipts:

Bank of New York, Attention ADR Department,
101 Barclay Street, New York, NY 10286, USA
Telephone: (800) 524 4458 toll free.

Unsolicited Mail

The Share Register is a public document under the law, and some shareholders may have received unsolicited mail from other organisations taking advantage of this situation. If you wish to limit the amount of such mail, please write to the Mailing Preference Service, FREEPOST 22, London W1E 7EZ. You may still however receive mail from organisations which do not subscribe to this service.

Telephone information service

For a short commentary on PowerGen's business together with the latest share price, telephone 0839 505900 (calls charged at 50p/min at all times, including
VAT).

PowerGen plc
53 New Broad Street, London EC2M 1SL
Registered in England and Wales
No. 3586615

Internet Website address:
www.powergen.co.uk

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